================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  PRE-EFFECTIVE
                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             HOME FINANCIAL BANCORP
             (Exact name of registrant as specified in its charter)

     Indiana                       6036                           35-1975585
 (State or other            (Primary Standard                (I.R.S. Employer
 jurisdiction of                Industrial                   Identification No.)
  incorporation               Classification
 or organization)                Code No.)

279 East Morgan Street     Kurt J. Meier                       Copy to:
Spencer, Indiana 47460  279 East Morgan Street          Claudia V. Swhier, Esq.
   (812) 829-2095       Spencer, Indiana 47460             Barnes & Thornburg
                            (812) 829-2095          1313 Merchants Bank Building
                         11 South Meridian Street    Indianapolis, Indiana 46204

(Address, including    (Address, including zip
  telephone number,      code, and telephone
including area code,     number, including area
  of registrant's        code of agent for service
 principal executive
      office)


     Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            CROSS-REFERENCE SHEET

     Item in Form S-1                           Caption in Prospectus
     ----------------                           ---------------------
1.   Forepart of Registration                   Forepart of Registration
     Statement and Outside Front                Statement and Outside Front
     Cover Page of Prospectus                   Cover Page of Prospectus
2.   Inside Front and Outside                   Inside Front and Outside Back
     Back Cover Pages of Prospectus             Cover Pages of Prospectus
3.   Summary Information, Risk Factors,         "PROSPECTUS SUMMARY";
     and Ratio of Earnings to Fixed Charges     "RISK FACTORS"
4.   Use of Proceeds                            "USE OF PROCEEDS"
5.   Determination of Offering Price            "THE CONVERSION - Stock Pricing"
6.   Dilution                                   Not Applicable
7.   Selling Security Holders                   Not Applicable
8.   Plan of Distribution                       "PROSPECTUS SUMMARY"; "THE
                                                CONVERSION - Subscription
                                                Offering" "- Direct Community
                                                Offering," -"Agents"
9.   Description of Securities                  "DESCRIPTION OF CAPITAL STOCK"
     to be Registered
10.  Interests of Named Experts                 Not Applicable
     and Counsel
11.  Information with Respect
     to the Registrant
     (a)    Description of Business             "HOME FINANCIAL BANCORP";
                                                "OWEN COMMUNITY BANK, s.b.";
                                                "BUSINESS"
     (b)    Description of Property             "BUSINESS - Properties"
     (c)    Legal Proceedings                   "BUSINESS - Legal Proceedings"
     (d)    Market Price of and                 "MARKET FOR THE COMMON STOCK;"
            Dividends on the Registrant's       "DIVIDEND POLICY;" "ANTICIPATED
            Common Equity and Related           MANAGEMENT PURCHASES"
            Stockholder Matters
     (e)    Financial Statements                "FINANCIAL STATEMENTS"
     (f)    Selected Financial Data             "SELECTED CONSOLIDATED FINANCIAL
                                                DATA OF OWEN COMMUNITY BANK,
                                                S.B. AND SUBSIDIARY"
     (g)    Supplementary Financial             Not Applicable
            Information
     (h)    Management's Discussion             "MANAGEMENT'S DISCUSSION AND
            and Analysis of Financial           ANALYSIS OF FINANCIAL CONDITION
            Condition and Results               AND RESULTS OF OPERATIONS"
            of Operations
     (i)    Changes in and Disagreements        Not Applicable
            with Accountants on Accounting
            and Financial Disclosure
     (j)    Directors and Executive Officers    "MANAGEMENT"
     (k)    Executive Compensation              "EXECUTIVE COMPENSATION AND
                                                RELATED TRANSACTIONS"
     (l)    Security Ownership of Certain       "ANTICIPATED MANAGEMENT
            Beneficial Owners and Management    PURCHASES"
     (m)    Certain Relationships and           "EXECUTIVE COMPENSATION AND
            Related Transactions                RELATED TRANSACTIONS -
                                                Compensation of Directors" and
                                                "- Transactions with Certain
                                                Related Persons"
12.  Disclosure of Commission Position on       Not Applicable
     Indemnification for Securities
     Act Liabilities

SUBSCRIPTION AND DIRECT COMMUNITY OFFERING PROSPECTUS


                          [HOME FINANCIAL BANCORP logo]

                                Spencer, Indiana
                 (Holding Company for Owen Community Bank, s.b.)
           Up to 655,500 (Anticipated Maximum) Shares of Common Stock




     Home Financial Bancorp, an Indiana corporation (the "Holding Company"), is offering for sale, as described below, up to 655,500 shares of its common stock, without par value (the "Common Stock"), in connection with its acquisition of the common stock of Owen Community Bank, s.b. (the "Bank") to be issued upon the conversion of the Bank from an Indiana mutual savings bank to an Indiana stock savings bank (the "Conversion"). The purchase price for the Common Stock (the "Purchase Price") is $10.00 per share. As part of the Conversion, the Bank will adopt Articles of Stock Charter Conversion and amended and restated By-Laws. For a description of the Conversion transaction, see "The Conversion." Pursuant to the Conversion, the Common Stock is first being offered in a subscription offering (the "Subscription Offering"), in order of priority and subject to availability, to: (i) certain holders of deposit accounts at the Bank with an aggregate balance of $50.00 or more as of March 31, 1994 ("Eligible Account Holders"); (ii) the Bank's tax-qualified Employee Stock Ownership Plan and Trust (the "ESOP"); (iii) certain holders of deposit accounts at the Bank with an aggregate balance of $50.00 or more as of March 31, 1996 ("Supplemental Eligible Account Holders"); and (iv) other deposit account holders and borrowers of the Bank as of May 10, 1996 ("Other Members"), subject to the limitations described herein. Pursuant to the Bank's Plan of Conversion (the "Plan" or the "Plan of Conversion"), subscription rights granted to the above persons are non-transferable; persons violating such provisions may lose their right to purchase Common Stock in the Conversion. See "The Conversion -- Subscription Offering." Commencing concurrently with the Subscription Offering, and subject to the prior rights of holders of subscription rights, the Common Stock is also being offered to members of the general public, with preference given to residents of Owen County, Indiana, pursuant to a direct community offering (the "Direct Community Offering"). The Bank has the right to terminate the Direct Community Offering as soon as it has received orders for at least the minimum number of shares available for purchase in the Conversion. See "The Conversion--Direct Community Offering." (continued on next page)


FOR ADDITIONAL INFORMATION ON HOW TO SUBSCRIBE FOR COMMON STOCK, PLEASE CALL THE STOCK INFORMATION CENTER AT (812) 829-2095. SEE "RISK FACTORS" FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK. THE SHARES OF COMMON STOCK BEING OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC") OR ANY OTHER GOVERNMENT AGENCY. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), ANY STATE SECURITIES COMMISSION, THE INDIANA DEPARTMENT OF FINANCIAL INSTITUTIONS (THE "DFI") OR THE FDIC, NOR HAS THE SEC, ANY STATE SECURITIES COMMISSION, THE DFI OR THE FDIC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

====================================================================================================================================
                                                                                    Expenses, Including
                                                                                    Estimated Conversion          Estimated
                                                                                   Marketing Expenses and       Net Conversion
                                                           Purchase Price (1)    Underwriting Commissions (2)      Proceeds (3)
- ------------------------------------------------------------------------------------------------------------------------------------
Minimum Per Share....................................          $10.00                      $0.64                     $9.36
Midpoint Per Share...................................          $10.00                      $0.54                     $9.46
Maximum Per Share....................................          $10.00                      $0.47                     $9.53
Total Minimum........................................        $4,845,000                  $310,000                 $4,535,000
Total Midpoint.......................................        $5,700,000                  $310,000                 $5,390,000
Total Maximum........................................        $6,555,000                  $310,000                 $6,245,000
Total Maximum, as adjusted (4).......................        $7,538,250                  $310,000                 $7,228,250
====================================================================================================================================

(1) The current aggregate value of the Common Stock is based on an independent appraisal of the Bank by Keller & Company, Inc. ("Keller") as of April 5, 1996. See "The Conversion -- Stock Pricing." The total offering will be within a range of $4,845,000 to $6,555,000 (the "Estimated Valuation Range"), unless market and financial conditions necessitate a change in this range, which change would be supported by a change in the appraisal. Changes in the size of the offering will have an effect on the estimated net proceeds of the offering and pro forma capitalization and book value per share of the Holding Company. If the final valuation is not within a range between the minimum of the Estimated Valuation Range to 15% above the maximum of the Estimated Valuation Range, subscribers will be given notice of such change, which notice will set a date by which subscribers must elect whether to continue their subscriptions during any offering at a revised Estimated Valuation Range. In such event, subscribers will be given the right to have their subscriptions returned promptly after they inform the Holding Company of their decision not to continue their subscriptions. Subscriptions as to which the Holding Company receives no affirmative or negative election by the date specified in the notice will be returned promptly after such date. See "Use of Proceeds," "Capitalization," and "Pro Forma Data."

(2) Consists of estimated costs to the Bank and the Holding Company arising from the Conversion, including fixed fees of $50,000 and reimbursable out-of-pocket expenses to be paid to Charles Webb & Company ("Webb") and Friedman, Billings, Ramsey & Co., Inc. ("FBR") (collectively, the "Agents") in connection with the Agents' engagement as exclusive sales agents and financial advisors to the Holding Company and the Bank. Marketing fees are estimated to be $50,000 assuming no sales are made through selected dealers. See "Use of Proceeds." Offers and sales in the Direct Community Offering will be on a best efforts basis. The Holding Company and the Bank have agreed to indemnify the Agents against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"). See "The Conversion -- Agents."

(3) Net Conversion proceeds may vary from the estimated amounts. All of the net proceeds derived from the sale of Common Stock will be transferred to the Bank, except for $2,267,500 to be retained by the Holding Company for general corporate purposes. See "Pro Forma Data" and "Use of Proceeds."

(4) Gives effect to an increase in the number of shares which could occur due to an increase of up to 15% above the maximum number of shares which may be offered in the Conversion to reflect changes in market and financial conditions following commencement of the Subscription and Direct Community Offerings. No resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of Common Stock in the Conversion are less than the minimum or more than 15% above the maximum of the Estimated Valuation Range. See "The Conversion -- Number of Shares to be Issued."


Charles Webb & Company                    Friedman, Billings, Ramsey & Co., Inc.


                  The date of this Prospectus is May 14, 1996.

     The Subscription Offering will expire at 5:00 p.m., Spencer time, on June 17, 1996, unless extended by the Bank and the Holding Company. The Direct Community Offering may expire as early as June 17, 1996, or at any time thereafter (until August 1, 1996, unless extended by the Bank and the Holding Company) when orders for at least 484,500 shares of Common Stock have been received in both the Subscription Offering and the Direct Community Offering, if any. Neither the Subscription Offering nor the Direct Community Offering may be extended beyond August 1, 1996, without regulatory approval. See "The Conversion--Subscription Offering" and "--Direct Community Offering." All purchases will be subject to maximum and minimum purchase limitations, and to certain other terms and conditions described below. Under the Plan, no person or entity, alone or with an Associate (as herein defined) or group of persons acting in concert, may purchase more than 10,000 shares of Common Stock offered in the Conversion, except that the ESOP may purchase in the aggregate not more than 10% of the total number of shares offered in the Conversion. The ESOP currently intends to acquire 8% of the shares sold in the Conversion. The ESOP will borrow the funds needed to purchase its shares of Common Stock in the Conversion from the Holding Company. The ESOP's loan from the Holding Company is expected to have an interest rate of 8.25% and a term of 10 years. See "Executive Compensation and Related Transactions -- Employee Stock Ownership Plan and Trust." The ESOP does not currently anticipate any future purchases of the Common Stock. The ESOP may purchase Common Stock if shares remain available after satisfying the subscriptions of Eligible Account Holders up to $6,555,000, the maximum of the Estimated Valuation Range. The minimum number of shares of Common Stock that may be purchased by any person or entity is 25 shares. The Bank and the Holding Company in their sole discretion may increase or decrease subscription rights and the purchase limitations. See "The Conversion
- --Limitations on Common Stock Purchases."

     Shares of Common Stock may be ordered at $10.00 per share (the "Purchase Price") directly from the Holding Company by returning the appropriate stock order form and certification (the "Order Form") together with full payment, or appropriate instructions authorizing withdrawals from accounts at the Bank, for the shares to be purchased. Orders must be received at the Bank's Stock Information Center, by 5:00 p.m., Spencer time, on June 17, 1996. All amounts subscribed for by check or cash will be placed in a special escrow savings account at the Bank and will earn interest at the then-current passbook rate, which is currently 3.00% per annum (for an annual percentage yield of 3.03%), from the date of receipt until completion or termination of the Conversion. Subscriptions are irrevocable until 45 days after the expiration of the Subscription Offering (August 1, 1996). Funds authorized for withdrawal from accounts will continue to earn interest at the rate specified on the account until completion of the Conversion and will not be subject to early withdrawal penalties. If the Conversion is not completed by August 1, 1996, and the Bank and the Holding Company elect to extend the time required to complete the Conversion, subscribers will be given the right to increase, decrease or rescind their subscriptions as set forth in the Plan of Conversion. If the Bank and the Holding Company decide to extend the Subscription Offering, subscribers will be given the right to have their subscriptions promptly refunded following the conclusion of the current offering (which will end no later than August 1, 1996), and the Bank will return subscriptions with interest unless subscribers affirmatively elect to continue their subscriptions during the period of extension. If the offering period is not extended and the Conversion is not completed, all funds held in escrow will be promptly returned, together with accrued interest from the date of receipt, and all withdrawal authorizations will be terminated. The offering may be extended, subject to DFI approval, until 24 months following the members' approval, or until June 14, 1998.


     The maximum number of 655,500 shares of Common Stock offered hereby represents the high end of a range from 484,500 shares to 655,500 shares at an offering price of $10.00 per share, based upon an independent appraisal of the aggregate pro forma market value of the Bank as of April 5, 1996, in accordance with applicable regulations. The number of shares to be sold in the Conversion must fall within this range unless market and financial conditions necessitate a change in the range, which change would be supported by a change in the appraisal. The Bank reserves the right to reject any orders received in the Direct Community Offering in whole or in part. Funds received pursuant to rejected orders will be refunded promptly with any interest due thereon.

     The Bank has engaged Webb and FBR as its exclusive sales agents to assist on a best efforts basis in the sale of Common Stock in both the Subscription Offering and the Direct Community Offering, if any. In addition to assisting in the marketing of the Common Stock, the Agents will assist the Bank by, among other things, training the Bank's employees regarding the mechanics and regulatory requirements of the conversion process, conducting informational meetings for subscribers and other potential purchasers and keeping records of all stock subscriptions. The Agents will only be assisting the Holding Company on a best efforts basis in effecting the sale of its Common Stock directly. The Agents will have no obligation to take or purchase any Common Stock. See "The Conversion --Agents." The Agents may, in the sole discretion of the Bank, use the services of dealers selected by the Bank in the Direct Community Offering, if any. If used, any selected dealers will solicit indications of interest on a best efforts basis from their customers to place orders for Common Stock, which orders will be placed only when and if the Agents and the Bank believe that enough indications of interest and orders have been received in the Subscription Offering and the Direct Community Offering to consummate the Conversion. See "The Conversion -- Selected Dealers."

     The Holding Company has received approval to have its Common Stock quoted on the National Association of Securities Dealers Automated Quotation ("NASDAQ") Small Cap Market under the symbol "HWEN," subject to certain conditions which the Holding Company and the Bank believe will be met. Prior to this offering, there was no public market for the Common Stock and there can be no assurance that an established and liquid market for the Common Stock will develop or, if such a market does develop, that it will continue. In addition, there can be no assurance that resales of the Common Stock after completion of the Conversion can be made at or above the Purchase Price. See "Market for the Common Stock."

     The number of shares of Common Stock directors and executive officers of the Bank may purchase is limited under the Plan. Directors and executive officers and their Associates expect to purchase 36,050 shares, or 6.3% of the total shares offered in the Conversion (at the midpoint of the Estimated Valuation Range). See "Anticipated Management Purchases." Such purchases will apply toward the minimum required number of shares (484,500) to be sold in the Conversion and will be made for investment purposes only.


THE COMMON STOCK IS SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

CONSUMMATION OF THE CONVERSION IS SUBJECT TO APPROVAL OF THE PLAN OF CONVERSION BY A MAJORITY OF THE TOTAL VOTES OF THE BANK'S MEMBERS ELIGIBLE TO BE CAST AT A SPECIAL MEETING CALLED FOR JUNE 14, 1996.








                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                           OWEN COMMUNITY BANK, s.b.
                                SPENCER, INDIANA

         [Graphic of the State of Indiana with Owen County "enlarged"
                    and the City of Spencer highlighted.]

                               PROSPECTUS SUMMARY

     This summary and the selected financial data which follow this summary do not purport to be complete and are qualified in their entirety by the more detailed information and financial statements appearing elsewhere herein.

Risk Factors


     There are certain risk factors relating to the Holding Company and the Bank which should be carefully examined by prospective purchasers of the Common Stock, including risks inherent in the potential impact of changes in interest rates, the potential impact of future changes in or the discontinuance of the business of the Bank's subsidiary, the credit risk relating to the Bank's 90% loan-to-value ratio lending and non-conforming loans, risks associated with the Bank's mobile home lending, risks associated with the Bank's nonresidential and multi-family real estate lending, the disparity between the Savings Association Insurance Fund (the "SAIF") premiums payable by the Bank and the Bank Insurance Fund (the "BIF") premiums payable by commercial banks, the possible dilutive effect of stock-based benefit plans expected to be adopted by the Bank and the Holding Company following the Conversion, the potential benefits to management upon and subsequent to the Conversion, the absence of an established trading market for the Common Stock, competition in the Bank's local market area, the Bank's geographic concentration of loans, the risk of a delayed offering, anti-takeover provisions, regulatory oversight and the possible effects of recent legislation, and the potential income tax consequences of subscription rights. See "Risk Factors."


The Holding Company

     The Holding Company is an Indiana corporation recently organized to acquire all of the common stock of the Bank and act as the Bank's holding company. Pursuant to the Plan of Conversion, the Holding Company will offer the Common Stock to Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders, Other Members, and to the general public. The holding company structure will provide increased flexibility in conducting future business activities related to the Bank. The Holding Company has received the approval of the Board of Governors of the Federal Reserve System (the "FRB") to become a bank holding company through the acquisition of the common stock of the Bank. Prior to the Conversion, the Holding Company will not engage in any material operations. Upon the consummation of the Conversion, the Holding Company will be a bank holding company, the activities of which will be restricted generally by federal law and FRB regulations to activities considered related to banking. See "Regulation
- --Bank Holding Company Regulation." Upon consummation of the Conversion, the Holding Company will have no significant assets other than the common stock of the Bank and $2,267,500 of the net Conversion proceeds, a portion of which is expected to be used to lend funds to the ESOP to allow the ESOP to purchase Common Stock in the Conversion. The Holding Company may also use a portion of such funds to pay dividends and repurchase shares of its Common Stock. See "Use of Proceeds." The Holding Company has no current arrangements, negotiations or agreements, written or oral, with respect to any future acquisition. The Holding Company's executive office is located at 279 East Morgan Street, Spencer, Indiana, 47460, and its telephone number is (812) 829-2095. See "Home Financial Bancorp."

The Bank

     The Bank was organized as an Indiana savings and loan association in 1911 under the name Owen County Savings and Loan Association. In 1972, the Bank converted to a federally chartered savings and loan association under the name Owen County Federal Savings and Loan Association, and in 1989, the Bank converted to a federally chartered savings bank known as Owen County Federal Savings Bank. In 1994, the Bank became an Indiana savings bank known as Owen Community Bank, s.b. Conducting business from its main office in Spencer, Indiana, the Bank offers a variety of lending, deposit and other financial services to its retail and commercial customers. See "Business." The Bank's principal market area is Owen County in southern Indiana, approximately 55 miles south of Indianapolis. According to the U.S. Bureau of Census, the city of Spencer, the county seat of Owen County, had a population of 2,537, and Owen County had a population of 17,281, at the time of the 1990 census. See "Market Area." The Bank's deposits are insured up to applicable limits by the FDIC through the SAIF.

     At December 31, 1995, the Bank had total assets of $33.5 million, deposits of $24.9 million and equity capital of $3.3 million, an amount equal to 9.85% of total assets. For the year ended June 30, 1995, the Bank's net yield on weighted average interest-earning assets was 4.54% compared to 4.42% and 4.43% for each of the years ended June 30, 1994 and 1993, respectively. Historically, the Bank has benefited from its good capital position and favorable interest rate spread which have resulted in a reasonably consistent level of operating earnings. See "Business." The Bank has not made any acquisitions and, accordingly, has no accounting goodwill on its balance sheet nor any other intangible assets. The Bank's capital ratios are now, and on a pro forma basis will be, substantially in excess of all regulatory capital requirements, as prescribed by the FDIC (the "Capital Requirements"). See "Pro Forma Data -- Regulatory Capital Compliance." The Bank has no current arrangements, negotiations, or agreements, written or oral, with respect to any future acquisition.

     The Bank is the oldest continuously operating financial institution headquartered in Owen County. Management believes the Bank has developed a solid reputation among its loyal customer base because of its commitment to personal service and its strong support of the local community. The Bank is and historically has been a significant residential real estate mortgage lender in Owen County, originating approximately 14.4% of the mortgages recorded in Owen County during the calendar year ended December 31, 1995.

     The Bank provides a complement of services to its customers and, as a result, has produced the following results:

     o Profitability. The Bank's net income increased from $65,000 for the year ended June 30, 1991 to $289,000 for the year ended June 30, 1995. The Bank's net income for the six months ended December 31, 1995 was $154,000. The Bank's average return on average assets for the five years ended June 30, 1995 was 0.88%. The Bank's return on average assets for the year ended June 30, 1995 and the six months ended December 31, 1995 was 1.00% and 0.92%, respectively.

     o Capital Position. At December 31, 1995, the Bank's equity capital was $3.3 million, or 9.85% of total assets. Assuming net proceeds at the midpoint of the Estimated Valuation Range, the Bank's pro forma equity to assets ratio (excluding $2,267,500 of net proceeds to be retained by the Holding Company), at such date, would have been 16.0%.

     o Mobile Home and Non-Conforming Loans. The Bank has developed a unique niche in its market area by (i) being the primary mobile home lender in Owen County; (ii) originating a significant number of loans with a ratio of the loan amount to the lesser of the current cost or appraised value of the property securing the loan (the "Loan-to-Value Ratio") of 90%; and (iii) extending credit to borrowers with prior credit problems or lower credit quality. By focusing on this unique lending niche, the Bank is able to improve its interest rate spread by charging interest rates above prevailing market rates. See "Business." The Bank's interest rate spread for the six months ended December 31, 1995 was 3.83%, and the Bank's interest rate spread for the years ended June 30, 1995, 1994 and 1993 was 4.19%, 4.11% and 4.11%,
         respectively. The Bank, however, has been successful in reducing the risks inherent in these types of lending by undertaking diligent collection efforts. At December 31, 1995, only $118,000, or 0.35%, of the Bank's total assets were non-performing assets. At the same date, $659,000, or 1.97%, of the Bank's total assets were delinquent more than thirty days but less than ninety days. See "Business -- Non-Performing and Problem Assets.

     o Community Orientation. The Bank is committed to meeting the financial needs of the community in which it operates. The Bank believes it is large enough to provide a wide range of personal and business financial services, and yet is small enough to be able to provide such services on a personalized and efficient basis. Management believes that the Bank can be more effective in servicing its customers than many of its non-local competitors because of the Bank's ability to quickly and effectively provide senior management responses to customer needs and inquiries.

The Conversion


         General. The Board of Directors of the Bank unanimously adopted a Plan of Conversion pursuant to which the Bank will convert from an Indiana mutual savings bank to an Indiana stock savings bank. The Plan of Conversion and the Articles of Stock Charter Conversion (the "Charter") will be submitted for the approval of the members of the Bank at a special meeting currently scheduled for June 14, 1996 (the "Special Meeting").


         The proceeds from the sale of the Common Stock made as a part of the Conversion will strengthen the Bank's capital position and will allow the Bank to be structured in a corporate form similar to that of most business entities. The Conversion will not adversely affect the Bank's normal business or its existing services to depositors and borrowers. Deposits at the Bank will continue to be insured by the FDIC up to the applicable limits. After the Conversion, the Holding Company will have exclusive voting rights with respect to the Bank and no account holder or borrower will have any voting rights with respect to, or be a member or a shareholder of, the Bank. Holders of shares of Common Stock will have voting rights only with respect to the Holding Company.

     Stock Pricing and Independent Appraisal. The aggregate purchase price of the Common Stock being sold in the Conversion will be based on the aggregate pro forma market value of the Common Stock, as determined by an independent valuation. Keller, a financial advisory firm experienced in the valuation of savings associations involved in the Conversion process, was retained by the Bank to prepare an appraisal of the estimated pro forma market value of the Bank. Keller's appraisal concluded that as of April 5, 1996, the Estimated Valuation Range was from a minimum of $4,845,000 to a maximum of $6,555,000, with a midpoint of $5,700,000. The aggregate number of shares of the Common Stock to be sold at $10.00 per share will be within the range of 484,500 to 655,500, unless market and financial conditions necessitate a change in the range. The appraisal will be updated shortly before the completion of the Conversion. The Board of Directors reviewed with management Keller's methods and assumptions and accepted Keller's appraisal as reasonable and adequate. The Bank has agreed to pay Keller a fee of $15,000 for its appraisal services. Keller has also prepared a business plan for the Bank for a fee of $4,000. See "The Conversion -- Stock Pricing" and "-- Number of Shares to be Issued."

     The independent valuation is not intended and must not be construed as a recommendation of any kind as to the advisability of voting to approve the Conversion or of purchasing the shares of the Common Stock. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters (including certain assumptions as to the amount of net proceeds and the earnings thereon), all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the Conversion will thereafter be able to sell shares of Common Stock at prices related to the valuation of the pro forma market value.

     Members Meeting. The sale of shares of Common Stock in the Conversion is conditioned upon approval of the Plan and the adoption of the Charter by a majority of the votes eligible to be cast by the members of the Bank at the Special Meeting. If the Conversion is not approved by the members at the Special Meeting, no shares will be issued, the Conversion will not take place, all subscription funds received will be promptly returned together with interest at the passbook rate, which is currently 3.00% per annum, and all withdrawal authorizations will be canceled.


     Subscription Offering. Pursuant to the Plan of Conversion, up to 655,500 shares of Common Stock are being offered by the Holding Company at the price of $10.00 per share in the Subscription Offering to the following persons in the following order of priority: (i) savings deposit account holders as of March 31, 1994 with aggregate deposits at the close of business on such date of at least $50.00 ("Eligible Account Holders"); (ii) the Bank's tax-qualified Employee Stock Ownership Plan and Trust (the "ESOP"); (iii) savings deposit account holders as of March 31, 1996 with aggregate deposits at the close of business on such date of at least $50.00 ("Supplemental Eligible Account Holders") who are not Eligible Account Holders; and (iv) deposit account holders and borrowers of the Bank on May 10, 1996, who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members"). The Subscription Offering expires at 5:00 p.m., Spencer time, on June 17, 1996, unless extended by the Bank and the Holding Company. The Subscription Offering may be extended, until 24 months after the Special Meeting, or until June 14, 1998. See "The Conversion
- --Subscription Offering."


     Subscriptions may be paid by check or by withdrawal from accounts at the Bank. Funds authorized for withdrawal from deposit accounts will continue to earn interest at the rate specified for the account until completion of the Conversion. All amounts paid will be placed in a segregated escrow account at the Bank and will earn interest at the Bank's passbook rate from the date of receipt until completion of the Conversion. That rate is currently 3.00%, for an annualized percentage yield of 3.03%. Amounts may be withdrawn from certificate accounts at the Bank to purchase Common Stock in the Conversion without the payment of early withdrawal penalties. However, if the amount withdrawn reduces the balance of the certificate account to less than the applicable required minimum balance, such account after completion of the Conversion will earn interest at the then-current passbook rate.

     Refunds. In the event that a subscriber's order cannot be filled in full as a result of an oversubscription or the Conversion is not consummated, refunds (including interest at the passbook rate of interest for payments made other than through authorization of withdrawal from deposit accounts) will be made upon closing of the Conversion by check or, if payment was made through authorization of withdrawal from a deposit account, through cancellation of an appropriate portion of such withdrawal authorization.

     If the Conversion is not completed by August 1, 1996, and the Bank and the Holding Company elect to extend the time required to complete the Conversion, with the DFI's approval, subscribers will be given the right to increase, decrease or rescind their subscriptions as set forth in the Plan of Conversion. If the Bank and the Holding Company decide to extend the Subscription Offering, subscribers will be given the right to have their subscriptions promptly refunded following the conclusion of the current offering (which will end no later than August 1, 1996), and the Bank will return subscriptions with interest unless subscribers affirmatively elect to continue their subscriptions during the period of extension.


     Direct Community Offering. Commencing concurrently with the Subscription Offering and subject to availability, shares of Common Stock are being offered to the general public, giving preference to residents of Owen County, in a Direct Community Offering. The purchase price in the Direct Community Offering will also be $10.00 per share. The Direct Community Offering may, subject to DFI approval, be extended until 24 months after the Special Meeting, or until June 14, 1998. The Bank reserves the absolute right to reject or accept any orders received in the Direct Community Offering, in whole or in part, either at the time of receipt of an order, or as soon as practicable following the expiration of the Direct Community Offering.


     The Direct Community Offering may expire as early as June 17, 1996, or at any time thereafter (until August 1, 1996, unless extended by the Bank and the Holding Company) when orders and indications of interest for at least 484,500 shares have been received in the Subscription Offering and the Direct Community Offering. Accordingly, persons wishing to purchase Common Stock in the Direct Community Offering directly from the Holding Company should return the Order Form to the Bank on or before June 17, 1996. If a person waits until after that date, the Direct Community Offering may be terminated prior to the time the Order Form is submitted, and that person may be precluded from purchasing shares of Common Stock in the Direct Community Offering. See "The Conversion --Direct Community Offering."


     In the event that the Bank, in its sole discretion, elects to use selected dealers to assist with the Direct Community Offering, each such selected dealer will receive commissions at an agreed upon rate, not to exceed 4.0%, for all shares sold by the selected dealer. See "The Conversion -- Selected Dealers."

     Purchase Limitations. The minimum purchase by any person or entity in the Conversion is 25 shares. The maximum number of shares of Common Stock which may be purchased by any person or entity, including such person's Associates (as hereinafter defined) or group acting in concert is 10,000 (except that the ESOP may purchase in the aggregate not more than 10% of the total number of shares of Common Stock offered in the Conversion), subject to increase or decrease under certain circumstances by the Boards of Directors of the Bank and the Holding Company. See "The Conversion -- Limitations on Common Stock Purchases."


     Participation of the Agents in the Offerings. The Bank has engaged the Agents as its exclusive sales agents in the sale of Common Stock in both the Subscription Offering and the Direct Community Offering, if any. In addition to assisting in the marketing of the Common Stock, the Agents will assist the Bank by, among other things, training the Bank's employees regarding the mechanics and regulatory requirements of the conversion process, conducting informational meetings for subscribers and other potential purchasers and keeping records of all stock subscriptions. The Agents will only be assisting the Holding Company on a best efforts basis in effecting the sale of its Common Stock directly. The Agents will have no obligation to take or purchase any Common Stock. The Agents may, in the sole discretion of the Bank, use the services of dealers selected by the Bank in the Direct Community Offering, if any. If used, any selected dealers will solicit indications of interest on a best efforts basis from their customers to place orders for Common Stock, which orders will be placed only when and if the Agents and the Bank believe that enough indications of interest and orders have been received in the Subscription Offering and the Direct Community Offering to consummate the Conversion. The Agents will receive a fixed fee of $50,000 for acting as Agents in the Subscription Offering and the Direct Community Offering, if any, and for providing consulting and financial advisory services to the Holding Company and the Bank with respect to the Conversion. The Agents will also be reimbursed for expenses, including legal fees, of up to $30,000. See "The Conversion -- Agents."

     The engagement of the Agents by the Bank and the Agents' service as sales agents and financial advisors for the Holding Company and the Bank should not be construed as a recommendation of any kind as to the advisability of purchasing Common Stock in the Conversion or as a representation regarding the accuracy or adequacy of this prospectus. No report or opinion has been prepared by the Agents for the Holding Company, the Bank or any other entity in connection with the Conversion or regarding prices at which Common Stock may trade following the Conversion.


     Shares to be Purchased by Management and the ESOP. Directors and executive officers of the Bank expect to purchase 36,050 shares at $10.00 per share, or 7.4% and 5.5% of the shares of Common Stock offered in the Conversion based upon the minimum and maximum, respectively, of the Estimated Valuation Range. See
"Anticipated Management Purchases." Employees of the Bank, including its executive officers, will also participate in the ESOP and be able to vote shares allocated to their accounts under the ESOP, which is expected to purchase a number of shares equal to 8% of the shares of Common Stock issued in the Conversion through a loan from the Holding Company. The ESOP may purchase Common Stock if shares remain available after satisfying the subscriptions of Eligible Account Holders up to $6,555,000, the maximum of the Estimated Valuation Range.

Use of Proceeds

     The net proceeds from the sale of Common Stock offered hereby are estimated at $5.39 million, based upon the sale of 570,000 shares at $10.00 per share. It is anticipated that $2,267,500 of the net Conversion proceeds will be retained by the Holding Company for general corporate purposes, including the payment of dividends and future repurchases of the Holding Company's Common Stock. Additionally, the Holding Company intends to loan a portion of such retained funds to the ESOP to allow the ESOP to purchase shares of Common Stock in the Conversion. Assuming the sale of 570,000 shares of Common Stock in the Conversion and the corresponding purchase of 45,600 shares by the ESOP, the Holding Company will loan $456,000 to the ESOP.

     The proceeds received by the Bank in the Conversion, estimated to be $3,122,500 at the midpoint of the Estimated Valuation Range, will be used primarily to support the Bank's lending and investment activities and may be used to repay a portion of its $5.2 million in outstanding borrowings from the Federal Home Loan Bank ("FHLB") of Indianapolis at December 31, 1995 which mature on various dates primarily during the years 1996 through 2000 and have interest rates ranging from 6.14% to 6.48%. See "Business --Sources of Funds
- --Borrowings." The Bank may also use Conversion proceeds for future renovation and branch expansion. Any remaining net proceeds may be used by the Bank for general corporate purposes, including contributions to the Bank's proposed management recognition and retention plan and trust (the "RRP"). In the interim, the net proceeds at the Holding Company and the Bank will be invested in U.S. government securities, other U.S. agency securities, mortgage-backed securities and equity securities. See "Use of Proceeds."

Market for the Common Stock

     The Holding Company will use its best efforts to develop a public trading market for the Common Stock. The Holding Company has received approval to have its Common Stock quoted on the NASDAQ Small Cap Market under the symbol "HWEN" upon successful closing of the Subscription and Direct Community Offerings, subject to certain conditions which the Holding Company and the Bank believe will be met. It is anticipated that upon the completion of the Conversion at least two market makers will make a market in the Common Stock, although the Holding Company has not yet obtained any market makers and will not do so until the offering is completed. FBR intends to make a market in the Common Stock, although it is under no obligation to do so. There can be no assurance that an active and liquid market for the Common Stock will develop in the foreseeable future or, if such a market does develop, that it will continue. In addition, there can be no assurance that shareholders will be able to sell their shares at or above the Purchase Price after the completion of the Conversion. See "Market for the Common Stock."

Dividend Policy

     Although no decision has been made yet regarding the payment of dividends, the Holding Company may consider a policy of paying cash dividends on the Common
     Stock following the Conversion. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Holding Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions on dividend payments by the Bank to the Holding Company, general business practices and other factors. See "Dividend
Policy," "Regulation -- Regulatory Capital," and "-- Dividend Limitations."

Executive Compensation and Related Transactions

     Employment Contracts. Effective as of the effective date of the Conversion, the Bank has entered into three-year employment contracts with two of its key employees. Each contract provides, among other things, for: (i) the payment to the employee of such employee's current base salary, subject to increases as approved by the Bank's Board of Directors, (ii) the employee's participation in other fringe benefit and benefits plans available to the Bank's employees and
(iii) the payment of the employee's base compensation under the contract for three additional years in certain circumstances involving the termination of the employee's employment following a change in control (as defined therein). As of date hereof, the cash compensation which would be paid under the contracts to the employees if the contracts were terminated either after a change in control of the Holding Company, without cause by the Bank, or for cause by the employees, would be $141,960 for Kurt J. Meier, the Bank's President, Chief Executive Officer and Treasurer, and $130,260 for Kurt D. Rosenberger, the Bank's Vice President and Chief Financial Officer.

     The Bank has also entered into a three-year employment agreement with Frank
R. Stewart, the Bank's Chairman of the Board, effective as of January 1, 1996. Mr. Stewart's contract provides for the payment to Mr. Stewart of $44,980 in annual compensation, subject to increases as approved by the Bank's Board of Directors. Mr. Stewart's employment agreement also provides that Mr. Stewart will continue to receive such compensation during the then-remaining term of the agreement in the event Mr. Stewart's employment with the Bank is terminated without cause. See "Executive Compensation and Related Transactions -- Employment Contracts."

     Employee Stock Ownership Plan and Trust. In connection with the Conversion, the Bank has established the ESOP effective January 1, 1996, for eligible employees of the Bank, including executive officers. The ESOP intends to purchase a number of shares equal to 8% of the Common Stock issued in the Conversion for the benefit of its participants. The ESOP intends to borrow the funds necessary to purchase the Common Stock from the Holding Company. See "Executive Compensation and Related Transactions -- Employee Stock Ownership Plan and Trust."

     RRP. At a meeting of the Holding Company's shareholders to be held at least six months after the completion of the Conversion, the Board of Directors intends to submit for shareholder approval the RRP, and at that time to make certain awards pursuant to the RRP, as a means of providing the directors and employees of the Bank and the Holding Company with an ownership interest in the Holding Company in a manner designed to encourage such persons to remain with the Holding Company and the Bank. If the RRP is approved by the Holding Company's shareholders, the Bank will initially contribute funds to the RRP to enable it to acquire an aggregate amount of Common Stock equal to up to 3.0% of the shares issued in the Conversion, either directly from the Holding Company or on the open market. A number of shares equal to 1.0% of the total number of shares sold in the Conversion will remain available for future issuance under the RRP. Shares awarded under the RRP will vest at a rate of 20% at the end of each full twelve (12) months of service with the Bank after the date of grant, subject to earlier vesting in the event of death or disability. Assuming the shares purchased by the RRP have a market value on the date of grant of $10.00 per share, the shares available for distribution under the RRP would have an aggregate market value of between $193,800 and $262,200, based upon the
Estimated Valuation Range. It is anticipated that on the date of the Holding Company's first shareholder meeting following the Conversion, an award of a number of shares equal to 0.5625% of the total number of shares of Common Stock sold in the Conversion (or Common Stock valued at between $27,253 and $36,872, based upon the Estimated Valuation Range and assuming a market value for the Common Stock on such date of $10.00 per share) will be made to each of Mr. Meier and Mr. Stewart, and an award of a number of shares equal to 0.375% of the total number of shares sold in the Conversion (or Common Stock valued at between $18,169 and $24,581, based upon the assumptions described above) will be made to Mr. Rosenberger. It is also anticipated that an award of a number of shares equal to 0.2% of the total number of shares sold in the Conversion (or Common Stock valued at between $9,690 and $13,110, based upon the assumptions described above) will be made at that time to each of the Bank's five outside directors. Other employees of the Bank are expected to receive awards under the RRP equal to an aggregate of 0.5% of the total number of shares sold in the Conversion (or Common Stock valued at between $24,225 and $32,775, based upon the assumptions described above) at that time. See "Executive Compensation and Related Transaction -- RRP."


     Stock Option Plan. At a meeting of the Holding Company's shareholders to be held at least six months after completion of the Conversion, the Board of Directors intends to submit for shareholder approval a stock option plan (the "Stock Option Plan"), and at that time to make certain awards pursuant to the Stock Option Plan. Options will become exercisable at a rate of 20% at the end of each full twelve (12) months of service with the Bank after the date of award, subject to early vesting in the event of death or disability. If approved by the Holding Company's shareholders, Common Stock in an aggregate amount of 10.0% of the shares issued in the Conversion (or between 48,450 and 65,550 shares, based upon the Estimated Valuation Range) will be reserved for issuance upon the exercise of options granted under the Stock Option Plan. It is anticipated that on the date of the Holding Company's first shareholder meeting following the Conversion, options to purchase a number of shares equal to 1.0% of the total number of shares sold in the Conversion (or between 4,845 and 6,555 shares, based upon the Estimated Valuation Range) will be granted to each of Mr. Meier and Mr. Stewart, and options to purchase a number of shares equal to 0.75% of the total number of shares sold in the Conversion (or between 3,634 and 4,916 shares, based upon the Estimated Valuation Range) will be granted to Mr. Rosenberger. It is also anticipated that options to purchase a number of shares equal to 0.5% of the total number of shares sold in the Conversion (or between 2,423 and 3,278 shares, based on the Estimated Valuation Range) will be granted at that time to each of the Bank's five outside directors. Other employees of the Bank are expected to receive options to purchase an aggregate number of shares equal to 2.25% of the total number of shares sold in the Conversion (or between 10,901 and 14,749 shares, based on the Estimated Valuation Range) at that time. The remaining options available for grant under the Stock Option Plan (2.5% of the total number of shares sold in the Conversion) are expected to be reserved for future issuance to employees and newly appointed directors of the Holding Company and the Bank. Options granted under the Stock Option Plan will have exercise prices per share equal to the fair market value of the shares on the date of grant of the stock options. The ultimate value of any option granted at fair market value will depend, therefore, on future appreciation in the fair market value of the shares to which the option relates. See "Executive Compensation and Related Transactions -- Stock Option Plan."



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                     SELECTED CONSOLIDATED FINANCIAL DATA OF
                    OWEN COMMUNITY BANK, s.b. AND SUBSIDIARY

     The following selected consolidated financial data of the Bank is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Prospectus. Information at December 31, 1995, and for the six months ended December 31, 1995 and 1994 is unaudited. In the opinion of management of the Bank, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for and such periods have been included. The results of operations and other data for the six month period ended December 31, 1995 are not necessarily indicative of the results of operations for the fiscal year ended June 30, 1996.

                                                 AT DECEMBER 31,                             AT  JUNE 30,
                                                     1995            1995         1994         1993          1992         1991
                                                 ---------------    -------      -------      -------       -------      -------
                                                                                 (Dollars in thousands)
Balance Sheet Data:
Total assets...................................    $33,462          $30,839      $26,008      $23,460       $21,579      $21,535
Loans receivable, net..........................     27,203           25,547       21,479       19,368        17,124       15,718
Mortgage-backed securities.....................      1,359            1,477        1,636        1,156         1,483          ---
Cash and cash equivalents......................      2,325            1,386        1,237        1,343         1,323        1,764
Securities available for sale..................      1,259              934          ---          ---           ---          ---
Securities held to maturity....................        ---              350          778          677           678          175
Deposits.......................................     24,895           22,500       21,451       20,174        19,151       19,303
Federal Home Loan Bank advances................      5,200            5,000        1,500          500           ---          ---
Equity capital - substantially restricted......      3,295            3,159        2,850        2,589         2,280        2,056


                                                        SIX MONTHS ENDED
                                                           DECEMBER 31,                       YEAR ENDED JUNE 30,
                                                       ------------------    ---------------------------------------------------
                                                         1995      1994      1995       1994         1993       1992       1991
                                                       ------     ------     ------     ------      ------     ------     ------
                                                                                  (Dollars in thousands)
Summary of Operating Results:
Interest income ...................................    $1,476     $1,147     $2,420     $2,023      $1,958     $1,981     $1,930
Interest expense ..................................       797        535      1,174        949         993      1,224      1,355
                                                       ------     ------     ------     ------      ------     ------     ------
   Net interest income ............................       679        612      1,246      1,074         965        757        575
Provision for loan losses .........................        43         21         36         14           6         --          3
                                                       ------     ------     ------     ------      ------     ------     ------
   Net interest income after provision for
      loan losses .................................       636        591      1,210      1,060         959        757        572
Other income:
   Service charges on deposit accounts ............        18         15         27         23          22         22         19
   Gain on sale of real estate acquired
     for development ..............................        19         11         78        145         117         56         43
   Other ..........................................        23         11         43         33          28         21         24
                                                       ------     ------     ------     ------      ------     ------     ------
      Total other income ..........................        60         37        148        201         167         99         86
                                                       ------     ------     ------     ------      ------     ------     ------
Other expense:
   Salaries and employee benefits .................       204        176        404        344         254        248        218
   Net  occupancy and equipment expense ...........        57         52        109        109          91         74         99
   Deposit insurance premium ......................        25         25         49         48          32         42         37
   Other ..........................................       155        144        304        306         255        247        195
                                                       ------     ------     ------     ------      ------     ------     ------
        Total other expense .......................       441        397        866        807         632        611        549
                                                       ------     ------     ------     ------      ------     ------     ------
Income before income taxes and cumulative
   effect of change in accounting principle .......       255        231        492        454         494        245
                                                                                                                             109
Income tax expense ................................       101         91        203        169         186         85         44
Cumulative effect of change in
     accounting principle                                  --         --         --        (24)         --         --         --
                                                       ------     ------     ------     ------      ------     ------     ------
   Net income .....................................      $154       $140       $289       $261        $308       $159        $65
                                                       ======     ======     ======     ======      ======     ======     ======

(continued on next page)

Supplemental Data:
Return on assets (1) ..............................       .92%      1.00%      1.00%      1.03%       1.34%       .72%       .31%
Return on equity (2) ..............................      9.35       9.55       9.59       9.46       12.55       7.18       3.25
Interest rate spread (3) ..........................      3.83       4.37       4.19       4.11        4.11       3.25       2.50
Net yield on interest-earning assets (4) ..........      4.21       4.62       4.54       4.42        4.43       3.62       2.91
Other expenses to average assets ..................      2.63       2.82       2.99       3.17        2.75       2.77       2.63
Net interest income to other expenses .............     1.54x      1.54x      1.44x      1.33x       1.53x      1.24x      1.05x
Equity-to-assets (5) ..............................      9.85      10.45      10.24      10.96       11.04      10.57       9.55
Average equity capital to
   average total assets ...........................      9.68      10.42      10.42      10.85       10.69      10.61       9.59
Average interest-earning assets to average
   interest-bearing liabilities ...................     1.08x       1.06x      1.13x      1.08x       1.07x      1.06x      1.06x
Non-performing assets to total assets .............       .35        .28        .32        .10          --         --        .24
Non-performing loans to total loans ...............       .43        .34        .39        .13          --         --        .32
Loan loss allowance to total loans, net ...........       .37        .18        .22        .12         .06        .08        .09
Loan loss allowance to non-performing loans .......     84.75      53.75      57.00     108.33          --         --      27.45
Net charge-offs to average loans ..................         *          *        .02          *         .04          *        .02


- ----------
(1)  Net income divided by average total assets.
(2)  Net income divided by average total equity.
(3) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated.
(4)  Net interest income divided by average interest-earning assets.
(5)  Total equity divided by assets.
(*)  Less than .01%

                              RECENT FINANCIAL DATA

     Summarized below are certain selected financial data for the Bank at March 31, 1996 and June 30, 1995 and for the three and nine months ended March 31, 1996 and 1995. Information at and for each of the periods presented is unaudited. In the opinion of management of the Bank, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for or at such periods have been included. The results of operations and other data for the three- and nine-month periods ended March 31, 1996, are not necessarily indicative of the results of operations for the fiscal year ended June 30, 1996.


                                                            March 31,   June 30,
                                                              1996        1995
                                                             -------    -------
                                 (In thousands)
Selected Financial Condition Data:

Total assets .............................................   $33,999    $30,839
Loans receivable, net ....................................    26,568     25,547
Mortgage-backed securities available for sale ............     1,281         --
Mortgage-backed securities held to maturity ..............        --      1,477
Cash and cash equivalents ................................     3,865      1,386
Securities available for sale ............................       885        934
Securities held to maturity ..............................        --        350
Deposits .................................................    25,403     22,500
Federal Home Loan Bank advances ..........................     5,200      5,000
Equity capital - substantially restricted ................     3,350      3,159


                                          Three Months Ended   Nine Months Ended
                                              March 31,            March 31,
                                          ------------------   -----------------
                                           1996     1995          1996     1995
                                           ----     ----         ------   ------
                                                      (In thousands)
Selected Operations Data:
Interest income........................    $742     $612        $2,218   $1,753
Interest expense.......................     398      294         1,196      826
                                           ----     ----        ------   ------
     Net interest income...............     344      318         1,022      927
Provision for loan losses..............      21        7            64       29
                                           ----     ----        ------   ------
     Net interest income after
     provision for loan losses.........     323      311           958      898
Gain on sale of real estate
     acquired for development..........      19       33            38       44
Other income...........................      22       15            64       46
Other expense..........................     245      210           683      609
                                           ----     ----        ------   ------
Income before income taxes.............     119      149           377      379
Income tax expense.....................      48       60           152      151
                                           ----     ----        ------   ------
     Net income........................   $  71    $  89       $   225   $  228
                                           ====     ====        ======   ======



                                                                              At or for the            At or for the
                                                                           Three Months Ended        Nine Months Ended
                                                                                March 31,                March 31,
                                                                           ------------------        -----------------
                                                                            1996         1995        1996         1995
                                                                           ------       ------       ----         ----
Selected Financial Ratios and Other Data:
Return on assets (ratio of net income to
   average total assets) (1)...........................................      .84%        1.23%          .89%       1.07%
Return on equity (ratio of net income to
   average total equity) (1)...........................................     8.51        11.67          9.16       10.23
Interest rate spread (average during period) (1).......................     3.92         4.05          3.96        4.29
Net yield on interest-earning assets (1)(2)............................     4.22         4.56          4.22        4.58
Ratio of other expenses to average total assets (1)....................     2.90         2.91          2.71        2.87
Net interest income to other expenses..................................     1.40x        1.62x         1.48x       1.52x
Ratio of average interest-earning assets to average
   interest-bearing liabilities (1)....................................   107.50       109.69        107.46      107.71
Non-performing assets to total assets,
     at end of period(3)...............................................      .24          .21           .24         .21
Non-performing loans to total loans....................................      .30          .26           .30         .26
Loan loss allowance to non-performing loans(4).........................   151.00        77.00        151.00       77.00
Loan loss allowance to total loans.....................................      .45          .20           .45         .20
Net charge-offs to average loans.......................................       *            *             *           *


Equity-to-assets, at end of period.....................................     9.85        10.24          9.85       10.24
Average equity capital to average total assets.........................     9.86        10.56          9.75       10.50
Number of full-service offices.........................................        1            1             1           1

- ----------

(1)  Ratios are annualized.

(2)  Net interest income divided by average interest-earnings assets.

(3) Non-performing assets consist of non-accruing loans, accruing loans 90 days or more past due, restructured loans and real estate owned.

(4) Non-performing loans consist of non-accruing loans, accruing loans 90 days or more past due and restructured loans.

(*)  Less than .01%

Three months ended March 31, 1996 compared to three months ended March 31, 1995

     The Bank's total interest income for the three months ended March 31, 1996, was $742,000, an increase of $130,000 or 21%, from $612,000 for the three months ended March 31, 1995. Interest expense was $398,000 for the three months ended March 31, 1996, which was an increase of $104,000, or 35%, from $294,000 recorded for the three months ended March 31, 1995. As a result, net interest income was $344,000 for the three months ended March 31, 1996, an increase of $26,000, or 8%, from $318,000 for the three months ended March 31, 1995. The increase in interest income was primarily due to a 4.8 million, or 17%, increase in average interest-earning assets from $27.9 million for the three months ended March 31, 1995, to $32.7 million for the three months ended March 31, 1996. In addition to the increase in average interest-earning assets, the average yield on interest-earning assets increased from 8.75% to 9.18%. The increase in interest expense was primarily due to an increase in the average rate paid on interest-bearing liabilities from 4.70% to 5.08%. In addition average interest-bearing liabilities increased $5.9 million, or 23%.

     The provision for losses on loans for the three months ended March 31, 1996, was $21,000. Although no losses were charged to the allowance for loan losses during the first quarter of 1996, a provision was made due to inherent losses that may occur as a result of the continued growth of the loan portfolio. During the first quarter of 1995, no losses were charged to the allowance for loan losses and no provision was considered necessary. At March 31, 1996 and 1995, the allowance was $119,000 and $50,000, respectively, a ratio of 0.45% and 0.20% to total loans at each date, and non-performing loans increased from 0.26% of total loans at March 31, 1995 to .30% at March 31, 1996. Based on the Bank's review of the loan portfolio during these periods, management considered the allowance for loan losses at March 31, 1996 and 1995 to be adequate to cover losses inherent in the loan portfolio. See "Business -- Allowance for Loan Losses."

     The Bank's net income for the three months ended March 31, 1996, was $71,000, compared to $89,000 for the three months ended March 31, 1995, a decrease of $18,000. As previously discussed, the Bank's net interest income increased by $6,000. Gain on the sale of real estate acquired for development decreased to $19,000 for the 1996 period compared to $33,000 for the 1995 period as a result of lower sales volume. Other income for the first quarter of 1996 increased $7,000 from the first quarter of 1995. This increase in other income result primarily from service charges on deposit accounts. Other expense for the first quarter of 1996 increased $35,000 from the first quarter of 1995. This increase in other expense resulted primarily from increases in salaries and benefits.

Nine months ended March 31, 1996 compared to nine months ended March 31, 1995

     The Bank's total interest income for the nine months ended March 31, 1996 was $2.2 million compared to $1.8 million for the same period in 1995. The $0.4 million increase primarily resulted from increased loan volume. Total interest expense also increased during the nine months ended March 31, 1996 to $1.2 million from $0.8 million for the nine months ended March 31, 1995 primarily as a result of the $2.9 million increase in interest-bearing deposits. As a result, net interest income increased approximately $0.1 million in the 1996 period compared to the 1995 period.

     The provision for losses on loans for the period ended March 31, 1996 was $64,000 compared to $29,000 for the 1995 period. There were no significant losses charged off during either nine month period. The increase in the provision for loan losses resulted from the $1 million increase in outstanding loans and management's desire to increase the allowance for loan losses to be more comparable to the level maintained by peer institutions. At March 31, 1996, the allowance for loan losses was 0.45% of total loans compared to 0.20% at March 31, 1995.

     Gain on sales of real estate acquired for development decreased slightly from $44,000 for the nine months ended in 1995 compared to $38,000 for the same period in 1996. Other income increased $18,000 in the 1996 period compared to the 1995 period primarily as a result of increased service charges on deposit accounts. Other expenses increased to $683,000, or 12%, for the nine months ended March 31, 1996 compared to $609,000 for the same period in 1995. Increases in salaries and benefits, depreciation expense and computer processing expenses accounted for substantially all of the change.

     Net income for the 1996 period was $225,000 compared to $228,000 for the 1995 period. The increase in net interest income and other income substantially offset the increases in the provision for loan losses and other expenses.

March 31, 1996 Balance Sheet compared to June 30, 1995 Balance Sheet

     The Bank's total assets were $34.0 million at March 31, 1996, an increase of $3.2 million, or 10%, from December 31, 1995. Net loans receivable were $26.6 million at March 31, 1996, an increase of $1.1 million, or 4%, from $25.5 million at June 30, 1995. Cash and investments, consisting of securities available for sale, securities held to maturity and mortgage backed securities, were $6.0 and $4.2 million at March 31, 1996 and June 30, 1995. Deposits increased $2.9 million, or 13% from June 30, 1995. The net unrealized loss on securities available for sale was $23,000 at March 31, 1996 compared to an unrealized gain of $34,000 at June 30, 1995.

Asset Quality


     Total non-performing assets decreased during the nine months ended March 31, 1996, from $100,000 at June 30, 1995, to $79,000 at March 31, 1996. As a
result, the percentage of non-performing assets to total assets decreased from 0.32% at June 30, 1995, to 0.24% at March 31, 1996. Total non-performing loans decreased from $100,000 at June 30, 1995, to $79,000 at March 31, 1996. As a result, the percentage of non-performing loans to total loans has decreased from 0.39% at June 30, 1995, to 0.30% at March 31, 1996.


     During the nine months ended March 31, 1996, loans totalling $2,000 were charged off. The ratio of the allowance for loan losses to non-performing loans has increased from 57% at June 30, 1995, to 151% at March 31, 1996.

                                  RISK FACTORS

     Before investing in shares of the Common Stock offered hereby, prospective investors should consider carefully the matters presented below.

Potential Impact of Changes in Interest Rates

     The Bank's profitability is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and other borrowings. At December 31, 1995, based on information provided by Sendero Corporation, Scottsdale, Arizona, it was estimated that the Bank's NPV (the present value of the Bank's cash flows from assets, liabilities, and off-balance sheet items) would increase 3.9% and would decrease 5.1% in the event of 2% and 4% increases in market interest rates, respectively. The Bank's NPV at the same date would decrease 15.3% and 26.0% in the event of 2% and 4% decreases in market rates, respectively. These calculations indicate that the Bank's net portfolio value could be adversely affected by decreases in interest rates but that the Bank's interest rate risk is within the definition of "normal" level of exposure under the new net market value methodology adopted by the Office of Thrift Supervision (the "OTS"), which is 2% of the present value of its assets. As a result, if the Bank had been subject to the OTS' reporting requirements under this methodology, it would not have been required to take a deduction from capital available to calculate its risk-based capital requirement. Currently, the Bank's banking regulatory agencies, the FDIC and the DFI, would not require any reduction in the Bank's capital for interest-rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset/Liability Management."

     At December 31, 1995, the Bank's total interest-earning assets maturing or repricing within one year exceeded total interest-bearing liabilities maturing or repricing in the same period by $6.1 million, representing a cumulative one year gap (the difference between interest-earning assets anticipated by the Bank to mature or reprice within one year and interest-bearing liabilities anticipated by the Bank to mature or reprice within one year, as a percentage of earning assets) (the "Interest Rate Gap") of a positive 18.1%. As a result, based upon certain assumptions of management, the yield on interest-earning assets of the Bank should adjust to changes in market interest rates at a faster rate than the cost of the Bank's interest-bearing liabilities. Consequently, the Bank's net interest income could be adversely affected during periods of falling interest rates. A negative Interest Rate Gap would have the opposite effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management."

     The Bank, like most financial institutions, will continue to be affected by general changes in levels of interest rates and other economic factors beyond its control.

Potential Impact of Future Changes in or the Discontinuance of the Business of the Bank's Subsidiary

     The Bank's service corporation subsidiary, BSF, Inc. ("BSF"), has historically engaged in the purchasing and subdividing of large tracts of land and the selling of the subdivided tracts, primarily on contract. The Bank utilized the sale of BSF's properties to provide an additional source of income. During the fiscal years ended June 30, 1995, 1994, and 1993, the Bank realized net income of $59,000, $91,000, and $79,000, respectively, from the operations of BSF. During the six months ended December 31, 1995, net income from the operations of BSF, Inc. was $26,000. In connection with the Bank's conversion to an Indiana mutual savings bank in May 1994, the FDIC required the Bank to (i) immediately cease BSF's land acquisitions; (ii) divest all non-conforming real estate holdings then owned by BSF within five (5) years or by November 16, 2000, and (iii) maintain its capital at levels sufficient for it to be classified as a well-capitalized institution. See "Regulation -- Regulatory Capital." BSF's mandated discontinuance of land acquisitions and divestiture of real estate holdings has already led to a reduction in net income from BSF's operations and may have a negative impact on the Bank's results of operations in the future. See "Business -- Service Corporation Subsidiary."

Credit Risk Relating to 90% Loan-to-Value Ratio Lending and Non-Conforming Loans

     A significant portion of the Bank's residential mortgage loan portfolio consists of adjustable-rate residential mortgage loans with a Loan-to-Value Ratio of 90%. The Bank began making a significant number of such loans in 1991. While these loans have higher yields than similar loans with lower Loan-to-Value Ratios, this type of lending entails greater risk than conventional residential mortgage lending because such loans are often made to first-time home buyers and other borrowers who lack adequate financial resources to absorb increases in interest rates and who may be adversely affected by a downturn in the local economy. Moreover, in the event of early defaults, the real estate securing such loans may not provide an adequate source of repayment of the outstanding loan balance. Although the Bank has not experienced any significant problems with its 90% Loan-to-Value Ratio loans to date, there can be no assurance that the Bank will not experience losses from such loans in the future. The Bank also makes mortgage loans to borrowers with past credit problems. Lending to borrowers with lower credit quality generally involves higher average loan default rates than is generally experienced with borrowers with higher credit quality. Although the Bank has thus far been successful in managing the risks inherent in lending to borrowers with lower credit quality through its diligent collection efforts, no assurance can be given that the Bank will not experience increased losses from such loans in the future.

Mobile Home Lending


     The Bank originates loans for the purchase of new and used mobile homes and for the purchase of mobile home and land combinations ("Combo Loans"). At December 31, 1995, approximately $1.3 million, or 4.9% of the Bank's portfolio of loans, consisted of mobile home loans and $3.2 million, or 11.5% of the Bank's loan portfolio, consisted of Combo Loans. While mobile home loans have shorter terms to maturity and higher yields than the Bank's residential mortgage loans, mobile home lending entails greater risk than traditional residential mortgage lending. Because Combo Loans are in part secured by mobile loans, Combo Loans also entail greater risk than residential mortgage lending. Loans secured by mobile homes involve more credit risk than residential mortgage loans because of the type and nature of the collateral, the fact that such loans generally are made to borrowers with lower income levels, and the fact that mobile homes tend to rapidly depreciate in value. In many cases, any repossessed collateral for a defaulting loan secured by a mobile home will not provide an adequate source of repayment of the outstanding loan balance because of improper repair and maintenance of the underlying security. As of December 31, 1995, none of the Bank's Combo Loans was delinquent for 90 days or more. As of the same date, only one of the Bank's mobile home loans in the amount of $11,000 was delinquent for 90 days or more. This mobile home has since been repossessed and sold by the Bank at no loss. There can be no assurances, however, that additional delinquencies will not occur in the future, or that the Bank will not experience losses from such loans in the future.


Nonresidential and Multi-Family Real Estate Lending

     The Bank originates loans for the purchase of nonresidential and multi-family real estate, and after the Conversion expects to be more active in the origination of such loans. At December 31, 1995, the Bank's total portfolio of nonresidential real estate and multi-family loans amounted to $1.7 million and $475,000, respectively, or 6.2% and 1.7%, respectively, of the Bank's total loan portfolio. The Bank has historically been restricted in its ability to originate such loans by the loans-to-one borrower limitation because such loans often involve large balances to single borrowers or groups of related borrowers. However, the additional capital that the Bank will have following the Conversion will allow it to be more active in the origination of nonresidential and multi-family real estate loans. Although nonresidential and multi-family real estate loans provide higher interest rates and shorter terms, these loans have higher credit risk than one- to four-family residential loans. Payment experience on loans secured by such properties is typically dependent upon the successful operation of the properties and thus may be subject to a greater extent to adverse conditions in the real estate market or in the general economy. Accordingly, the nature of the loans make them more difficult for management to monitor and evaluate. At December 31, 1995, none of the Bank's nonresidential real estate or multi-family loans was non-performing. There can be no assurance, however, that the Bank will not experience losses from such loans in the future or that the Bank's allowance for loan losses would be adequate to absorb any future losses on such loans.

Disparity Between SAIF and BIF Premiums

     The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to a target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under such system, assessments may vary depending on the risk the institution poses to its deposit insurance fund. Such risk level is determined by reference to the institution's capital level and the FDIC's level of supervisory concern about the institution.


     Because of the differing reserve levels of the SAIF and the BIF, deposit insurance assessments paid by healthy BIF-insured institutions were recently reduced significantly below the level paid by healthy SAIF-insured institutions. Assessments paid by healthy SAIF-insured institutions exceeded those paid by healthy BIF-insured institutions by approximately $.19 per $100 in deposits in late 1995 and exceeded them by $.23 per $100 in deposits beginning in 1996. Such premium disparity could have a negative competitive impact on the Bank and other institutions with SAIF deposits.

     Congress is considering legislation to recapitalize the SAIF and to eliminate the significant premium disparity between the BIF and the SAIF. Currently, the recapitalization plan provides for a special assessment of approximately $.85 per $100 of SAIF deposits held at some time in 1995, in order to increase SAIF reserves to the level required by law. Certain banks holding SAIF-insured deposits would pay a lower special assessment. In addition, the cost of prior thrift failures would be shared by both the SAIF and the BIF. Such cost sharing might increase BIF assessments by $.02 to $.025 per $100 in deposits. SAIF assessments for healthy SAIF-insured institutions would be set at a significantly lower level after the legislation is adopted and could never be reduced below the level set for healthy BIF-insured institutions. The recapitalization plan also provides for the merger of the SAIF and BIF on January 1, 1998. It has also been proposed that the savings association charter be eliminated in connection with such a merger.


     The Bank had $24.9 million in deposits at December 31, 1995. If the one-time special assessment in the legislative proposal is enacted into law, the Bank will pay an additional assessment of approximately $211,650 (based upon deposits at December 31, 1995), which will reduce capital and earnings for the quarter in which any such assessment is recorded. However, it is expected that quarterly SAIF assessments would be reduced significantly sometime after adoption of the legislation.

     No assurances can be given that the SAIF recapitalization plan will be enacted into law or in what form it may be enacted. In addition, the Holding Company can give no assurances that the disparity between BIF and SAIF assessments will be eliminated. If the proposed legislation is not adopted, SAIF premiums may increase and the disparity between BIF and SAIF premiums may become greater, with a resulting adverse effect on the Bank's operations. See "Regulation -- Insurance of Deposits."

Possible Dilutive Effect of Future Stock Benefit Plans

     Following the Conversion, it is likely that the Holding Company and the Bank will adopt, subject to shareholder approval, employee and management benefit plans which may involve the issuance of additional shares of Common Stock. In particular, the Holding Company and the Bank anticipate adopting the RRP and the Stock Option Plan following the Conversion, subject to receiving shareholder approval of such plans at a shareholders' meeting to be held at least six months after the completion of the Conversion. Under the RRP, directors and employees could be awarded an aggregate amount of Common Stock equal to 4% of the shares issued in the Conversion. Under the Stock Option Plan, directors and employees could be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at exercise prices equal to the fair market value of the shares on the date of grant.

     It is currently anticipated that the shares issued to directors and employees under the RRP will be shares purchased on the open market. However, to the extent shares are not available on the open market or the Holding Company decides not to purchase such shares on the open market, authorized but unissued shares of Common Stock may be issued to recipients of awards under the RRP. If newly issued shares are used, the interests of existing shareholders will be diluted. It is expected that the following awards will be made pursuant to the RRP as of the date of the first shareholder meeting of the Holding Company following the Conversion: (i) a number of shares equal to 0.5625% of the total number of shares sold in the Conversion to each of Mr. Meier and Mr. Stewart;
(ii) a number of shares equal to 0.375% of the total number of shares sold in the Conversion to Mr. Rosenberger; (iii) a number of shares equal to 0.2% of the total number of shares sold in the Conversion to each of the Bank's five outside directors; and (iv) an aggregate number of shares equal to 0.5% of the total number of shares sold in the Conversion to other employees of the Bank. A number of shares equal to 1.0% of the total number of shares sold in the Conversion will remain available for future awards under the RRP. See "Executive Compensation and Related Transactions -- RRP." Assuming that 570,000 shares of Common Stock are issued in the Conversion and that all awards under the RRP are from authorized but unissued shares, the Holding Company estimates that the per share book value for the Common Stock would be diluted $0.54 per share, or 3.8%, and earnings per share would be diluted $0.03 per share, or 7.9%, on a pro forma basis as of December 31, 1995. See "Pro Forma Data."

     It is also expected that options to purchase shares of Common Stock will be granted pursuant to the Stock Option Plan as follows: (i) options to purchase a number of shares equal to 1.0% of the total number of shares sold in the Conversion to each of Mr. Meier and Mr. Stewart; (ii) options to purchase a number of shares equal to 0.75% of the total number of shares sold in the Conversion to Mr. Rosenberger; (iii) options to purchase a number of shares equal to 0.5% of the total number of shares sold in the Conversion to each of the Bank's five outside directors; and (iv) options to purchase an aggregate number of shares equal to 2.25% of the total number of shares sold in the Conversion to other employees of the Bank. Options to purchase a number of shares equal to 2.5% of the total number of shares of Common Stock sold in the Conversion will be reserved for future issuance under the Stock Option Plan to employees and newly appointed directors of the Holding Company and the Bank. The grant of these stock options may also be considered dilutive of the interests of shareholders.

Potential Benefits to Management Upon and Subsequent to Conversion

     ESOP. The Holding Company has adopted the ESOP effective January 1, 1996, for eligible employees of the Holding Company and the Bank, including executive officers. As part of the Conversion, the ESOP intends to borrow funds from the Holding Company and use such funds to purchase a number of shares of Common Stock equal to 8% of the shares issued in the Conversion. Collateral for the loan will be the Common Stock purchased by the ESOP in the Conversion. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of 10 years. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid. Assuming shares of Common Stock appreciate in value over time, compensation expense relating to the ESOP will also increase over time. It is impossible to determine at this time the extent of such impact on future net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Current Accounting Issues" and "Executive Compensation and Related Transactions -- Employee Stock Ownership Plan and Trust."


     Stock Options. The Board of Directors of the Holding Company intends to implement the Stock Option Plan, contingent upon receipt of shareholder approval at a meeting to be held at least six months following completion of the Conversion. Assuming 570,000 shares of Common Stock are issued in the Conversion and receipt of the required approval, it is expected that options to purchase 5,700 shares of Common Stock will be granted to each of Mr. Meier and Mr. Stewart, and options to purchase 4,275 shares of Common Stock will be granted to Mr. Rosenberger. In addition, options to purchase 2,850 shares of Common Stock will be granted to each of the Bank's five outside directors assuming the sale of 570,000 shares in the Conversion. Options for 12,825 shares will be awarded to other employees. Options to purchase 14,250 shares that would be available under the Stock Option Plan at the midpoint of the Estimated Valuation Range will be reserved for future issuance under the Stock Option Plan. The exercise price of the options, which would be granted at no cost to the recipient thereof, would be the fair market value of the Common Stock subject to the option on the date the option is granted, which is expected to be the date of the shareholder meeting.

     RRP. The Board of Directors of the Bank intends to implement the RRP contingent upon receipt of approval from the Holding Company's shareholders at a meeting to be held at least six months following completion of the Conversion. Subject to such approval, the RRP will initially purchase an amount of shares after the Conversion equal to up to 3% of the shares issued in the Conversion (17,100 shares at the midpoint of the Estimated Valuation Range). Assuming 570,000 shares of Common Stock are sold in the Conversion, the Bank's Board of Directors anticipates that upon receipt of the required approval, an award of 3,206 shares will be made to each of Mr. Meier and Mr. Stewart, and an award of 2,138 shares will be made to Mr. Rosenberger. In addition, RRP awards of 1,140 shares will be made to each of the Bank's outside directors, assuming the issuance of 570,000 shares of Common Stock in the Conversion. Awards of 2,850 shares will be made to other employees. 5,700 shares of Common Stock that would be available under the RRP at the midpoint of the Estimated Valuation Range (or 1% of the total number of share issued in the Conversion) will remain available for future issuance to directors and employees of the Bank, including officers of the Bank. Awards under the RRP would be granted at no cost to the recipient thereof. For financial accounting purposes, awards under the proposed RRP will result in the recording of compensation expense over the period of vesting.

No Prior Market for Common Stock

     The Holding Company has never issued Common Stock to the public. Consequently, there is no established market for the Common Stock. The Holding Company has received approval to have its Common Stock quoted on the NASDAQ Small Cap Market under the symbol "HWEN" upon successful completion of the offering, subject to certain conditions which the Holding Company and the Bank believe will be met. The Holding Company anticipates that there will be at least two market makers for the Common Stock upon the completion of the Conversion, depending upon the volume of trading activity in the Common Stock and subject to compliance with applicable provisions for federal and state securities laws and other regulatory requirements. FBR intends to make a market for the Common Stock, but is under no obligation to do so.

     However, an active and liquid public trading market for the securities of any issuer, including the Holding Company, depends upon the presence in the marketplace of both willing buyers and willing sellers of the securities at any given time. Although the Holding Company has received approval to have its shares quoted on the NASDAQ Small Cap Market, no assurance can be given that an active and liquid trading market will develop or that the trading price per share of the Common Stock will equal or exceed the Purchase Price. Purchasers of Common Stock should consider, therefore, the potentially illiquid and long-term nature of their investment in the shares of Common Stock being offered hereby. Even if a market develops, there can be no assurance that shareholders will be able to sell their shares at or above the Purchase Price after the completion of the Conversion. See "Market for the Common Stock."

Competition

     The Bank experiences strong competition in its local market area in both originating loans and attracting deposits. This competition arises principally from commercial banks. The recent enactment of federal nationwide branching legislation may also increase the Bank's competition in its market. Such competition may limit the Bank's growth in the future. See "Competition."

Geographic Concentration of Loans

     At December 31, 1995, all of the Bank's real estate mortgage loans were secured by properties located in Indiana. A substantial portion of such loans is located in the Bank's primary market area. While the Bank currently believes that its loans are adequately secured or reserved for, in the event that real estate prices in Owen County substantially weaken or economic conditions in the Bank's primary market area deteriorate, reducing the value of properties securing the Bank's loans, it is possible both that some borrowers may default and that the value of the real estate collateral may be insufficient to fully secure the loan. In either event, the Bank may experience increased levels of delinquencies and related losses having an adverse impact on net income. Risk of Delayed Offering


     The Subscription Offering will expire at 5:00 p.m., Spencer time, on June 17, 1996, unless extended by the Holding Company and the Bank. The Direct Community Offering may expire as early as June 17, 1996, or at any time thereafter (until August 1, 1996, unless extended by the Bank and the Holding Company) when orders for at least 484,500 shares have been received in both the Subscription Offering and the Direct Community Offering. If the Subscription Offering and/or the Direct Community Offering is extended beyond August 1, 1996, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest.


     A material delay in the completion of the sale of all unsubscribed shares in the Direct Community Offering may result in a significant increase in the costs of completing the Conversion. Significant changes in the Bank's operations and financial condition, the aggregate market value of the shares to be issued in the Conversion and general market conditions may occur during such material delay.

Anti-Takeover Provisions

     Provisions in the Holding Company's Governing Instruments. The Articles of Incorporation of the Holding Company contain certain provisions which could impede a non-negotiated, unsolicited change in control of the Holding Company, even if desired by a majority of the shareholders. The Articles of Incorporation provide that: (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Holding Company (provided that such limitations shall not apply to the acquisition of equity securities by any one or more tax-qualified employee stock benefit plans maintained by the Holding Company, if the plan or plans beneficially own no more than 25% of any class of such equity security of the Holding Company); and that (ii) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of the shareholders. For these purposes, a person (including management) who has obtained the right to vote shares of the Common Stock pursuant to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be the beneficial owner of those shares. See "Restrictions on Acquisition of the Holding Company -- Provisions of the Holding Company's Articles and By-Laws." In addition, the Articles of Incorporation provide for the issuance of serial preferred stock with such designations and preferences as may be determined by the Holding Company's Board of Directors, without obtaining shareholder approval. Such preferred stock could be used by the Holding Company to impede a non-negotiated change of control, even if the change in control might result in shareholders receiving a substantial premium for their shares over then-current market prices. Moreover, Indiana law contains provisions that restrict the acquisition of control of the Holding Company or the Bank. Indiana law specifically authorizes directors, in considering the best interest of the corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Indiana law also provides that directors are not required to approve a business combination or other corporate action if the directors determine in good faith that such approval is not in the best interest of the corporation. See "Restrictions on Acquisition of the Holding Company
- --Other Restrictions on Acquisition of the Holding Company and the Bank."

     Although the Holding Company's Board of Directors believes that the restrictions on acquisition are beneficial to shareholders, the provisions may have the effect of rendering the Holding Company less attractive to potential acquirors thereby discouraging future takeover attempts which would not be approved by the Board of Directors but which certain shareholders might deem to be in their best interest or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices. These provisions will also render the removal of the incumbent Board of Directors and of management more difficult. The Board of Directors has, however, concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

     Voting Control of Directors and Executive Officers. Directors and executive officers of the Holding Company and the Bank and their Associates expect to purchase 36,050 shares at $10.00 per share, or 7.4% and 5.5% of the shares of Common Stock offered in the Conversion based upon the minimum and maximum, respectively, of the Estimated Valuation Range. Employees of the Bank, including its executive officers, will also be eligible to participate in the ESOP and be able to vote shares allocated to their accounts under the ESOP. See "Executive Compensation and Related Transactions -- Employee Stock Ownership Plan and Trust." Moreover, the Holding Company and the Bank intend to adopt, after the Conversion, stock benefit plans for employees and management of the Bank. See "Executive Compensation and Related Transactions -- RRP" and "-- Stock Option Plan." Accordingly, directors and executive officers of the Holding Company and the Bank as a group may have effective control over an even greater amount of stock in the future. Assuming the sale of 570,000 shares of Common Stock in the Conversion and that all shares awarded under the RRP are purchased on the open market and upon (i) the full vesting of the restricted stock awards to directors and executive officers contemplated under the RRP and (ii) the exercise in full of all options expected to be granted to directors and executive officers under the Stock Option Plan, the Bank's and the Holding Company's directors and executive officers would receive an additional 44,175 shares of Common Stock and would exercise effective control of 13.4% of the outstanding shares of Common Stock.

Regulatory Oversight and Recent Legislation

     The Bank is subject to extensive regulation, supervision and examination by the DFI as its primary state regulator and by the FDIC, which insures its deposits up to applicable limits and which is the primary federal regulator. The Bank is a member of the FHLB of Indianapolis and is subject to certain limited regulation by the FRB. As a bank holding company, the Holding Company will also be subject to regulation and oversight by the FRB. See "Regulation." Such regulation and supervision govern the activities in which an institution can engage and are intended primarily for the protection of the insurance fund and deposits. With a view to strengthening the banking industry, regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities. The assessments, filing fees and other costs associated with reports, examinations and other regulatory matters are significant, and increases in such costs may have an adverse effect on the Holding Company's results of operations.

     Congress is considering legislation that would consolidate the supervision and regulation of all U.S. financial institutions into one administrative body, would expand the powers of financial institutions, and would provide regulatory relief to financial institutions (the "Legislation"). It cannot be predicted with certainty whether or when the Legislation will be enacted or the extent to which the Holding Company and the Bank would be affected thereby.


     Under current tax laws, savings banks meeting certain requirements have been able to deduct from income for tax purposes amounts designated as reserved for bad debts. The Senate and the House have each recently passed legislation prospectively repealing the percentage of taxable income method used by savings associations to compute their bad debt deductions and further requiring, generally, that bad debt reserves taken after 1987 using the percentage of taxable income method be included in future taxable income of the savings bank over a six-year period, although a two-year delay may be permitted for institutions meeting a residential mortgage loan origination test. The Legislation requires smaller thifts (i.e., less than $500 million in assets) to use the experience method and larger thrifts (i.e., $500 million in assets or more) to use the charge-off method to compute these tax deductions. The proposed tax legislation could have an adverse effect on the Holding Company, although until such proposal is enacted, the extent of such effect is uncertain. See "Taxation -- Federal Taxation."


Income Tax Consequences of Subscription Rights

     If the subscription rights granted in connection with the Conversion are deemed to have an ascertainable value, receipt of such rights will be taxable to recipients, either as ordinary income or capital gain, in an amount not in excess of such value. In the opinion of Keller, the subscription rights have no ascertainable fair market value. See "The Conversion -- Principal Effects of Conversion -- Tax Effects."

                             HOME FINANCIAL BANCORP

     The Holding Company was incorporated under the laws of the State of Indiana on February 21, 1996, for the purpose of acquiring all of the common stock of the Bank and acting as the Bank's holding company. As the Holding Company was not incorporated until recently and is currently a shell corporation, no Holding Company financial statements are included herein. The holding company structure will provide increased flexibility in conducting future business activities related to the Bank. The Holding Company has received approval of the FRB to become a bank holding company through the acquisition of all of the common stock of the Bank to be issued upon completion of the Conversion.

     As an Indiana corporation, the Holding Company is authorized to engage in any activity that is permitted by the Indiana Business Corporation Law, as amended (the "IBCL"). The Board of Directors of the Holding Company anticipates that, after completion of the Conversion, the Holding Company will conduct its business initially as a bank holding company and its activities will be limited to those permitted by FRB regulations. The holding company structure will provide the Holding Company with greater flexibility than the Bank to diversify its business activities, either through newly-formed subsidiaries or through acquisitions. Neither the Bank nor the Holding Company has any arrangements, discussions or agreements, written or oral, regarding any such business activities or acquisitions at this time. However, after the Conversion the Holding Company will be able to take advantage of favorable business or acquisition opportunities that may arise. The assets of the Holding Company will initially consist of the common stock of the Bank and $2,267,500 of the net proceeds of the Conversion. The Holding Company intends to use a portion of such funds to make a loan to the ESOP to allow the ESOP to purchase shares of Common Stock in the Conversion. The Holding Company may also use such funds for general corporate purposes, including the payment of dividends and repurchases of shares of its Common Stock in the future. Any activities of the Holding Company will initially be funded from such net proceeds and through future dividends from the Bank, which are subject to certain limitations. See "Dividend Policy," "Regulation -- Dividend Limitations," and "Use of Proceeds."

     The executive office of the Holding Company is located at 279 East Morgan Street, P.O. Box 187, Spencer, Indiana, 47460. Its telephone number is (812) 829-2095.

                            OWEN COMMUNITY BANK, s.b.

     Founded in 1911 under the name Owen County Savings and Loan Association, the Bank is a Spencer, Indiana-based, Indiana mutual savings bank conducting its business from its main office in Spencer. The Bank is the oldest continuously operating financial institution headquartered in Owen County. Management believes the Bank has developed a solid reputation among its loyal customer base because of its commitment to personal service and its strong support of the local community. The Bank is and historically has been a significant residential real estate mortgage lender in Owen County, originating approximately 14.4% of the mortgages recorded in Owen County during the calendar year ended December 31, 1995. The Bank offers a variety of lending, deposit and other financial services to its retail and commercial customers.

     The Bank attracts deposits from the general public and originates primarily mortgage loans most of which are secured by one-to four-family residential real property in Owen County. The Bank also offers mobile home loans, Combo Loans, multi-family loans, nonresidential real estate loans and consumer loans, including share loans and installment loans. The Bank derives most of the funds for its lending from deposits of its customers consisting primarily of certificates of deposit, savings accounts and checking accounts.

     The Bank has maintained a good capital position by focusing on residential real estate mortgage, Combo and mobile home lending in Owen County. At December 31, 1995, the Bank had total assets of $33.5 million, deposits of $24.9 million and equity capital of $3.3 million. The Bank has no accounting goodwill or other intangible assets on its balance sheet. For the fiscal year ended June 30, 1995, the Bank had net income of $289,000, a return on assets of 1.00%, and a return on equity of 9.59%. The Bank has experienced very few asset quality problems in its total loan portfolio, and at December 31, 1995, its ratio of non-performing assets to total assets was 0.35%. The Bank charged off only $6,000 of loans during the year ended June 30, 1995.

     At December 31, 1995, the Bank's equity capital equaled 9.85% of total assets. Assuming net proceeds at the midpoint of the Estimated Valuation Range, the Bank's pro forma equity to assets ratio at December 31, 1995, would have been 16.0%. Assuming net proceeds are allocated to the Bank at the midpoint of the Estimated Valuation Range (except for $2,267,500 retained by the Holding Company), the Bank's pro forma total risk-based capital ratio, Tier I risk-based capital ratio and leverage ratio would have been 28.6%, 28.1% and 14.2%, respectively. The Bank's capital ratios are now, and on a pro forma basis will be, substantially in excess of its Capital Requirements. See "Pro Forma Data
- --Regulatory Capital Compliance."

                                   MARKET AREA

     The Bank, located in Spencer, Indiana, attracts deposits primarily from Owen County in southern Indiana. As of December 31, 1995, the Bank's share of deposits among Owen County financial institutions was 16.0%.

     Spencer, the county seat of Owen County, is approximately 55 miles south of Indianapolis. According to the U.S. Bureau of Census, Spencer had a population of 2,537, and Owen County had a population of 17,281 at the time of the 1990 census.

     According to the Indiana Department of Employment and Training Services, the total work force in Owen County was 10,520 as of October, 1995. As of the same date, 10,120 persons were employed, resulting in an unemployment rate for Owen County of approximately 3.8%. As of the same date, the unemployment rate for Indiana was 4.2%, and the nationwide unemployment rate was 5.5%.

     According to the Chamber of Commerce of Spencer and Owen County, Owen County's largest employer with approximately 350 employees is Cook Urological which specializes in the manufacturing of medical instruments. Owen County's second largest employer is Boston Scientific, which employs approximately 250 persons and also specializes in the manufacturing of medical and surgical products.

                                 USE OF PROCEEDS

     All except $2,267,500 of the net Conversion proceeds received from the sale of the Common Stock offered in the Subscription and Direct Community Offerings, or 50.0%, 57.9%, 63.7% and 68.6% of the net Conversion proceeds at the minimum, midpoint, maximum, and 15% above the maximum, respectively, will be used by the Holding Company to purchase all of the common stock to be issued by the Bank in the Conversion. The $2,267,500 retained by the Holding Company constitutes 50.0%, 42.1%, 36.3% and 31.4% of the net Conversion proceeds at the minimum, midpoint, maximum and 15% above the maximum, respectively, and will be used for general corporate purposes, including a loan to the ESOP to permit the ESOP to purchase shares of Common Stock in the Subscription Offering. The Holding Company may also use a portion of such retained proceeds for the payment of dividends and future repurchases of its Common Stock.

     The funds received by the Bank will be used primarily to support the Bank's lending and investment activities and may be used to repay a portion of its $5.2 million in outstanding borrowings from the FHLB of Indianapolis at December 31, 1995 which mature on various dates primarily during the years 1996 through 2000 and have interest rates ranging from 6.14% to 6.48%. See "Business --Sources of Funds -- Borrowings." The Bank may also use Conversion proceeds for future renovation and branch expansion. As part of its asset/liability management, the Bank will seek to use the proceeds to make adjustable-rate mortgage loans, mobile home loans, Combo Loans, nonresidential real estate loans and consumer loans to the extent there is demand for such loans and subject to market conditions. On an interim basis, the net proceeds will be invested in U.S. government securities, other U.S. agency securities, mortgage-backed securities and equity securities. See "Business -- Investments and FHLB Stock," and "--Lending Activities --Mortgage-Backed Securities." Any remaining net proceeds may be used for general corporate purposes, including contribution to the Bank's proposed RRP. Neither the Holding Company nor the Bank has any current intention to acquire any other financial institutions or other entities.

     The following table shows estimated gross and net proceeds based upon shares of Common Stock being sold in the Conversion at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range.

                                                                                               15% Above
                                            Minimum,         Midpoint,        Maximum,         Maximum,
                                             484,500          570,000          655,500          753,825
                                             Shares           Shares           Shares           Shares
                                          Sold at Price    Sold at Price    Sold at Price    Sold at Price
                                            of $10.00        of $10.00        of $10.00      of $10.00(2)
                                          -------------    -------------    -------------    -------------
                                                                  (In thousands)
Gross Proceeds..........................     $4,845           $5,700            $6,555           $7,538
Less:
   Estimated Advisory Fees
   and Other Expenses(1)................        310              310               310              310
Estimated net Conversion
   proceeds(1)..........................     $4,535           $5,390            $6,245           $7,228

- ----------
(1) In calculating estimated net Conversion proceeds, it has been assumed that no sales will be made through selected dealers.

(2) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription and Direct Community Offerings.


     The actual net proceeds may differ from the estimated net proceeds calculated above for various reasons, including variances in the actual amount of legal and accounting expenses incurred in connection with the Conversion, commissions paid for sales made through other dealers, and the actual number of shares of Common Stock sold in the Conversion. Any variance in the actual net proceeds from the estimates provided in the table above is not expected to be material.

                                 DIVIDEND POLICY

     Upon Conversion, the Board of Directors of the Holding Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. The Board of Directors may consider a policy of paying cash dividends on the Common Stock in the future. However, no decision has been made as to the amount or timing of any such dividends. The declaration and payment of dividends, if any, will depend upon a number of factors, including the Holding Company's then-current and projected consolidated operating results and financial condition, regulatory restrictions, future growth plans and such other factors as the Board of Directors deems relevant.

     After the Conversion, the Bank will be the sole direct subsidiary of the Holding Company. Initially, the Holding Company will have no independent operations or other subsidiaries to generate income. Consequently, other than the net proceeds of the Conversion that the Holding Company will retain (after funding the loan to the ESOP) and repayments of the ESOP loan, the ability of the Holding Company to accumulate earnings for the payment of cash dividends to its shareholders or possible repurchases of shares of Common Stock will depend upon the ability of the Bank to pay dividends to the Holding Company.


     In connection with the Conversion, the Bank will establish a liquidation account which will serve to protect Eligible Account Holders and Supplemental Eligible Account Holders in the unlikely event of a liquidation of the Bank. The Bank will not pay dividends to the Holding Company to the extent the liquidation account would be impaired. The balance of the liquidation account will initially be $3,364,000 and will gradually decline. However, the initial amount available for dividends to the Holding Company from the Bank will be approximately equal to the portion of the net proceeds to be paid to the Bank, less adjustments for the ESOP and RRP, or approximately $3.2 million at the maximum of the Estimated Valuation Range. See "The Conversion -- Principal Effects of Conversion --Effect on Liquidation Rights." In addition, the extent to which the Bank may pay dividends or make capital distributions is subject to other regulatory restrictions.


     Income of the Bank appropriated to bad debt reserves and deducted from gross income for federal income tax purposes is not available for payment of cash dividends or other distributions to the Holding Company without the payment of federal income taxes by the Bank on the amount of such income. At December 31, 1995, approximately $700,000 of the Bank's retained earnings represented bad debt deductions for which no federal income tax provision had been made. See "Taxation -- Federal Taxation." The Bank's unrecorded deferred income tax liability on such accumulated bad debt deduction at December 31, 1995 was $280,000. See Note 9 to the Notes to Consolidated Financial Statements. For a description of proposed legislation concerning deductions for bad debt reserves, see "Taxation -- Federal Taxation."

     Generally, there is no regulatory restriction on the payment of dividends by the Holding Company. Under FRB supervisory policy, a bank holding company generally should not maintain its existing rate of cash dividends on common shares unless (i) the organization's net income available to common shareholders over the past year has been sufficient to fully fund the dividends and (ii) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition. The FDIC also has authority under current law to prohibit a bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice in light of the financial condition of the bank. Indiana law, however, would prohibit the Holding Company from paying a dividend, if, after giving effect to the payment of that dividend, the Holding Company would not be able to pay its debts as they become due in the usual course of business or the Holding Company's total assets would be less than the sum of its total liabilities plus preferential rights of holders of preferred stock, if any. See "Regulation -- Regulatory Capital" and "-- Dividend Limitations."

                           MARKET FOR THE COMMON STOCK

     The Holding Company has never issued Common Stock to the public. Consequently, there is no established market for the Common Stock. The Holding Company has received approval to have its Common Stock quoted on the NASDAQ Small Cap Market under the symbol "HWEN" upon successful closing of the offering. The Holding Company anticipates that there will be at least two market makers for its shares upon the completion of the Conversion, depending upon the volume of trading activity in the Common Stock and subject to compliance with applicable provisions of federal and state securities laws and other regulatory requirements. The Holding Company has not yet obtained any market makers and will not do so until the offering is completed. FBR intends to make a market for the Common Stock, but is under no obligation to do so.

     An active and liquid public trading market for the securities of any issuer, including the Holding Company, depends upon the presence in the marketplace of both willing buyers and willing sellers of the securities at any given time. The Holding Company has received approval to have its shares quoted on the NASDAQ Small Cap Market, subject to certain conditions which the Holding Company and the Bank believe will be met, including having at least 300 holders of Common Stock, at least 100,000 publicly held shares of Common Stock, and two market makers for the Common Stock. However, no assurance can be given that an active and liquid trading market will develop or that the trading price per share of the Common Stock will equal or exceed the Purchase Price. Purchasers of Common Stock should consider the potentially illiquid and long-term nature of their investment in the shares being offered hereby.

     The aggregate price of the Common Stock is based upon an independent appraisal of the pro forma market value of the Common Stock. However, there can be no assurance that an investor will be able to sell the Common Stock purchased in the Conversion at or above the Purchase Price.

                        ANTICIPATED MANAGEMENT PURCHASES

         The following table sets forth information as to subscription rights to Common Stock intended at this time to be exercised by each director of the Bank and the one executive officer who is not director of the Bank (including shares to be purchased by their Associates) and all directors and executive officers as a group. For purposes of the following table, it has been assumed that sufficient shares will be available to satisfy subscriptions in all categories and that shares will be sold for $10.00 per share.


                       Aggregate     Amount of Shares  Percent of Shares  Percent of Shares   Percent of Shares   Percent of Shares
                       Purchase       Proposed to be       Assuming           Assuming            Assuming             Assuming
                       Price of         Subscribed      484,500 Shares     570,000 Shares      655,500 Shares       753,825 Shares
Name and               Intended         for all in      are Sold in the    are Sold in the     are Sold in the      are Sold in the
Position             Purchases(1)       Categories        Conversion         Conversion          Conversion           Conversion
- -----------------   --------------  -----------------  -----------------  ------------------  -----------------   ------------------

Frank R. Stewart        $100,000          10,000             2.06%               1.75%              1.53%                1.32%
   Chairman
Robert W. Raper,          20,000           2,000             0.41                0.35               0.30                 0.27
   Vice Chairman
John T. Gillaspy,        100,000          10,000             2.06                1.75               1.53                 1.32
   Director
Stephen Parrish,          20,000           2,000             0.41                0.35               0.30                 0.27
   Director
Tad Wilson,              100,000          10,000             2.06                1.75               1.53                 1.32
   Director
Charles W. Chambers,       5,000             500             0.11                0.09               0.08                 0.07
   Director and
   Secretary
Kurt J. Meier,             8,000             800             0.17                0.14               0.12                 0.11
   Director, President
   and Treasurer
Kurt D. Rosenberger,       7,500             750             0.16                0.13               0.11                 0.10
      Vice President    --------          ------             ----                ----               ----                 ----
All directors and       $360,500          36,050             7.44%               6.32%              5.50%                4.78%
  executive officers    ========          ======             ====                ====               ====                 ====
   as a group
   (8 persons)(2)

- ----------
(footnotes on following page)

(1) Does not include shares subject to stock options which may be granted under the Stock Option Plan, shares which may be awarded under the RRP, or any shares which may be allocated to officers under the ESOP.

(2) Assuming that all shares awarded under the RRP are purchased on the open market and upon (i) the full vesting of the restricted stock awards to directors and executive officers contemplated under the RRP and (ii) the exercise in full of all options expected to be granted to directors and executive officers under the Stock Option Plan, all directors and executive officers as a group would beneficially own 73,599 shares (14.4%), 80,225 shares (13.4%), 86,852 shares (12.6%), and 94,472 shares (11.9%) upon sales at the minimum, midpoint, maximum, and 15% above the maximum of the Estimated Valuation Range, respectively. See "Executive Compensation and Related Transactions -- RRP" and "-- Stock Option Plan."

                                 CAPITALIZATION


     The following table presents the historical capitalization of the Bank at December 31, 1995, and the pro forma consolidated capitalization of the Holding Company as of that date, giving effect to the sale of Common Stock offered by this Prospectus based on the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, and subject to the other assumptions set forth below. The pro forma data set forth below may change significantly at the time the Holding Company completes the Conversion due to, among other factors, a change in the Estimated Valuation Range for the shares or a change in the current estimated expenses of the Conversion. If the Estimated Valuation Range changes so that between 484,500 and 753,825 shares are not sold in the Conversion, subscriptions will be returned to subscribers who do not affirmatively elect to continue their subscriptions during the offering at the revised Estimated Valuation Range.





                                                                                    At December 31, 1995
                                                    --------------------------------------------------------------------------------
                                                                                           Pro Forma Holding Company
                                                                                        Capitalization Based on Sale of
                                                                        ------------------------------------------------------------
                                                                          484,500          570,000           655,500        753,825
                                                                          Shares           Shares            Shares         Shares
                                                      The Bank's          Sold at          Sold at           Sold at        Sold at
                                                      Historical         Price of         Price of          Price of       Price of
                                                    Capitalization        $10.00           $10.00            $10.00        $10.00(6)
                                                    --------------       --------         ---------         --------       ---------
                                                                                       (In Thousands)
Deposits (1) .....................................   $ 24,895           $ 24,895         $ 24,895          $ 24,895        $ 24,895
Federal Home Loan Bank advances ..................   $  5,200           $  5,200         $  5,200          $  5,200        $  5,200
Capital and retained earnings:
  Preferred stock, without par
   value, 2,000,000 shares
   authorized, none issued.......................    $    --            $    --          $     --          $    --         $     --
  Common Stock, without par
   value, 5,000,000 shares
   authorized; indicated number
   of shares assumed outstanding (2) .............       --                4,535            5,390             6,245           7,228
  Retained earnings and net unrealized gain
   on securities available for sale (3) ..........      3,295              3,295            3,295             3,295           3,295
  Less:
   Common Stock acquired by RRP (4) ..............       --                 (194)            (228)             (262)           (302)
   Common Stock acquired by the ESOP (5) .........       --                 (388)            (456)             (524)           (603)
                                                     --------           --------         --------          --------        --------
Total capital and retained earnings ..............   $  3,295           $  7,248         $  8,001          $  8,754        $  9,618
                                                     ========           ========         ========          ========        ========

- ----------
(1) Excludes accrued interest. No effect is given to possible withdrawals from deposit accounts to purchase the Common Stock.

(2) The number of shares to be issued in the Conversion may be increased or decreased based on market and financial conditions prior to the completion of the Conversion. Assumes estimated expenses of $310,000. See "Use of Proceeds."

(3) Retained earnings are substantially restricted. See Notes 9 and 12 to the Bank's Consolidated Financial Statements. See also "The Conversion -- Principal Effects of Conversion -- Effect on Liquidation Rights." Retained earnings do not reflect the federal income tax consequences of the restoration to income of the Bank's special bad debt reserve for income tax purposes which would be required in the unlikely event of a liquidation or if a substantial portion of retained earnings were otherwise used for a purpose other than absorption of bad debt losses and may be required under certain proposals currently pending in Congress. See "Taxation -- Federal Taxation." Equity capital includes retained earnings increased by net unrealized gain on securities available for sale.

(4) Assuming the receipt of shareholder approval at the Holding Company's first meeting of shareholders, the Bank intends to implement the RRP. Assuming such implementation, the RRP will eventually purchase an amount of shares equal to 4.0% of the Common Stock sold in the Conversion for issuance to directors, officers and employees of the Holding Company and the Bank (although its initial grants are expected to be for only 3% of the Common Stock sold in the Conversion). Such shares may be purchased from authorized but unissued shares or on the open market. The Holding Company currently intends that the RRP will purchase the shares on the open market. Under the terms of the RRP, shares will vest at the rate of 20% per year. The Common Stock to be purchased by the RRP represents unearned compensation and is, accordingly, reflected as a reduction to pro forma shareholders' equity. As shares of the Common Stock granted pursuant to the RRP vest, a corresponding reduction in the charge against capital will occur. In the event that authorized but unissued shares are acquired, the interests of existing shareholders will be diluted. Assuming that 570,000 shares of Common Stock are issued in the Conversion and that all awards under the RRP are from authorized but unissued shares, the Holding Company estimates that the per share book value for the Common Stock would be diluted $0.54 per share, or 3.8% and earnings per share would be diluted $0.03 per share, or 7.9% on a pro forma basis as of December 31, 1995.

(footnotes continued on following page)

(5) Assumes purchases by the ESOP of a number of shares equal to 8% of the shares issued in the Conversion. The funds used to acquire the ESOP shares will be borrowed from the Holding Company. See "Use of Proceeds." The Bank intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Executive Compensation and Related Transactions -- Employee Stock Ownership Plan and Trust."

(6) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription and Direct Community Offerings.

                                 PRO FORMA DATA

     Pro forma consolidated net income data of the Holding Company for the six months ended December 31, 1995 and for the year ended June 30, 1995, have been calculated as if the estimated net proceeds of the sale of Common Stock had been received by the Holding Company and the Bank and invested at 4.96% (yield of a six-month U.S. Treasury bill on February 1, 1996). The pro forma after tax yield for the Holding Company and the Bank is assumed to be 3.0% for the reported periods after adjusting for taxes using a federal statutory rate of 34%, and the net effect of the state statutory income tax rate of 5.61%. Historical and pro forma per share amounts have been calculated by dividing historical amounts and the pro forma amounts of the Holding Company by the indicated number of shares of Common Stock assuming that such number of shares had been outstanding during each of the entire periods. Possible withdrawals from deposit accounts to purchase Common Stock are not reflected in the pro forma adjustments. The Holding Company is unable to estimate the potential impact of taking such withdrawals into account.

     Book value represents the difference between the stated amount of consolidated assets and consolidated liabilities of the Holding Company computed in accordance with generally accepted accounting principles. Book value does not necessarily reflect current market value of assets and liabilities, and does not reflect the effect of the liquidation account to be established in the Conversion, see "The Conversion -- Principal Effects of Conversion -- Effect on Liquidation Rights," or the federal income tax consequences of the restoration to income of the Bank's special bad debt reserves for income tax purposes which would be required in the unlikely event of liquidation and may be required under certain proposals currently pending in Congress. See "Taxation -- Federal Taxation." Pro forma book value includes only net proceeds as of the indicated dates and does not include earnings on the proceeds for the periods then ended.

     The pro forma net earnings derived from the assumptions set forth above should not be considered indicative of the actual results of operations of the Holding Company that would have been attained for any period if the Conversion had been actually consummated at the beginning of such periods and the assumptions regarding investment yields should not be considered indicative of the actual yield expected to be achieved during any future period. The pro forma book values at the dates indicated should not be considered as reflecting the potential trading value of the Holding Company's stock. There can be no assurance that an investor will be able to sell the Common Stock purchased in the Conversion at prices within the range of the pro forma book values of the Common Stock or at or above the Purchase Price.


                                       484,500 Shares             570,000 Shares           655,500 Shares        753,825 Shares(1)
                                           Sold at                    Sold at                  Sold at                Sold at
                                      $10.00 Per Share           $10.00 Per Share         $10.00 Per Share       $10.00 Per Share
                                     -----------------         ------------------      --------------------     -----------------
                                     Six Months  Year          Six Months  Year         Six Months  Year        Six Months  Year
                                        ended    ended            ended    ended           ended    ended          ended    ended
                                      12/31/95  6/30/95         12/31/95  6/30/95        12/31/95  6/30/95       12/31/95  6/30/95
                                      --------  -------         --------  -------        --------  -------       --------  -------
                                                                 (In thousands, except per share amounts)
Gross proceeds......................  $4,845   $4,845            $5,700   $5,700          $6,555     $6,555        $7,538   $7,538
Less offering expenses, advisory
  fees and commissions .............    (310)    (310)             (310)    (310)           (310)      (310)         (310)    (310)
                                      ------   -------          -------  -------           ------    ------       -------  -------
Estimated net conversion
     proceeds (2)...................   4,535    4,535             5,390    5,390           6,245      6,245         7,228    7,228
Less:
  Common Stock acquired by RRP (4)..    (194)    (194)             (228)    (228)           (262)      (262)         (302)    (302)
  Common Stock acquired by ESOP (6).    (388)    (388)             (456)    (456)           (524)      (524)         (603)    (603)
                                      ------   -------          -------  -------           ------    ------       -------  -------
Estimated proceeds available
  for investment....................  $3,953   $3,953            $4,706   $4,706          $5,459     $5,459        $6,323   $6,323
                                      ======   =======          =======  =======          ======     ======       =======  =======
Consolidated net income:
  Historical .......................    $154     $289            $  154    $ 289           $ 154    $   289       $   154   $  289
  Pro forma income (3)..............      60      119                71      141              82        164            95      190
  Pro forma ESOP adjustment (6).....     (12)     (23)              (14)     (28)            (16)       (32)          (20)     (39)
  Pro forma RRP adjustment (4)......     (12)     (23)              (14)     (28)            (16)       (32)          (20)     (39)
                                      ------   -------          -------  -------           ------    ------       -------  -------
  Pro forma net income .............    $190     $362            $  197    $ 374          $  204      $ 389       $   209  $   401
                                      ======   =======          =======  =======          ======     ======       =======  =======
Consolidated net income
  per share (7):
  Historical .......................    $.34    $ .64            $  .29     $.55          $  .25      $ .48         $ .21    $ .40
  Pro forma income (3)..............     .13      .26               .13      .27             .13        .27           .13      .26
  Pro forma ESOP adjustment (6).....    (.03)    (.05)             (.03)    (.05)           (.03)      (.05)         (.03)    (.05)
  Pro forma RRP adjustment (4)......    (.03)    (.05)             (.03)    (.05)           (.03)      (.05)         (.03)    (.05)
                                      ------   -------          -------  -------           ------    ------       -------  -------
  Pro forma net income per share....    $.41    $ .80           $   .36    $ .72           $ .32      $ .65       $   .28    $ .56
                                      ======   =======          =======  =======          ======     ======       =======  =======
Consolidated book value (5):
  Historical .......................   $3,29   $3,159            $3,295   $3,159          $3,295     $3,159        $3,295   $3,159
  Estimated net conversion
   proceeds (2) ....................   4,535    4,535             5,390    5,390           6,245     6,245         7,228     7,228
  Less:
   Common Stock acquired by RRP (4).    (194)    (194)             (228)    (228)           (262)      (262)         (302)    (302)
   Common Stock acquired by ESOP (6)    (388)    (388)             (456)    (456)           (524)      (524)         (603)    (603)
                                      ------   -------          -------  -------          ------     ------       -------  -------
  Pro forma book value .............  $7,248   $7,112            $8,001   $7,865          $8,754     $8,618        $9,618   $9,482
                                      ======   =======          =======  =======          ======     ======       =======  =======
Consolidated book value
  per share (5)(7):
  Historical .......................  $ 6.80  $   6.52            $5.78 $   5.54          $ 5.03      $ 4.82        $ 4.20  $ 4.03
  Estimated net conversion proceeds
   per share .......................    9.36      9.36             9.46     9.46            9.53       9.53          9.22     9.22
  Less:
   Common Stock acquired by RRP (4).    (.40)     (.40)            (.40)    (.40)           (.40)      (.40)         (.39)    (.39)
   Common Stock acquired by ESOP (6)    (.80)     (.80)            (.80)    (.80)           (.80)      (.80)         (.77)    (.77)
                                      ------   -------          -------  -------          ------     ------       -------  -------
  Pro forma book value per share....  $14.96   $ 14.68          $ 14.04  $ 13.80          $13.36     $13.15       $ 12.26  $ 12.09
                                      ======   =======          =======  =======          ======     ======       =======  =======
Offering price to pro forma net income
  per share ........................   12.20x    12.50x           13.89x   13.89x          15.63x     15.38x        17.86x   17.86x
Offering price as a percentage of pro
  forma book value per share........   66.85%    68.12%           71.23%   72.46%          74.85%     76.05%        81.57%   82.71%
Number of shares used in
  calculating EPS................... 449,616   449,616          528,960  528,960         608,304    608,304       727,390  727,390
Number of shares used in
  calculating book value............ 484,500   484,500          570,000  570,000         655,500    655,500       783,825  783,825

- -------------
(footnotes continued on next page)

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following commencement of the Subscription and Direct Community Offerings.

(2) See "Use of Proceeds" for assumptions utilized to determine the estimated net proceeds of the sale of Common Stock.

(3)  Calculated based upon estimated proceeds available for investment.

(4) Assuming the receipt of shareholder approval at the Holding Company's first meeting of shareholders, the Bank intends to implement the RRP. Assuming such implementation, the RRP will eventually purchase an amount of shares equal to 4.0% of the Common Stock sold in the Conversion for issuance to directors, officers and employees of the Holding Company and the Bank (although its initial grants are expected to be for only 3% of the Common Stock sold in the Conversion). Such shares may be purchased from authorized but unissued shares or on the open market. The Holding Company currently intends that the RRP will purchase the shares on the open market, and the estimated net conversion proceeds have been reduced for the purchase of the shares in determining estimated proceeds available for investment. Under the terms of the RRP, shares will vest at the rate of 20% per year. The Common Stock to be purchased by the RRP represents unearned compensation and is, accordingly, reflected as a reduction to pro forma shareholders' equity. As shares of the Common Stock granted pursuant to the RRP vest, a corresponding reduction in the charge against capital will occur. In the event that authorized but unissued shares are acquired, the interests of existing shareholders will be diluted. Assuming that 570,000 shares of Common Stock are issued in the Conversion and that all awards under the RRP are from authorized but unissued shares, the Holding Company estimates that the per share book value for the Common Stock would be diluted $0.54 per share, or 3.8%, and earnings per share would be diluted $0.03 per share, or 7.9%, on a pro forma basis as of December 31, 1995.

(5) Book value represents the excess of assets over liabilities. The effect of the liquidation account is not reflected in these computations. (For additional information regarding the liquidation account, see "The Conversion -- Principal Effects of Conversion -- Effect on Liquidation Rights.")

(6) It is assumed that 8% of the shares of Common Stock issued in the Conversion will be purchased by the ESOP. The funds used to acquire the ESOP shares will be borrowed by the ESOP from the Holding Company (see "Use of Proceeds"). The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirements on the debt. The Bank's total annual expense in payment of the ESOP debt is based upon 10 equal annual installments of principal, with an assumed annual interest rate of 8.25%. The pro forma net income assumes: (i) the Bank's total contributions are equivalent to the debt service requirement for the year and were made at the end of the period; (ii) the annual interest rate applicable to the debt was 8.25%; and (iii) the effective tax rate applicable to the debt was 39.61%. Expense for the fiscal year beginning on July 1, 1996 and thereafter will be based on the number of shares committed to be released to participants for the year at the average market value of the shares during the year. Accordingly, the Bank's total annual expense in payment of the ESOP for such years may be higher than that discussed above. The amount borrowed is reflected as a reduction of shareholders' equity.

(7) Assuming the receipt of shareholder approval at the Holding Company's first meeting of shareholders, the Holding Company intends to implement the Stock Option Plan. Assuming such implementation, Common Stock in an aggregate amount equal to 10.0% of the shares issued in the Conversion will be reserved for issuance by the Holding Company upon the exercise of the stock options granted under the Stock Option Plan. No effect has been given to the shares of Common Stock reserved for issuance under the Stock Option Plan. Upon the exercise of stock options granted under the Stock Option Plan, the interests of existing shareholders will be diluted. Assuming the issuance of 570,000 shares in the Conversion and the exercise of 57,000 options at an exercise price of $10.00 per share, the Holding Company estimates that the per share book value for the Common Stock would be diluted $.37 per share, or 2.64%, and earnings per share would be diluted $.02 per share, or 5.88%, on a pro forma basis as of December 31, 1995.

Regulatory Capital Compliance

     In connection with the Bank's conversion to a state-chartered savings bank, the FDIC imposed heightened capital requirements on the Bank because of the impermissible real estate development activities of BSF, the Bank's subsidiary. The FDIC currently requires that the Bank maintain capital (after deduction of its investment in BSF) at levels sufficient for the Bank to be classified as a well-capitalized institution. See "Regulation -- Regulatory Capital." The following table compares the Bank's historical and pro forma regulatory capital levels as of December 31, 1995 to the Bank's heightened capital requirements after giving effect to the Conversion.



                                                                         At December 31, 1995
                                                                            Pro Forma Capital Based on Sale of
                                                           484,500 Shares    570,000 Shares     655,500 Shares    753,825 Shares
                                           The Bank       Sold at Price of  Sold at Price of   Sold at Price of  Sold at Price of
                                          Historical           $10.00            $10.00             $10.00          $10.00 (1)
                                          ----------           ------            ------             ------          ----------
                                        Amount  Ratio(2)  Amount  Ratio(2)   Amount  Ratio(2)  Amount  Ratio(2)   Amount  Ratio(2)
                                        ------  --------  ------  --------   ------  --------  ------  --------   ------  --------

                                                                          (Dollars in thousands)
Equity capital based upon
   generally accepted
   accounting principles (3)..........  $3,295   9.9%      $4,980 14.2%      $5,733   16.0%     $6,486  17.7%     $7,350  19.6%
Total risk-based capital (3):
   Historical or
     pro forma........................  $2,666  15.0%      $4,351 24.4%      $5,104   28.6%     $5,857  32.9%     $6,721  37.7%
   Required...........................   1,783  10.0        1,783 10.0        1,783   10.0       1,783  10.0       1,783  10.0
     Excess...........................  $  883   5.0%      $2,568 14.4%      $3,321   18.6%     $4,074  22.9%     $4,938  27.7%
Tier I capital (3):
   Historical or
     pro forma........................  $2,566  14.4%      $4,251 23.8%      $5,004   28.1%     $5,757  32.3%     $6,621  37.1%
   Required...........................   1,070   6.0        1,070  6.0        1,070    6.0       1,070   6.0       1,070   6.0
     Excess...........................  $1,496   8.4%      $3,181 17.8%      $3,934   22.1%     $4,687  26.3%     $5,551  31.1%
Tier I leverage capital (3):
   Historical or
     pro forma........................  $2,566   7.8%      $4,251 12.4%      $5,004   14.2%     $5,757  16.0%     $6,621  18.0%
   Required...........................   1,637   5.0        1,721  5.0        1,759    5.0       1,796   5.0       1,840   5.0
     Excess...........................  $  929   2.8%      $2,530  7.4%      $3,245    9.2%     $3,961  11.0%     $4,781  13.0%
- ----------------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following commencement of the Subscription and Direct Community Offerings.

(2) Tier I leverage levels are shown as a percentage of total assets; total risk-based and Tier I capital levels are shown as a percentage of risk-weighted assets.

(3) Pro forma capital levels assume receipt by the Bank of all but $2,267,500 of the net Conversion proceeds and proceeds from the ESOP loan invested in zero risk weighted assets, reduced for shares of Common Stock acquired by the RRP.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     The Holding Company was recently formed as an Indiana corporation on February 21, 1996, for the purpose of issuing the Common Stock and owning all of the outstanding common stock of the Bank to be issued in the Conversion as a unitary bank holding company. As a newly formed corporation, the Holding Company has no operating history.

     The principal business of savings banks, including the Bank, has historically consisted of attracting deposits from the general public and making loans secured by residential real estate. The Bank's earnings are primarily dependent upon its net interest income, the difference between interest income and interest expense. Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amount of deposits and borrowings outstanding during the same period and interest rates paid on such deposits and borrowings. The Bank's earnings are also affected by provisions for loan losses, service charges and other non-interest income, operating expenses and income taxes.

     The Bank is significantly affected by prevailing economic conditions, as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. See "Regulation." Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities and level of personal income and savings within the Bank's market. In addition, deposit growth is affected by how customers perceive the stability of the financial services industry amid various current events such as regulatory changes, failures of other financial institutions and financing of the deposit insurance fund. Lending activities are influenced by the demand for and supply of housing lenders, the availability and cost of funds and various other items. Sources of funds for lending activities of the Bank include deposits, payments on loans, borrowings and income provided from operations.

Current Business Strategy

     The Bank's business strategy is to operate a well-capitalized, profitable and independent community savings bank dedicated primarily to residential and mobile home lending with an emphasis on personal service. The Bank has sought to implement this strategy by (1) originating mobile home and non-conforming residential mortgage loans with interest rates above prevailing market rates for conforming residential mortgage loans, (2) maintaining asset quality through diligent collection efforts, and (3) maintaining acceptable levels of capital.

         The highlights of the Bank's business strategy are as follows:
         o Profitability. Although no assurance can be made regarding future profitability, the Bank has been profitable in each of the past five fiscal years. The Bank had net income of $289,000 in fiscal 1995, $261,000 in fiscal 1994, and $308,000 in fiscal 1993. The
              Bank's net income for the six months ended December 31, 1995 was $154,000. The Bank's average return on average assets for the five years ended June 30, 1995 was 0.88%. The Bank's return on average assets for the year ended June 30, 1995 and the six months ended December 31, 1995, was 1.00% and 0.92%, respectively.

         o Mobile Home and Non-Conforming Loans. The Bank has developed a unique niche in its market area by (i) being the primary mobile home lender in Owen County; (ii) originating a significant number of loans with a Loan-to-Value Ratio of 90%; and (iii) extending credit to borrowers with prior credit problems or lower credit quality. By focusing on this unique lending niche, the Bank is able to improve its interest rate spread by charging interest rates above prevailing market rates. The Bank's interest rate spread for the years ended June 30, 1995, 1994 and 1993 was 4.19%, 4.11% and 4.11%, respectively. The Bank's interest rate spread for the six months ended December 31, 1995 was 3.83%. See "Business."

         o Nonresidential and Multi-Family Real Estate Loans. The Bank anticipates becoming more active in the origination of nonresidential and multi-family real estate loans following the Conversion. At December 31, 1995, the Bank's total portfolio of nonresidential real estate and multi-family loans amounted to $1.7 million and $475,000, respectively, or 6.2% and 1.7%, respectively, of the Bank's total loan portfolio. The Bank has historically been restricted in its ability to originate such loans by the loans-to-one borrower limitation because such loans often involve large balances to single borrowers or groups of related borrowers. However, the additional capital that the Bank will have following the Conversion will allow it to be more active in the origination of nonresidential and multi-family real estate loans.

          o Asset Quality. Although mobile home loans and loans to borrowers with prior credit problems or lower credit quality are typically riskier than residential mortgage loans to borrowers with higher credit quality, the Bank has been successful in maintaining its asset quality through diligent collection efforts. At December 31, 1995, only $118,000, or 0.35%, of the Bank's total assets, were included in non-performing assets. At the same date, $659,000, or 1.97%, of the Bank's total assets were delinquent more than 30 days but less than 90 days. See "Business -- Non-Performing and Problem Assets."

         o Capital Position. At December 31, 1995, the Bank exceeded all of its Capital Requirements, and its equity capital was $3.3 million, or 9.85% of total assets. Assuming net proceeds at the midpoint of the Estimated Valuation Range, the Bank's pro forma equity to assets ratio (excluding $2,267,500 of net proceeds to be retained by the Holding Company), at such date, would have been 16.0%.

Asset/Liability Management

     The Bank, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. As part of its effort to monitor and manage interest rate risk, the Bank uses the net portfolio value ("NPV") methodology recently adopted by the OTS as part of the OTS' capital regulations. Although the Bank is not subject to the supervision of or regulations promulgated by the OTS, the application of the NPV methodology adopted by the OTS assists the Bank in monitoring its interest rate risk.

     Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning assets and other assets and outgoing cash flows on interest-bearing liabilities and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from a theoretical 200 basis point (1 basis point equals .01%) change in market interest rates. Both a 200 basis point increase in market interest rates and a 200 basis point decrease in market interest rates are considered. If, under the OTS' NPV methodology, an increase or a decrease in market rates would result in a decrease of more than 2% in the present value of an institution's assets and such institution is required to comply with the NPV regulation, the institution must deduct 50% of the amount of the decrease in excess of such 2% in the calculation of the institution's risk-based capital.

     At December 31, 1995, 2% of the present value of the Bank's assets was approximately $674,000. Because the interest rate risk of a 200 basis point decrease in market interest rates (which was greater than the interest rate risk of a 200 basis point increase) was $520,000 at December 31, 1995, the Bank would not have been required to deduct any dollar amount from its capital under the OTS' methodology.

     Presented below, as of December 31, 1995, is an analysis prepared by Sendaro Corporation of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 200 basis point increments in market interest rates.

                       Net Portfolio Value              NPV as % of PV of Assets
 Change     ---------------------------------------     ------------------------
In Rates    $ Amount      $ Change      % Change        NPV Ratio        Change
- --------    --------      --------      --------        ---------        ------
                             (Dollars in thousands)
  400 bp *  $3,226        $ (173)          (5.09)%         10.19%          11bp
+ 200 bp     3,530           131            3.85           10.74           66bp
    0 bp     3,399           ---             ---           10.08            ---
- - 200 bp     2,879          (520)         (15.30)           8.41         (167bp)
- - 400 bp     2,516          (883)         (25.98)           7.20         (288bp)


          Interest Rate Risk Measures: 200 Basis Point (bp) Rate Shock

Pre-Shock NPV Ratio: NPV as % of PV of Assets..................       10.08%
Exposure Measure: Post-Shock NPV Ratio.........................        8.41%
Sensitivity Measure: Change in NPV Ratio.......................      (167bp)
Change in NPV as % of PV of Assets.............................       15.30%
Interest Rate Risk Capital Component...........................         ---
- ----------
*  Basis points.

     An additional key element in the Bank's asset/liability plan is to protect net earnings from changes in interest rates by reducing the maturity or repricing mismatch between its interest-earning assets and rate-sensitive liabilities. This assumes that assets reprice based on assumptions indicated below the following table. The Bank's Interest Rate Gap was positive 18.1% as of December 31, 1995. A positive Interest Rate Gap would leave the Bank's earnings vulnerable to periods of declining interest rates because during such periods the interest income earned on assets will generally decrease more rapidly than the interest expense paid on liabilities. Conversely, in a rising interest rate environment, the total income earned on assets will generally increase more rapidly than the interest expense paid on liabilities. A negative Interest Rate Gap would have the opposite effect. The Bank's management believes that the Bank's Interest Rate Gap has generally been maintained within an acceptable range in view of the prevailing interest rate environment.


     The following table illustrates the projected maturities and the repricing of the major consolidated asset and liability categories of the Bank as of December 31, 1995. Maturity and repricing dates have been projected by applying the assumptions set forth below to contractual maturity and repricing dates. The information presented in the following table is derived from data maintained by the Bank and is not adjusted for prepayments. Since most of the loans are adjustable rate loans which are due to reprice within three years or less, management feels that loan prepayments will not have a significant impact on the results of the table below.


                                                                      At December 31, 1995
                                                                   Maturing or Repricing Within
                                    -----------------------------------------------------------------------------------------------
                                    0 to 3    4 to 6     7 to 12    1 to 3     3 to 5      5 to 10    10 to 20    Over 20
                                    Months    Months     Months     Years      Years        Years      Years       Years     Total
                                    ------    ------     ------     -----      -----        -----      -----       -----     -----
                                                                     (Dollars in Thousands)
Interest-earning assets:
   Gross loans receivable (1) .... $4,929     $4,377     $6,567    $ 6,595     $ 2,131      $2,181     $  646   $    ---     $27,426
   Securities available
     for sale (1) ................     35        500        ---        315         100         300        ---        ---       1,250
   Mortgage-backed securities
     available for sale (1) ......    179        165        305        630          87         ---        ---        ---       1,366
   FHLB stock ....................    ---        ---        ---        ---         ---         ---        ---        260         260
   Interest-bearing
       demand deposits ...........  2,056        ---        ---        ---         ---         ---        ---        ---       2,056
                                   ------     ------     ------    -------       -----      ------     ------     ------     -------
       Total interest-earning
          assets .................  7,199      5,042      6,872      7,540       2,318       2,481        646        260      32,358
                                   ------     ------     ------    -------       -----      ------     ------     ------     -------
Interest-bearing liabilities:
   Certificates of deposit .......  3,397      3,647      2,977      6,899       1,742         ---        ---        ---      18,662
   Passbook accounts .............    361        324        558      1,388         623         439         67          1       3,761
   NOW accounts ..................    178        219        377        936         420         296         45          1       2,472
   FHLB advances and other
     borrowed funds ..............  1,020        ---        ---        ---       4,000         200        ---        ---       5,220
       Total interest-bearing
          liabilities.............  4,956      4,190      3,912      9,223       6,785         935        112          2      30,115
                                   ------     ------     ------    -------       -----      ------     ------     ------     -------
Periodic Gap ..................... $2,243     $  852      $2,960    $(1,683)   $(4,467)     $1,546       $534       $258
                                   ======     ======     ======    =======       =====      ======     ======     ======
   Gap Ratio .....................   1.45       1.20       1.76       0.82        0.34        2.65       5.77     130.00
   Gap Percentage Total ..........   6.70%      2.55%      8.85%     (5.03)       4.62%       1.60%      0.77%
Cumulative Gap ................... $2,243     $3,095     $6,055    $ 4,372       $ (95)     $1,451     $1,985     $2,243     $ 2,243
                                   ======     ======     ======    =======       =====      ======     ======     ======     =======
   Gap Ratio .....................   1.45       1.34       1.46       1.20        1.16        1.20       1.53       1.39
   Gap Percentage Total ..........   6.70%      9.25%     18.10%     13.07%      (0.28)%      4.34%      5.94%      6.71%

- ---------------
(1) Excludes undisbursed loans of $123,000 and the unrealized gains on securities available for sale of $2,000.

     In preparing the above table, it has been assumed:

     o Zero growth and a constant percentage composition of the balance sheet with respect to volume, mix, and other performance influences.

     o The maturity composition of assset and liability rollover volumes is defined to approximately replicate current short-term balance sheet structure.

     o Prepayment rates are those observed from industry data on or about quarter end as tracked by Sendero Corporation. o Prepayment rate input reflects expected future prepayments embedded in quarter end prices of mortgage-backed instruments actively traded in financial markets.

     o Except where national or regional assumptions are used, unique prepayment rates are input corresponding to Indiana.

     In assessing the interest rate sensitivity of the Bank's assets, it has been assumed that (i) one year adjustable-rate first mortgage loans on one- to four-family residences will prepay at the rate of 16.0% per year; (ii) three year adjustable-rate first mortgage loans on one- to four-family residences will prepay at the rate of 15.0% per year; (iii) greater than three year adjustable-rate first mortgage loans on one- to four-family residences will prepay at the rate of 16.0% per year; (iv) adjustable-rate first mortgage loans on residential properties of five or more units and nonresidential properties will prepay at the rate of 19.6% per year; (v) fixed-rate first mortgage loans on residential properties of five or more units and nonresidential properties will prepay at the rate of 9.0% per year; (vi) fixed-rate first mortgage loan on one- to four-family residences will prepay at the rate of 18.0% per year; (vii) fixed-rate consumer loans will prepay at a rate of 7.0% per year; and (viii) fixed-rate mortgage-backed securities will prepay annually as follows:


           Interest Rate                          Payment Assumption
           -------------                          ------------------
           less than 6%                                  8.0%
           7% to 7.99%                                  19.0%
           8% to 8.99%                                  26.0%

         Also, it is assumed that fixed maturity deposits are not withdrawn prior to maturity, and that other deposits are withdrawn or reprice as follows:


                                          0 to 3     4 to 6   7 to 12     1 to 3     3 to 5    5 to 10    10 to 20   Over 20
                                          Months     Months   Months      Years      Years      Years       Years     Years
                                          ------     ------   ------      -----      -----      -----       -----     -----
 Passbook deposits and NOW's........       9.53%      8.62%   14.85%      36.92%     16.58%     11.68%      1.79%      0.03%


     As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented above. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table.

Average Balances and Interest Rates and Yields

     The following tables present at December 31, 1995, and for the six months ended December 31, 1995 and 1994, and for the years ended June 30, 1995, 1994, and 1993, the month-end average balances of each category of the Bank's interest-earning assets and interest-bearing liabilities, and the average yields earned and interest rates paid on such balances. Such yields and costs are determined by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.


                                                                                 Six Months Ended December 31,
                                             At December 31,     -------------------------------------------------------
                                                  1995                       1995                          1994
                                           ------------------    ---------------------------    -------------------------
                                                      Yield/      Average             Yield/     Average           Yield/
                                           Balance     Cost       Balance   Interest   Cost      Balance Interest   Cost
                                                                   (Dollars in thousands)
Assets:
Interest-earning assets:
   Interest-earning deposits............ $  2,056     5.43%     $  2,379  $     66    5.55%    $  1,460 $     39   5.34%
   Investment securities (1)............    1,259     7.82         1,252        44    7.03          867       29   6.69
   Mortgage-backed securities (1).......    1,359     5.92         1,415        42    5.94        1,592       48   6.03
   Loans receivable (2).................   27,303     9.88        26,939     1,314    9.76       22,376    1,024   9.15
   Stock in FHLB of Indianapolis........      260     7.75           258        10    7.75          222        7   6.31
                                           ------     ----        ------     -----    ----       ------    -----   ----
     Total interest-earning assets......   32,237     9.33        32,243     1,476    9.16       26,517    1,147   8.65
Non-interest earning assets, net of
   allowance for loan losses
   and including unrealized gain on
   securities available for sale........    1,225                  1,246                          1,615
     Total assets.......................  $33,462                $33,489                        $28,132
                                          =======                =======                        =======
Liabilities and retained earnings:
Interest-bearing liabilities:
   Savings accounts..................... $  3,761     3.00      $  3,944        60    3.04     $  4,952       76   3.07
   NOW accounts.........................    2,472     2.45         2,260        28    2.48        2,522       32   2.54
   Certificates of deposit..............   18,662     6.01        18,526       545    5.88       14,379      347   4.83
   Other borrowings.....................       20      ---            24         1    8.33          121        3   4.96
   FHLB advances .......................    5,200     6.36         5,167       163    6.31        3,000       77   5.13
                                          -------                -------                        -------
     Total interest-bearing
          liabilities...................   30,115     5.40        29,921       797    5.33       24,974      535   4.28
Other liabilities.......................       52                    326                            227
                                          -------                -------                        -------
     Total liabilities..................   30,167                 30,247                         25,201
                                          -------                -------                        -------
Equity capital
   Retained earnings....................    3,293                  3,231                          2,927
   Unrealized gain on securities
     available for sale.................        2                     11                              4
                                          -------                -------                        -------
     Total equity capital...............    3,295                  3,242                          2,931
                                          -------                -------                        -------
     Total liabilities and
         equity capital.................  $33,462                $33,489                        $28,132
                                          =======                =======                        =======
Net interest-earning assets.............  $ 2,122                $ 2,322                        $ 1,543
                                          =======                =======                        =======
Net interest income.....................                                   $   679                       $   612
Interest rate spread....................              3.93%                           3.83%                        4.37%
                                                      ====                            ====                         ====
Net yield on weighted average
   interest-earning assets..............                                              4.21%                        4.62%
Average interest-earning assets to
   average interest-bearing liabilities.                          107.76%                        106.18%


                                                                         Year Ended June 30,
                                                   1995                          1994                          1993
                                      --------------------------    ---------------------------    -------------------------
                                        Average           Yield/     Average             Yield/     Average           Yield/
                                        Balance Interest   Cost      Balance   Interest   Cost      Balance Interest   Cost
                                        ------- --------   ----      -------   --------   ----      ------- --------   ----
                                                                      (Dollars in thousands)
Assets:
Interest-earning assets:
   Interest-earning deposits.......   $  1,298$     77     5.93%   $  1,178  $     44    3.74%    $  1,138   $   39   3.43%
   Investment securities (1).......      1,032      67     6.49         775        46    5.94          675       47   6.96
   Mortgage-backed
     securities (1)................      1,556      93     5.98       1,773       106    5.98        1,306      100   7.66
   Loans receivable (2)............     23,329   2,167     9.29      20,326     1,814    8.92       18,453    1,749   9.48
   Stock in FHLB of Indianapolis...        224      16     7.14         222        13    5.86          222       23  10.36
                                        ------   -----               ------     -----               ------    -----
     Total interest-earning assets.     27,439   2,420     8.82      24,274     2,023    8.33       21,794    1,958   8.98
Non-interest earning assets, net of
   allowance for loan losses
   and including unrealized gain on
   securities available for sale...      1,495                        1,172                          1,181
                                       -------                      -------                        -------
     Total assets..................    $28,934                      $25,446                        $22,975
                                       =======                      =======                        =======
Liabilities and retained earnings:
Interest-bearing liabilities:
   Savings accounts................   $  4,460     138     3.09    $  5,427       166    3.06     $  5,226      183   3.50
   NOW accounts....................      2,349      62     2.64       2,517        67    2.66        2,385       70   2.94
   Certificates of deposit.........     15,145     763     5.04      13,624       680    4.99       12,272      720   5.87
   Other borrowings................        102      10     9.80         109         8    7.34           94        8   8.51
   FHLB advances...................      3,321     201     6.05         792        28    3.54          417       12   2.88
                                        ------   -----               ------       ---               ------      ---
     Total interest-bearing
          liabilities                   25,377   1,174     4.63      22,469       949    4.22       20,394      993   4.87
Other liabilities..................        543                          216                            126
                                      --------                     --------                       --------
     Total liabilities.............     25,920                       22,685                         20,520
Equity capital
   Retained earnings..............       3,007                        2,761                          2,455
   Unrealized gain on securities
     available for sale............          7                          ---                            ---
                                      --------                     --------                       --------
     Total equity capital..........      3,014                        2,761                          2,455
                                      --------                     --------                       --------
     Total liabilities and
         equity capital............    $28,934                      $25,446                        $22,975
                                      ========                     ========                       ========
Net interest-earning assets........   $  2,062                     $  1,805                       $  1,400
                                      --------                     --------                       --------
Net interest income................             $1,246                         $1,074                         $ 965
Interest rate spread...............                        4.19%                         4.11%                        4.11%
                                                           ====                          ====                         ====
Net yield on weighted average
   interest-earning assets.........                        4.54%                         4.42%                        4.43%
                                                           ====                          ====                         ====
Average interest-earning
     assets to average
     interest-bearing
     liabilities..................      108.13%                      108.03%                        106.86%

- ----------
(1) Yields for investment and mortgage-backed securities available for sale are computed based upon amortized cost. (2) Non-accruing loans have been included in average balances.

     In the foregoing two tables, no adjustment of interest on tax-exempt securities to a tax-equivalent basis was made since the adjustment was less than $10,000 in each period presented.

Interest Rate Spread

     The Bank's results of operations have been determined primarily by net interest income and, to a lesser extent, fee income, miscellaneous income and general and administrative expenses. Net interest income is determined by the interest rate spread between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities and by the relative amounts of interest-earning assets and interest-bearing liabilities.

     The following table sets forth the weighted average effective interest rate earned by the Bank on its loan, investment portfolios and interest-earning assets, the weighted average effective cost of the Bank's deposits and borrowings, the interest rate spread of the Bank, and the net yield on weighted average interest-earning assets for the periods and as of the date shown. Average balances are based on month-end average balances.


                                                                    Six Months Ended
                                              At December 31,          December 31,                Year Ended June 30,
                                              ---------------      ------------------        -----------------------------
                                                   1995            1995          1994        1995         1994       1993
                                                   ----            ----          ----        ----         ----       ----

Weighted average interest rate earned on:
   Interest-earning deposits...................     5.43%           5.55%        5.34%       5.93%        3.74%       3.43%
   Investment securities.......................     7.82            7.03         6.69        6.49         5.94        6.96
   Mortgage-backed securities..................     5.92            5.94         6.03        5.98         5.98        7.66
   Loans receivable............................     9.88            9.76         9.15        9.29         8.92        9.48
   Stock in FHLB of Indianapolis...............     7.75            7.75         6.31        7.14         5.86       10.36
     Total interest-earning assets.............     9.33            9.16         8.65        8.82         8.33        8.98

Weighted average interest rate cost of:
   Savings accounts............................     3.00            3.04         3.07        3.09         3.06        3.50
   NOW and money market accounts...............     2.45            2.48         2.54        2.64         2.66        2.94
   Certificates of deposit.....................     6.01            5.88         4.83        5.04         4.99        5.87
   Other borrowings............................      ---            8.33         4.96        9.80         7.34        8.51
   FHLB advances...............................     6.36            6.31         5.13        6.05         3.54        2.88
     Total interest-bearing liabilities........     5.40            5.33         4.28        4.63         4.22        4.87
                                                    ----            ----         ----        ----         ----        ----

Interest rate spread (1).......................     3.93%           3.83%        4.37%       4.19%        4.11%       4.11%
                                                    ====            ====         ====        ====         ====        ====
Net yield on weighted average
   interest-earning assets (2).................                     4.21%        4.62%       4.54%        4.42%       4.43%
                                                                    ====         ====        ====         ====        ====

- ----------

(1) Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities.

(2) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated. No net yield percentage is presented at December 31, 1995, because the computation of net yield is applicable only over a period rather than at a specific date.

     The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Bank's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (i.e., changes in rate multiplied by old volume) and (2) changes in volume (i.e., changes in volume multiplied by old rate). Changes attributable to both rate and volume have been allocated proportionally to the change due to volume and the change due to rate.

                                                     Increase (Decrease) in
                                                       Net Interest Income
                                             -----------------------------------
                                              Total Net      Due to       Due to
                                               Change         Rate        Volume
                                               ------         ----        ------
                                 (In thousands)
Six months ended December 31, 1995 compared to six months ended December 31, 1994 Interest-earning assets:
   Interest-earning deposits................  $  27       $     2         $  25
   Investment securities....................     15            (1)           16
   Mortgage-backed securities...............     12            26           (14)
   Loans receivable.........................    272            55           217
   Stock in FHLB of Indianapolis............      3             2             1
                                               ----        ------          ----
     Total..................................    329            84           245
                                               ----        ------          ----
Interest-bearing liabilities:
   Savings accounts.........................    (16)           (1)          (15)
   NOW and money market accounts............     (4)           (1)           (3)
   Certificates of deposit..................    198            85           113
   Other borrowings.........................     (2)            3            (5)
   FHLB advances............................     86            21            65
                                               ----        ------          ----
     Total..................................    262           107           155
                                               ----        ------          ----
Change in net interest income...............  $  67        $  (23)        $  90
                                               ====        ======          ====
Year ended June 30, 1995 compared to Year ended June 30, 1994 Interest-earning assets:
   Interest-earning deposits................  $  33        $   28        $    5
   Investment securities....................     21             4            17
   Mortgage-backed securities...............    (13)          ---           (13)
   Loans receivable.........................    353            76           277
   Stock in FHLB of Indianapolis............      3             3           ---
                                               ----        ------          ----
     Total..................................    397           111           286
                                               ----        ------          ----
Interest-bearing liabilities:
   Savings accounts.........................    (28)            2           (30)
   NOW and money market accounts............     (5)           (1)           (4)
   Certificates of deposit..................     83             6            77
   Other borrowings.........................      2             3            (1)
   FHLB advances............................    173            32           141
                                               ----        ------          ----
     Total..................................    225            42           183
                                               ----        ------          ----
Change in net interest income...............   $172        $   69          $103
                                               ====        ======          ====
Year ended June 30, 1994 compared to Year ended June 30, 1993 Interest-earning assets:
   Interest-earning deposits................ $    5       $     4        $    1
   Investment securities....................     (1)           (5)            4
   Mortgage-backed securities...............      6           (25)           31
   Loans receivable.........................     65          (106)          171
   Stock in FHLB of Indianapolis............    (10)          (10)          ---
                                               ----        ------          ----
     Total..................................     65          (142)          207
                                               ----        ------          ----
Interest-bearing liabilities:
   Savings accounts.........................    (17)          (24)            7
   NOW and money market accounts............     (3)           (7)            4
   Certificates of deposit..................    (40)         (114)           74
   Other borrowings.........................    ---            (1)            1
   FHLB advances............................     16             3            13
                                               ----        ------          ----
     Total..................................    (44)         (143)           99
                                               ----        ------          ----
Change in net interest income...............   $109        $   (1)         $108
                                               ====        ======          ====


Financial Condition at December 31, 1995 Compared to Financial Condition at June 30, 1995

     Total assets increased $2.6 million at December 31, 1995, compared to June 30, 1995. The increase was primarily a result of increases in net loans of $1.7 million, or 6.5%, which was funded by increased deposits and advances from the FHLB of Indianapolis. Total cash and cash equivalents also increased $0.9 million. The increase in net loans was principally in real estate mortgage loans.

     Average assets increased from $28.9 million for the period ended June 30, 1995, to $33.5 million for the period ended December 31, 1995, an increase of 15.7%. Average interest-earning assets represented 94.8% of average assets for the period ended in June 1995 compared to 96.3% for the period ended December 31, 1995. Although the average of most interest-earning assets increased during the period ended December 1995, average loans experienced the largest increase amounting to $3.6 million compared to the June 1995 period. Average interest-bearing liabilities as a percentage of average interest-earning assets was 92.8% and 92.5% for the respective periods.

     Total securities decreased approximately $143,000 from June 30, 1995 to December 31, 1995. The primary change relating to the investment portfolio was in the amounts available for sale and held to maturity. The Bank availed itself of the opportunity in December 1995 to transfer all of its remaining held to maturity securities to available for sale securities as permitted by the Financial Accounting Standards Board (the "FASB"). The Bank determined that maintaining all investment securities as available for sale provided the most flexibility in managing the investment portfolio.

     Loans and Allowance for Loan Losses. Average loans increased $3.6 million from the period ended June 30, 1995, to December 31, 1995. The growth in loans was funded by increased average deposits of $2.8 million and increased average borrowings of $1.8 million. Average loans were $23.3 million for the June 1995 period and $26.9 million for the December 1995 period. The average rates on loans were 9.76% for the December 1995 period and 9.29% for the June 1995 period, an increase of 47 basis points. The allowance for loan losses as a percentage of net loans increased to 0.37% from 0.22% as a result of a larger provision for loan losses and nominal charge-offs. The ratio of the allowance for loan losses to non-performing loans was 84.8% at December 31, 1995 compared to 57.0% at June 30, 1995.

     Premises and Equipment. Premises and equipment increased slightly, net of depreciation and the disposition of a possible location for future expansion, from June 30, 1995 to December 31, 1995. The largest increase was related to the purchase of a location for future expansion. A location purchased for a loan origination office in a nearby community was sold on contract for a nominal gain after management determined that a full service branch was more desirable. No location for this future branch has been selected. The Bank owns two other properties, one adjacent to and the second across the street from the Bank's main office. These properties are intended to be used for additional customer and employee parking. Approximately one-half of the location adjacent to the main office will be sold to a local business during 1996 with no gain or loss expected.
     Deposits. Deposits increased $2.4 million from $22.5 million to $24.9 million during the period from June 30, 1995 to December 31, 1995. Increased deposits were utilized to fund loan growth. Savings accounts and NOW accounts remained relatively constant between June 30 and December 31, 1995. Certificates of deposit increased $1.9 million during this period. Average total deposits increased $2.8 million to $24.7 million for the period December 31, 1995 contrasted to $22.0 million for the June 30, 1995 period.

     Borrowed Funds. Borrowed funds increased $1.9 million from June 30, 1995 to December 31, 1995. Management continued to fund a portion of the Bank's loan growth with advances from the FHLB of Indianapolis. Although interest rates on FHLB advances increased during the period ended December 31, 1995 compared to the June 30, 1995 period, the maturities of these borrowings were longer than local deposits at comparable rates. Average borrowed funds increased to $5.2 million for the December 1995 period compared to $3.4 million for the June 30, 1995 period.

     Equity Capital. Equity capital increased $136,000 to $3.3 million at December 31, 1995 compared to $3.2 million at June 30, 1995. The increase was essentially due to net income during the period.

Financial Condition at June 30, 1995 Compared to Financial Condition at June 30, 1994

     Total assets increased $4.8 million at June 30, 1995, compared to June 30, 1994. The increase was primarily a result of increases in net loans of $4.1 million, or 18.9%, which was primarily funded by a $3.5 million increase in advances from the FHLB of Indianapolis. The increase in net loans of $4.1 million resulted primarily from increases in one-to-four family loans, Combo Loans and nonresidential real estate mortgage loans.

     Average assets increased from $25.4 million for the period ended June 30, 1994, to $28.9 million for the period ended June 30, 1995, an increase of 13.7%. Average interest-earning assets represented 94.8% of average assets for the period ended in 1995 compared to 95.4% for the period ended June 30, 1994. Substantially all of the increase in average earning assets was attributable to growth in the loan portfolio. Average interest-bearing liabilities as a percentage of average interest-bearing assets was 92.5% and 92.6% for 1995 and 1994, respectively.

     Average balances of securities available for sale and held to maturity increased $347,000, or 14.4%, to $2.7 million for the 1995 period from $2.4 million for the 1994 period due to purchases, while mortgage-backed securities held to maturity decreased slightly as a result of principal repayments. Mortgage-backed securities are purchased on occasion because such instruments offer liquidity and lower credit risk than other types of investments. The primary risk associated with these instruments is that in a declining interest rate environment the prepayment level of the loans underlying these securities will accelerate, which reduces the effective yield and exposes the Bank to interest rate risk on the prepaid amounts. In an increasing rate environment, the primary risk associated with these securities is that the fixed-rate portion of such securities will not adjust to market rates which reduces the Bank's spread. See "Business -- Lending Activities -- Mortgage-Backed Securities." See
Note 3 to Consolidated Financial Statements.

     Loans and Allowance for Loan Losses. Loans increased $4.1 million from June 30, 1994 to June 30, 1995 primarily due to increases in real estate mortgage loans. Average loans increased from $20.3 million to $23.3 million while the average rates earned on such loans increased 37 basis points to 9.29%. This increase in the average rate reflected the general increase in loan rates during the fiscal year ended June 30, 1995. The allowance for loan losses as a percentage of total loans increased to 0.22% from 0.12% as a result of a larger provision for loan losses, increased loans and nominal charge-offs. The allowance for loan losses as a percentage of non-performing loans was 57.0% and 108.3% at June 30, 1995 and 1994, respectively. Non-performing loans were $100,000 and $27,000 at each date, respectively.

     Premises and Equipment. Premises and equipment increased $115,000, net of depreciation, from June 30, 1994 to June 30, 1995. The increase was primarily related to the purchase of two separate properties for future expansion, the purchase of teller equipment and purchases of various other equipment. One of the properties was originally purchased for establishing a loan origination office in a nearby community. Subsequently, management determined that a full service branch was more desirable than a loan origination office. Since this location was not adequate for a full service branch, it was sold under a contract for sale subsequent to June 30, 1995. The other property is across the street from the Bank's main office and is used for customer and employee parking.

     Deposits. Deposits increased approximately $1.0 million during the period ended June 30, 1995. NOW and savings accounts decreased $1.8 million while certificates of deposit increased $2.8 million. Increased rates paid on certificates of deposit compared to those paid on NOW and savings accounts were primarily responsible for the transfers and other increases in certificates of deposit. Average deposits increased slightly from $21.6 million for 1994 to $22.0 million for 1995.

     Borrowed Funds. The growth in loans was funded by additional FHLB of Indianapolis advances of $3.5 million from June 30, 1994 to June 30, 1995. Management elected to utilize FHLB advances available at rates comparable to the cost of acquiring local deposits to partially fund the increase in loans. The maturities of these borrowings were slightly longer than local deposits at similar interest rates. Average borrowed funds increased from $0.9 million for the period ended June 30, 1994 to $3.4 million for the period ended June 30, 1995.

     Equity Capital. Equity capital increased $310,000 to $3.2 million at June 30, 1995. This increase was primarily due to net income of $289,000. Equity capital also increased during the fiscal year ended June 30, 1995 as a result of the adoption of Statement of Financial Accounting Standard ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, which resulted in an unrealized gain on securities available for sale of approximately $20,000, net of taxes, on available-for-sale securities at June 30, 1995. Securities available for sale must be adjusted and carried at market value, with the unrealized gain or loss reported in equity capital. The effect of adjusting securities available for sale to market value can result in positive or negative adjustments to equity and such adjustments may be material. Although management has no present intention to sell these securities, the Bank could report gains from the sales of these securities in the current interest rate environment if it sold these securities.

Comparison of Operating Results For Six Months Ended December 31, 1995 and 1994

     General. Net income increased $14,000, or 10.3%, to $154,000 for the six months ended December 31, 1995 compared to $140,000 for the six months ended December 31, 1994. Net interest income after provision for losses on loans increased $46,000, or 7.8%, to $636,000 for the period ended December 31, 1995 compared to $590,000 for the comparable 1994 period. This increase was achieved despite an increase in the provision for loan losses of $21,000. The increase in net interest income after provision for loan losses combined with a $23,000 increase in other income more than offset the $45,000 increase in other expenses and the $10,000 increase in income taxes.

     Interest Income. The Bank's total interest income was $1.5 million for the 1995 period compared to $1.1 million for the 1994 period. Volume accounted for $245,000 of the increase while higher rates accounted for $84,000. Average earning assets increased $5.7 million from $26.5 million for the 1994 period compared to $32.2 million for the 1995 period. The average yield on interest-earning assets increased from 8.65% for the six month period ended December 31, 1994 to 9.16% for the comparable period in 1995, or 51 basis points. Although the average yield on all earning assets increased during the 1995 period, the increase in yield on loans was the primary factor resulting in the increase.

     Interest Expense. Interest expense increased $262,000 for the six month period ended December 31, 1995 compared to the 1994 period. Average interest-bearing liabilities increased $4.9 million to $29.9 million for the 1995 period compared to $25.0 million during the 1994 period. The average balances of NOW and savings accounts decreased $1.3 million reflecting depositors' desire for higher rates than being offered on these types of deposits. Certificates of deposits averaged $4.1 million more during the 1995 period compared to the 1994 period. Borrowed funds averaged $2.1 million higher in the 1995 period compared to the 1994 period as management continued to use FHLB advances to partially fund loan growth.

     Net Interest Income. Net interest income increased $67,000 for the 1995 period compared to the 1994 period. The increase was primarily due to the $90,000 increase due to volume increases while lower rates caused a decline of $23,000. The Bank's interest spread was 3.83% for the six months ended December 31, 1995 compared to 4.37% for the comparable 1994 period.

     Provision for Loan Losses. The Bank's provision for loan losses for the period ended December 31, 1995 was $43,000 compared to $21,000 for the same period in 1994. Although net charge-offs and problem loans have remained nominal, management increased the provision for loan losses primarily due to the substantial increase in outstanding loans. Management also considered the level of the allowance for loan losses maintained by peers.

     Other Income. Service charges on deposit accounts increased to $19,000 for the six month period ended December 31, 1995 compared to $15,000 for the same period in 1994. Changes in the volume of activity and an increase in the number of accounts subject to service charges resulted in the increase. General increases in the volume of activity resulted in other income increasing from $11,000 for the 1994 period to $23,000 for the 1995 period.

     Acquiring land for development is the principal business activity of BSF, the Bank's wholly owned subsidiary. Land is acquired, various improvements are made to the land and lots are then sold, primarily on contract. The gain on sale of real estate acquired for development was $19,000 for the 1995 period compared to $11,000 for the same period in 1994. BSF also built residential properties for future sale in the 1995 period. The level of income fluctuates depending on the volume of activity and profits on residential properties. The Bank and BSF will have to cease this activity as a result of the Bank's conversion to a state savings bank in May 1994. BSF's mandated discontinuance of land acquisitions and divestiture of real estate holdings may have a negative impact on the Bank's results of operations in the future. See "Business -- Service Corporation Subsidiary."

     Salaries and Employee Benefits. Salaries and employee benefits were $204,000 for the six-month period ended December 31, 1995 compared to $176,000 for the 1994 period, an increase of 15.8%. This increase resulted from the addition of an additional full-time employee to the staff, normal increases in employee compensation and increases in related payroll taxes.

     Net Occupancy and Equipment Expenses. Occupancy and equipment expenses increased approximately $5,000 during the 1995 period compared to the 1994 period. The increase resulted primarily from increased depreciation on new equipment purchased to upgrade the teller line to a personal computer based system and equipment purchased for the Bank's conversion to a new general ledger system.

     Deposit Insurance Expense. Deposit insurance remained stable during the respective six-month periods ending December 31, 1995 and 1994. Assessment rates were the same during both periods. For a discussion of pending legislation concerning FDIC deposit insurance premiums, see "Regulation -- Insurance of Deposits."

     Other Expense. Other expenses, consisting primarily of expenses related to computers, supplies, professional fees, advertising, supervisory examination fees, telephone, postage, management fees and insurance expenses increased $11,000 for the 1995 period compared to the 1994 period. Management fees paid to Mr. Stewart in connection with the operations of BSF increased $4,000 during the 1995 period compared to the 1994 period. See "Business -- Service Corporation Subsidiary." The balance of the increase resulted from nominal increases in a variety of expense categories.

     Income Tax Expense. Income tax expense increased $10,000 during the six months ended December 31, 1995 compared to the 1994 period. The increase was directly related to the increase in taxable income for the period. The effective tax rate was 39.6% and 39.3% for the respective 1995 and 1994 periods.

Comparison of Operating Results For Fiscal Years Ended June 30, 1995, 1994 and 1993

     General. Net income for the fiscal year ended June 30, 1995 increased $28,000, or 10.8%, to $289,000 compared to $261,000 for the 1994 period. Net income for 1994 was reduced by $24,000 for a cumulative change in accounting for income taxes effective because of the implementation of SFAS No. 109. Income for 1994 before the cumulative effect of the accounting change was $285,000. The Bank's net income for 1993 was $308,000 or $23,000 greater than 1994's income before the accounting method change. Return on average assets for the years ended June 30, 1995, 1994 and 1993 was 1.00%, 1.03% and 1.34%, respectively.
Return on average equity was 9.59% for 1995, 9.46% for 1994 and 12.55% for 1993.

     Interest Income. The Bank's total interest income was $2.4 million for 1995 compared to $2.0 million for 1994. Higher interest rates accounted for $111,000 of the increase while volume increases accounted for $286,000, primarily from loans. Average earning assets increased $3.1 million from $24.3 million to $27.4 million from 1994 to 1995. The increase in average earning assets was accompanied by an increase in average yields to 8.82% in 1995 from 8.33% in 1994. The increase in average loans was the primary factor contributing to these increases. Total interest income increased $65,000 from 1993 to 1994. Although average earning assets increased $2.5 million during this period, the average yield on earning assets decreased 65 basis points to 8.33% from 8.98%.

     Interest Expense. Interest expense increased $225,000 during the fiscal year ended June 30, 1995 compared to 1994. The increase in interest expense was the result of an increase in interest-bearing liabilities of $2.9 million from $22.5 million to $25.4 million as well as an increase in the average interest cost of interest-bearing liabilities 41 basis points from 4.22% for 1994 to 4.63% for 1995. The average balances of NOW and savings accounts decreased $1.1 million as depositors sought higher rates from alternative sources while certificates of deposit increased $1.5 million during 1995. Borrowed funds averaged $2.5 million higher in 1995 compared to 1994 as the Bank utilized borrowings from the FHLB to meet increased loan and other asset growth. Interest expense decreased $44,000 in 1994 compared to 1993 reflecting decreases in interest rates of $143,000 and volume increases of $99,000. The average cost of interest-bearing liabilities decreased to 4.22% in 1994 from 4.87% in 1993, or 65 basis points.

     Net Interest Income. Net interest income increased approximately $172,000 for 1995 to approximately $1.3 million compared to $1.1 million for 1994. The increase was primarily due to the $103,000 increase due to volume increases while rate increases accounted for $69,000. Substantially all of the $109,000 increase in 1994 compared to 1993 was the result of an increase in volume. There is no assurance that the Bank can continue to increase volume in the future to the extent attained during the last two years which may negatively affect net interest income. The Bank's interest spread for 1995 was 4.19% compared to 4.11% for both 1994 and 1993.

     Provision for Loan Losses. The Bank's provision for loan losses for the fiscal year ended June 30, 1995 was $36,000. The 1995 provision and the related increase in the allowance for loan losses was considered adequate, based on total charge-offs of $5,000, the level of the allowance and other factors including the size, condition and components of the loan portfolio. Further, additional consideration was given to the growth in the portfolio and the level of the allowance maintained by peers . The provision of $14,000 for 1994 and $6,600 for 1993 reflected more moderate growth and nominal charge-offs for the two year period. The Bank provides a general allowance that reflects an estimate of inherent losses based upon the types and categories of outstanding loans as well as problem loans.

     Other Income. Service charges on deposit accounts have remained between $22,000 and $27,000 for each of the last three years reflecting changes in the volume of activity and an increase in the number of accounts subject to such charges. The increases in other income of $10,000 from 1994 to 1995 was primarily a $5,000 increase in late fees on loans and a $4,000 increase in income on other real estate owned. The $5,000 increase in other income from 1993 to 1994 was a general increase in various categories of such income.

     Gain on sales of real estate acquired for development was $78,000, $145,000 and $117,000 for 1995, 1994 and 1993, respectively. Management utilizes the sale of lots and residences to provide a source of income as well as maintain the mobile home portion of the Bank's loan portfolio. The level of income from this source fluctuates widely since it is dependent on the volume of activity, primarily the number of lots sold, and profits on residential properties.

     Salaries and Employee Benefits. Salaries and benefits increased 17.2% to $404,000 for the fiscal year ended June 30, 1995 compared to 1994 reflecting primarily increased directors' compensation, a full year's compensation of an officer added to the staff in 1994 and normal increases in officers' and employees' compensation and payroll taxes. These expenses increased 35.7% in 1994 compared to 1993. Approximately one-half of the increase was the result of paying a discretionary bonus to directors, officers and employees in 1994. See "Executive Compensation and Related Transactions -- Benefits -- Bonus Program." The balance of the increase reflected the addition of an officer, increased contributions to the Bank's retirement plans and an increase in the number of full-time equivalent employees.

     Occupancy and Equipment Expenses. Occupancy and equipment expenses were $109,000 for 1995, $109,000 for 1994 and $91,000 for 1993. While these expense remained constant during 1995 and 1994, the increase from 1993 to 1994 was related to depreciation expense on the replacement of various fully-depreciated equipment.

     Deposit Insurance Expense. Deposit insurance expense increased slightly from 1994 to 1995 from $48,000 to $49,000 as result of relatively low deposit growth. The increase from 1993 to 1994 resulted from relatively higher deposit levels on assessment dates in 1994 compared to the preceding year. Assessment rates were the same during the three year period. For a discussion of pending legislation concerning FDIC deposit insurance premiums, see "Regulation
- --Insurance of Deposits."

     Other Expenses. Other expenses, consisting primarily of expenses related to computers, supplies, professional fees, advertising, supervisory examination fees, telephone, postage, management fees and insurance expenses, remained constant from 1994 to 1995. The increase from 1993 to 1994 of $51,000 reflected general increases in practically all the expenses in this category including a $16,000 increase in management fees paid to Mr. Stewart for the management of BSF. See "Business -- Service Corporation Subsidiary."

     Income Tax Expense. Income tax expense was $203,000 for 1995 compared to $168,000 for 1994 and $186,000 for 1993. The level of tax expense was consistent with the level of taxable income in each year. The effective tax rate was 41.3%, 37.2% and 37.6% for 1995, 1994 and 1993, respectively.

     During fiscal 1994, the Bank adopted SFAS No. 109 and recorded a cumulative effect of a change in method of accounting of $24,000. See Note 1 of the Notes to Consolidated Financial Statements for further explanation.

Liquidity and Capital Resources

     The Bank's primary sources of funds are deposits, proceeds from principal and interest payments on loans and proceeds from maturing securities. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and the restructuring of the thrift industry.

     The primary investing activity of the Bank is the origination of mortgage loans. During the years ended June 30, 1995, 1994 and 1993, the Bank originated mortgage loans in the amounts of $7.1 million, $6.5 million and $7.1 million, respectively. The Bank originated mobile home loans of $286,000, $269,000 and $198,000, and consumer loans of $710,000, $592,000 and $326,000, respectively, during these periods. Loan repayments and other deductions were $3.9 million, $5.4 million and $5.3 million during the respective three one-year periods.

     During the six month periods ended December 31, 1995 and 1994, the Bank originated mortgage loans of $3.7 million and $3.3 million, respectively. During the same periods, the Bank originated mobile home loans of $63,000 and $189,000, respectively, and consumer loans of $590,000 and $332,000, respectively. Loan repayments and other deductions were $2.7 million and $1.9 million, respectively, during these periods.

     During the years ended June 30, 1995 and 1994, the Bank purchased securities (including mortgage-backed securities) in the amounts of $0.6 million and $1.1 million, respectively. No securities were purchased during 1993. Maturities and repayments of securities were $0.3 million in 1995, $0.6 million in 1994 and $0.3 million in 1993. There was no significant activity in securities during the six-month periods ended December 31, 1995 and 1994.

     During each of the three years ended June 30, 1995, deposits grew approximately $1 million each year. The Bank also utilized FHLB advances to fund increases in loans. FHLB advances increased during each of the years in the period.

     The Bank's cash and cash equivalents remained fairly constant during the three year period ended June 30, 1995 and were comparable at December 31, 1995 and 1994.

     The Bank had outstanding loan commitments of $123,000 and unused lines of credit of $251,000 at December 31, 1995. The Bank anticipates that it will have sufficient funds from loan repayments to meet its current commitments without borrowing additional funds from the FHLB of Indianapolis. Certificates of deposit scheduled to mature in one year or less at December 31, 1995 totaled $10.0 million. Management believes that a significant portion of such deposits will remain with the Bank based upon historical deposit flow data and the Bank's competitive pricing in its market area.


     Liquidity management is both a daily and long-term function of the Bank's management strategy. In the event that the Bank should require funds beyond its ability to generate them internally, additional funds are available through the use of FHLB advances and through sales of securities. The Bank regularly monitors its interest rate spread position to determine the appropriate mix between retail and wholesale funds available to fund its loan activities. From time-to-time the Bank offers higher cost deposit products to generate funds for loans. The Bank also relies on advances from the FHLB of Indianapolis to fund its lending activities when the cost of alternative sources of funds makes it prudent to do so. The Bank will continue to monitor its interest rate spread position and its mix of deposits and alternative sources of funds. FHLB advances were $5.2 million at December 31, 1995. The Bank had $22.2 million in eligible assets available as collateral for advances from the FHLB of Indianapolis as of December 31, 1995. Based on the Bank's blanket collateral agreements, advances from the FHLB of Indianapolis must be collateralized by 160% of eligible assets. Therefore, the Bank's eligible collateral would have supported approximately $13.9 million in advances from the FHLB of Indianapolis as of December 31, 1995. However, the Bank's Board of Directors has by resolution limited the amount of authorized borrowings to $7 million at December 31, 1995.


         The following is a summary of cash flows for the Bank, which are of three major types. Cash flows from operating activities consist primarily of net income generated by cash. Investing activities generate cash flows through the origination and principal collection on loans as well as purchases and sales of securities. Investing activities will generally result in negative cash flows when the Bank is experiencing loan growth. Cash flows from financing activities include savings deposits, withdrawals and maturities and changes in borrowings. The following table summarizes cash flows for the six months ended December 31, 1995 and 1994 and for each of the three years in the period ended June 30, 1995.


                                          Six Months Ended
                                            December 31,                          Year Ended June 30,
                                         ------------------                 ------------------------------
                                           1995       1994                   1995       1994          1993
                                 (In thousands)
Operating activities................    $    43       $ 88                  $ 218      $ 225         $ 265
                                          -----      -----                  -----      -----         -----
Investing activities:
   Investment purchases .............       ---       (200)                  (605)      (112)          ---
   Investment maturities ............       ---         25                    130         10
   Mortgage-backed
     securities purchases ...........       ---        ---                    ---     (1,020)          ---
   Mortgage-backed
     securities maturities ..........       111         73                    161        540           327
   Changes in loans .................    (1,640)    (1,959)                (4,134)    (2,125)       (2,276)
   Other ............................      (161)      (123)                  (118)       134           160
                                          -----      -----                  -----      -----         -----
     Total ..........................    (1,690)    (2,184)                (4,566)    (2,573)       (1,789)
                                          -----      -----                  -----      -----         -----
Financing activities:
   Deposit increases ................     2,395        473                  1,049      1,277         1,023
   Borrowings .......................       191      2,067                  3,448        965           521
                                          -----      -----                  -----      -----         -----
     Total ..........................     2,586      2,540                  4,497      2,242         1,544
                                          -----      -----                  -----      -----         -----
Net change in cash and
   cash equivalents .................      $939       $444                   $149      $(106)          $20
                                          =====      =====                  =====      =====         =====



     During the six-month period ended December 31, 1995 and 1994, cash flows from operating and financing activities provided funds to support loan growth. During the period ended December 31, 1995, deposit increases provided the primary source of funds for increasing the loan portfolio. During the same period in 1994, borrowings provided the most significant source of funds to support loan portfolio growth.

     During the years ended June 30, 1995, 1994 and 1993, operating and financing activities provided the most significant portion of funds to support growth in the loan portfolio. Deposit increases as well as borrowed funds, particularly in 1995, funded loan growth during this three year period.

     As of December 31, 1995, management is not aware of any current recommendations by regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material adverse effect on the Bank's liquidity, capital resources, or results of operations other than the proposed legislation regarding the recapitalization of the SAIF. See "Regulation--Insurance of Deposits."

Current Accounting Issues

         Accounting for Post-Retirement Benefits. In December, 1990, the FASB issued SFAS No. 106, Employers' Accounting for Post-Retirement Benefits Other Than Pensions. SFAS No. 106 requires that employers recognize the cost of providing post-retirement benefits over the employees' active service periods to the date they attain full eligibility for such benefits. SFAS No. 106 was effective for the Bank for the fiscal year commencing July 1, 1995 and did not have a material impact or either the Bank's financial position or results of operations.

     Fair Value Disclosures. In December, 1991, the FASB issued SFAS No. 107, Disclosures about Fair Value of Financial Instruments. SFAS No. 107 requires all companies, including financial institutions, to disclose in notes to their financial statements the fair value of all financial instruments for which it is practicable to estimate the value. SFAS No. 107 is effective for companies with assets of less than $150 million, including the Bank, for fiscal years ending after December 31, 1995.

     Accounting for Impairment of Loans. In 1993, the FASB issued SFAS No. 114, Accounting by Creditors for Impairment of a Loan. The purpose of SFAS No. 114 is to eliminate inconsistencies in the accounting among different types of creditors for loans with similar collection problems by requiring a single method for measuring impaired loans. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Bank will measure certain impaired loans pursuant to SFAS No. 114 at a discounted amount on the balance sheet based on the present value amount of the expected future cash flows using the loan's effective interest rate. A valuation reserve should be recorded if the present value of the expected cash flows is less than the recorded amount of the loan. Formally restructured loans and loans evaluated as groups or pools of homogeneous loans (e.g., single family residence) are excluded from SFAS No. 114. In October 1994, the FASB issued SFAS No. 118 ("SFAS No. 118"), entitled Accounting by Creditors for Impairment of Loan - Income Recognition and Disclosures. SFAS No. 118 amends the disclosure requirements of SFAS No. 114 to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans. The effective date of SFAS No. 114 and SFAS No. 118 is for fiscal years beginning after December 31, 1994. The Bank adopted SFAS No. 114 and SFAS No. 118 in the fiscal year ended June 30, 1995, and their adoption did not have a material impact on earnings or financial condition.

     Accounting for Impairment of Long-Lived Assets to be Disposed Of. SFAS No. 121 establishes guidance for recognizing and measuring impairment losses and requires that the carrying amount of impaired assets be reduced to fair value. SFAS No. 121 requires that the long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. A review is required only if events or circumstances indicate the need.

     After an impairment is recognized, the reduced carrying value of the asset becomes its new cost. For depreciable assets, this new cost is depreciated over the asset's useful life. Restoration of previously recognized losses is prohibited.

     An impairment loss for assets to be held and used would be reported as a component of income from continuing operations before income taxes. An entity recognizing an impairment loss would be required to disclose all of the following:

     o Description of the assets impaired and the facts and circumstances leading to the impairment;

     o    Amount of impairment loss and how fair value was determined;

     o Which income statement line item the loss is included in, if not presented as a single line item (or parenthetically); and

     o    The business segment affected (for public companies).

     This Statement is effective for financial statements for fiscal years beginning after December 15, 1995. The Bank believes that SFAS No. 121 will not have a material impact on either the Bank's financial position or results of operations.

     Accounting for Mortgage Servicing Rights. During 1995, the FASB issued SFAS No. 122, entitled Accounting for Mortgage Servicing Rights. SFAS No. 122 pertains to mortgage banking enterprises and financial institutions that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. This Statement eliminates the accounting distinction between mortgage servicing rights that are acquired through loan origination activities and those through purchase transactions. Under this Statement, if a mortgage banking enterprise sells or securitizes loans and retains the mortgage servicing rights, the enterprise must allocate the total cost of the mortgage loans to mortgage servicing rights and loans (without the rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable, the entire cost should be allocated to the mortgage loans and no cost should be allocated to the mortgage servicing rights. An entity would measure impairment of mortgage servicing rights and loans based on the excess of the carrying amount of the mortgage servicing rights portfolio over the fair value of that portfolio.

     The Statement is to be applied prospectively in fiscal years beginning after December 15, 1995, to transactions in which an entity acquires mortgage servicing rights and to impairment evaluations of all capitalize mortgage servicing rights. The Bank believes that SFAS No. 122 will not have a material impact on either the Bank's financial position or results of operations.

     Accounting for Stock-based Compensation. SFAS No. 123, Accounting for Stock-based Compensation, establishes a fair value based method of accounting for stock-based compensation plans. The FASB encourages all entities to adopt this method for accounting for all arrangements under which employees receives shares of stock or other equity instruments of the employer, or the employer incurs liabilities to employees in amounts based on the price of its stock.

     Due to the extremely controversial nature of this project, the Statement permits a company to continue the accounting for stock-based compensation prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. If a company elects that option, pro forma disclosures of net income (and earnings per share, if presented) are required in the footnotes as if the provisions of this Statement had been used to measure stock-based compensation. The disclosure requirements of Opinion No. 25 have been superseded by the disclosure requirements of this Statement.

     Once an entity adopts the fair value based method for accounting for these transactions, that election cannot be reversed. Equity instruments granted or otherwise transferred directly to an employee by a principal stockholder are stock-based employee compensation to be accounted for in accordance with either Opinion 25 or this Statement, unless the transfer clearly is for a purpose other than compensation.

     The   accounting   requirements   of  this   Statement  are  effective  for
transactions entered into in fiscal years that begin after December 15, 1995.

     The disclosure requirements are effective for financial statements for fiscal years beginning after December 15, 1995. Pro forma disclosures required for entities that elect to continue to measure compensation cost using Opinion 25 must include the effects of all awards granted in fiscal years that begin after December 15, 1994.

     During the initial phase-in period, the effects of applying this Statement are not likely to be representative of the effects on the reported net income for future years because options vest over several years and additional awards generally are made each year. If that situation exists, the entity shall include a statement to that effect.

     Management has not determined the impact of SFAS No. 123 on either the Bank's financial position or results of operations.

     Accounting for Employee Stock Plans. In November 1993, AICPA issued Statement of Position ("SOP") 93-6 which addresses the accounting for shares of stock issued to employees by an employee stock ownership plan ("Employee Plan"). SOP 93-6 requires that the employer record compensation expense in an amount equal to the fair value of shares committed to be released to employees from the Employee Plan. SOP 93-6 is effective for fiscal years beginning after December 15, 1993 and relates to shares purchased by an Employee Plan after December 31, 1992. Assuming shares of Common Stock appreciate in value over time, the adoption of SOP 93-6 will likely increase compensation expense relative to the ESOP to be established in connection with the Conversion, as compared with prior guidance which would have required the recognition of compensation expense based on the cost of shares acquired by the ESOP. However, the amount of the increase has not been determined as the expense will be based on the fair value of the shares committed to be released to employees, which is not yet determinable.

     The AICPA's Accounting Standards Executive Committee has also issued SOP 94-6, Disclosure of Certain Significant Risks and Uncertainties. SOP 94-6 applies to financial statements prepared in conformity with generally accepted accounting principles applicable to nongovernmental entities, and it applies to all entities that issue such statements. SOP 94-6 requires reporting entities to include in their financial statements disclosures about the nature of their operations and the use of estimates in the preparation of financial statements. In addition, if specified disclosure criteria are met, it requires entities to make disclosures about:

         o Amounts reported in the financial statements or in the notes that are particularly sensitive to change in the near term (for example
              - inventory subject to rapid technological obsolescence, valuation allowances for commercial and real estate loans, and amounts reported for long-term contacts); and

         o Concentrations in the volume of business transacted with a particular customer, supplier, lender, grantor or contributor; in revenue from particular products, services or fund-raising events; in the available sources of supply of materials, labor or services, or of licenses or other rights used in the entity's operation; or in the market or geographic area in which an entity conducts its operations.

     SOP 94-6 is effective for financial statements issued for fiscal years ending after December 15, 1995.

Impact of Inflation

     The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     The primary assets and liabilities of financial institutions such as the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

         The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans made by the Bank. The Bank is unable to determine the extent, if any, to which properties securing the Bank's loans have appreciated in dollar value due to inflation.

                                    BUSINESS

General

     The Bank was organized under the name Owen County Savings and Loan Association in 1911. In 1972, the Bank converted to a federally chartered savings and loan and changed its name to Owen County Federal Savings and Loan Association, and in 1989, the Bank converted to a federally chartered savings bank known as Owen County Federal Savings Bank. In 1994, the Bank became an Indiana savings bank known as Owen Community Bank, s.b. The Bank's principal business consists of attracting deposits from the general public and originating long-term adjustable-rate loans secured primarily by first mortgage liens on one- to four-family real estate. The Bank's deposit accounts are insured up to applicable limits by the SAIF of the FDIC.

     The Bank is the oldest continuously operating financial institution headquartered in Owen County, Indiana. Management believes the Bank has developed a solid reputation among its loyal customer base because of its commitment to personal service and its strong support of the local community. The Bank offers a number of consumer and commercial financial services. These services include: (i) residential real estate loans; (ii) indemnification mortgage loans ("ID Mortgage Loans"); (iii) mobile home loans; (iv) Combo Loans;
(v) construction loans; (vi) share loans; (vii) nonresidential real estate loans; (viii) multi-family loans; (ix) installment loans; (x) NOW accounts; (xi) passbook savings accounts; and (xii) certificates of deposit. The Bank conducts business out of its main office located in Spencer, Indiana. The Bank is and historically has been a significant real estate mortgage lender in Owen County, Indiana, originating approximately 14.4% of the mortgages recorded in Owen County during the year ended December 31, 1995.

Lending Activities

     The Bank historically has concentrated its lending activities on the origination of loans secured by first mortgage liens for the purchase, construction or refinancing of one- to four-family residential real property. One- to four-family residential mortgage loans continue to be the major focus of the Bank's loan origination activities, representing 72.1% of the Bank's total loan portfolio at December 31, 1995. The Bank also offers mobile home loans, multi-family mortgage loans, nonresidential real estate loans, Combo Loans and consumer loans. Mobile home loans and Combo Loans totaled approximately 4.9% and 11.5% of the Bank's total loan portfolio at December 31, 1995, respectively. Mortgage loans secured by multi-family properties and nonresidential real estate totaled approximately 1.7% and 6.2%, respectively, of the Bank's total loan portfolio at December 31, 1995. Consumer loans constituted approximately 2.4% of the Bank's total loan portfolio at December 31, 1995.

     Under Indiana law, the total loans and extensions of credit by an Indiana-chartered savings bank to a borrower outstanding at one time and not fully secured may not exceed 15% of such bank's capital and unimpaired surplus. An additional amount up to 10% of the bank's capital and unimpaired surplus may be loaned to the same borrower if such loan is fully secured by a readily marketable collateral having a market value, as determined by reliable and continuously available price quotations, at least equal to the amount of such additional loans outstanding.

     As of December 31, 1995, the largest aggregate amount of loans which the Bank had to any one borrower was approximately $475,000. The Bank had no loans outstanding which management believes violate the applicable loans-to-one borrower limits. Although the Bank has historically been restricted in its ability to originate nonresidential and multi-family loans by the loans-to-one borrower limitation, the Bank does not believe that the loans-to-one borrower limits will have a significant impact on its business, operations and earnings following the Conversion because of the additional capital that the Bank anticipates from the Conversion.

     Loan Portfolio Data. The following table sets forth the composition of the Bank's loan portfolio by loan type and security type as of the dates indicated, including a reconciliation of gross loans receivable after consideration of the allowance for loan losses and loans in process.


                                                At December 31,                               At June 30,
                                              ------------------        -------------------------------------------------------
                                                   1995                      1995                1994               1993
                                              ------------------        ----------------  -----------------   -----------------
                                                         Percent                 Percent            Percent             Percent
                                              Amount    of Total         Amount of Total   Amount  of Total   Amount   of Total
                                              ------    --------         ---------------   ------  --------   ------   --------
                                                                                        (Dollars in thousands)

TYPE OF LOAN
Mortgage loans:
   Residential...............                $19,764        72.06%      $17,841   69.05%   $15,621  72.52%    $14,458    73.74%
   Combo.....................                  3,166        11.54         2,748   10.64      1,513   7.02       1,400     7.14
   Nonresidential............                  1,693         6.17         2,933   11.35      2,346  10.89       1,797     9.16
   Multi-family..............                    475         1.73            11     .04         12    .06          13      .07
Mobile home loans............                  1,349         4.92         1,615    6.25      1,464   6.80       1,592     8.12
Commercial and
   industrial loans..........                    325         1.19           ---     ---        ---    ---         ---      ---
Consumer loans...............                    654         2.39           691    2.67        584   2.71         348     1.77
                                             -------       ------       -------  ------    ------- ------     -------   ------
     Gross loans receivable..                $27,426       100.00%      $25,839  100.00%   $21,540 100.00%    $19,608   100.00%
                                             =======       ======       =======  ======    ======= ======     =======   ======
TYPE OF SECURITY
   Residential real estate...                $19,764        72.06%      $17,841   69.05%   $15,621  72.52%    $14,458    73.74%
   Mobile home and land......                  3,166        11.54         2,748   10.64      1,513   7.02       1,400     7.14
   Nonresidental real estate.                  1,693         6.17         2,933   11.35      2,346  10.89       1,797     9.16
   Multi-family real estate..                    475         1.73            11     .04         12    .06          13      .07
   Mobile home...............                  1,349         4.92         1,615    6.25      1,464   6.80       1,592     8.12
   Deposits..................                    212          .77           225     .87        159    .74         183      .93
   Other security............                    767         2.81           466    1.80        425   1.97         165      .84
                                             -------       ------       -------  ------    ------- ------     -------   ------
     Gross loans receivable..                 27,426       100.00        25,839  100.00     21,540 100.00      19,608   100.00
Deduct:
Allowance for loan losses....                    100          .36            57     .22         26    .12          12      .06
Loans in process.............                    123          .45           234     .91         35    .16         228     1.16
                                             -------       ------       -------  ------    ------- ------     -------   ------
   Net loans receivable......                $27,203        99.19%      $25,548   98.87%   $21,479  99.72%    $19,368    98.78%
                                             =======       ======       =======  ======    ======= ======     =======   ======
Mortgage Loans:
   Adjustable-rate...........                $17,518        69.80%      $17,736   75.37%   $15,024  77.08%    $14,062    79.59%
   Fixed-rate................                  7,580        30.20         5,797   24.63      4,468  22.92       3,606    20.41
                                             -------       ------       -------  ------    ------- ------     -------   ------
     Total...................                $25,098       100.00%      $23,533  100.00%   $19,492 100.00%    $17,668   100.00%
                                             =======       ======       =======  ======    ======= ======     =======   ======

     The following table sets forth certain information at June 30, 1995, regarding the dollar amount of loans maturing in the Bank's loan portfolio based on the contractual terms to maturity. Demand loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less. This schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses. Management expects prepayments will cause actual maturities to be shorter.

                                                                           Due during years ended June 30,
                                        Balance       -------------------------------------------------------------------------
                                      Outstanding                                      1999       2001       2006       2011
                                      at June 30,                                       to         to         to         and
                                         1995         1996       1997       1998       2000       2005       2010     following
                                      -----------     ----       ----       ----       ----       ----       ----     ---------
                                                                       (In thousands)
Mortgage loans:
   Residential.....................    $17,841       $  32     $  80       $    9      $112      $2,233     $4,510    $10,865
   Combo...........................      2,748           4         4            9        23         274        879      1,555
   Nonresidential..................      2,933          11        21           22        18         249      1,071      1,541
   Multi-family....................         11         ---       ---          ---       ---         ---        ---         11
Mobile home loans..................      1,615         ---        75           66       116       1,155        203        ---
Commercial and industrial loans....        ---         ---       ---          ---       ---         ---        ---        ---
Consumer loans.....................        691         334       ---          ---       115          83        148         11
                                       -------        ----      ----         ----      ----      ------     ------    -------
Total  ............................    $25,839        $381      $180         $106      $384      $3,994     $6,811    $13,983
                                       =======        ====      ====         ====      ====      ======     ======    =======

     The following table sets forth, as of June 30, 1995, the dollar amount of all loans due after one year which have fixed interest rates and floating or adjustable rates.

                                                        Due After
                                                       June 30, 1996
                                      Fixed Rates     Variable Rates      Total
                                      -----------     --------------      -----
                                                      (In thousands)

Mortgage loans:
   Residential.....................     $4,694           $13,115         $17,809
   Combo...........................        865             1,879           2,744
   Nonresidential..................      1,401             1,521           2,922
   Multi-family....................        ---                11              11
Mobile home loans..................      1,615               ---           1,615
Commercial and industrial loans....        ---               ---             ---
Consumer loans.....................        357               ---             357
                                        ------           -------         -------
     Total.........................     $8,932           $16,526         $25,458
                                        ======           =======         =======

     Residential Loans. Residential loans consist primarily of one- to four-family loans. Approximately $19.8 million, or 72.1% of the Bank's portfolio of loans at December 31, 1995, consisted of one- to four-family residential mortgage loans, of which approximately 70.7% had adjustable rates. Pursuant to federal regulations, such loans must require at least semi-annual payments and be for a term of not more than 40 years, and, if the interest rate is adjustable, they must be correlated with changes in a readily verifiable index.

     The Bank currently offers three (3) types of adjustable-rate one- to four-family residential mortgage loans ("ARMs"). The Bank offers ARMs which adjust annually and are indexed to the Auction Average of One Year U.S. Treasury Bills as published monthly by the FRB (the "Average 1 Year T-Bill"). The maximum rate adjustment per year and over the life of the loan for the Bank's one-year ARMs are 1%-1.5% and 4%-5%, respectively. These ARMs are generally underwritten for terms of up to 25 years. The Bank also offers three-year and five-year ARMs which are indexed to the National Average Contract Interest Rate for the Purchase of Previously Occupied Homes as published by the Federal Housing Finance Board (the "National Average Contract Rate") and have maximum rate adjustments per adjustment period and over the life of the loan of 3% and 5%, respectively. The Bank's three-year and five-year ARMs are generally underwritten for terms of up to 25 years. The Bank will not lend more than $75,000 for any residential loan with a Loan-to-Value Ratio of 90%.

     The initial interest rate for each of the Bank's ARM loans is determined by the Executive Committee of the Bank's Board of Directors based upon prevailing rates in the Bank's market area and the Loan-to-Value Ratio. The interest rates for loans with Loan-to-Value Ratios of greater than 80% and less than or equal to 85% are typically 100 basis points higher than the same loans with Loan-to-Value Ratios of 80% or less. The interest rates for loans with Loan-to-Value Ratios of greater than 85% are generally 150 basis points higher than the corresponding loans with Loan-to-Value Ratios of 80% or less. When the initial interest rate is determined for an ARM loan, a margin is calculated by subtracting the then-current index rate (i.e., the Average 1 Year T-Bill for one-year ARMs and the National Average Contract Rate for three-year and five-year ARMs) from the initial interest rate. Interest rate adjustments are thereafter determined based on fluctuations of the index rate with a specific loan's margin remaining constant.

     Adjustable-rate loans decrease the risk associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrowers may rise to the extent permitted by the terms of the loan, thereby increasing the potential for default. Also, adjustable-rate loans have features which restrict changes in interest rates on a short-term basis and over the life of the loan. At the same time, the market value of the underlying property may be adversely affected by higher interest rates.

     The Bank also currently offers fixed-rate loans which provide for the payment of principal and interest over a period not to exceed 20 years. At December 31, 1995, 29.3% of the Bank's residential mortgage loans had fixed rates of interest.

     The Bank does not currently originate residential mortgage loans if the Loan-to-Value Ratio exceeds 90% and does not currently require private mortgage insurance on its residential single-family mortgage loans. The maximum Loan-to-Value Ratio for non-owner occupied one- to four-family residential mortgage loans is 80%.

     Substantially all of the residential mortgage loans that the Bank originates include "due-on-sale" clauses, which give the Bank the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.


     The Bank's residential mortgage loans are not originated on terms and conditions and using documentation that conform with the standard underwriting criteria required to sell such loans in the secondary market. The Bank generally retains its loans in its portfolio and does not anticipate the need to sell its non-conforming loans. See "-- Origination, Purchase and Sale of Loans."

     At December 31, 1995, residential loans amounting to $103,000, or 0.38% of total loans, were included in non-performing assets. See "-- Non-Performing and Problem Assets."

     The Bank offers mortgage loans for the construction of residential real estate. Such loans are made with respect to owner-occupied residential real estate and, in limited cases, to builders or developers constructing such properties on a speculative investment basis (i.e., before the builder/developer obtains a commitment from a buyer). Substantially all of such loans are made to owners who are to occupy the premises.

     These loans are written as permanent mortgage loans such that only disbursed principal and interest are payable during the construction phase, which is typically limited to six (6) months. Inspections are made prior to any disbursement under a such a loan.

     Mortgage loans written for the construction of residential real estate, like construction loans generally, involve a higher level of risk than loans secured by existing properties. For example, if a project is not completed and the borrower defaults, the Bank may have to hire another contractor to complete the project at a higher cost. Also, a house may be completed, but not salable, resulting in the borrower defaulting and the Bank taking title to the house.

     The Bank also offers ID Mortgage Loans. ID Mortgage Loans are similar to home equity loans in that such loans create a line of credit secured by a real estate mortgage against which a borrower may draw, and are typically written as second mortgage loans. The Bank generally writes its ID Mortgage Loans so that all future indebtedness of a borrower is secured by the ID Mortgage without the necessity of recording an additional security instrument. ID Mortgage loans carry fixed rates and are generally written for terms not exceeding 20 years. The maximum Loan-to-Value Ratio for ID Mortgage Loans is 90% if the subject real estate is not encumbered by another mortgage or the Bank holds the first mortgage on the subject real estate, and 80% if another lender holds the first mortgage on the subject real estate. If an appraisal has been completed on the subject property within 5 years, the Bank does not require a new appraisal.

     Combo Loans. At December 31, 1995, $3.2. million, or 11.5% of the Bank's total loan portfolio, consisted of Combo Loans, of which approximately 68.9% had adjustable rates. The Bank currently offers three (3) types of adjustable-rate Combo Loans. The Bank's one-year adjustable-rate Combo Loans are indexed to the Average 1 Year T-Bill and have maximum rate adjustments per year and over the life of the loan of 1.5% and 3%, respectively. The Bank also offers three-year and five-year adjustable-rate Combo Loans which are indexed to National Average Contract Rate and have maximum rate adjustments per adjustment period and over the life of the loan of 3% and 5%, respectively. The Bank's Combo Loans are generally underwritten for terms of up to 25 years. The maximum Loan-to-Value Ratio for a Combo Loan is 90%.

     The initial interest rate for each of the Bank's Combo Loans is determined by the Executive Committee of the Bank's Board of Directors based upon prevailing rates in the Bank's market area and the Loan-to-Value Ratio. The Bank generally establishes its base interest rates for Combo Loans at a level 100 basis points higher than the corresponding rate for a residential ARM loan. The interest rates for Combo Loans with a Loan-to-Value Ratio of more than 80% are typically 100 basis points higher than the same Combo Loans with Loan-to-Value Ratios of 80% or less. An interest rate margin is determined for each Combo Loan in the same manner as described above for residential ARM loans.

     The Bank also offers fixed-rate Combo Loans with terms of 10 years, 15 years and 20 years. At December 31, 1995, 31.1% of the Bank's Combo Loans had fixed rates of interest.

     Mobile Home Loans. The Bank originates loans for the purchase of new and used mobile homes. At December 31, 1995, approximately $1.3 million, or 4.9% of the Bank's portfolio of loans, consisted of mobile home loans. The Bank's mobile home loans are fixed-rate loans with maximum terms of 15 years for new mobile homes and 10 years for previously owned mobile homes. The maximum Loan-to-Value Ratio for mobile home loans is 90%.

     The Bank has emphasized mobile home loans because they generally have shorter terms to maturity and higher yields than the Bank's residential mortgage loans. In addition, the Bank is the primary lender in its market area making mobile home loans, and mobile home lending significantly enhances the Bank's compliance under the Community Reinvestment Act of 1977. The Bank anticipates that it will continue to be an active originator of mobile home loans.

     Mobile home lending entails greater risk than traditional residential mortgage lending. Loans secured by mobile homes involve more credit risk than residential mortgage loans because of the type and nature of the collateral, the fact that such loans generally are made to borrowers with low income levels, and the fact that mobile homes tend to rapidly depreciate in value. In many cases, any repossessed collateral for a defaulting mobile home loan will not provide an adequate source of repayment of the outstanding loan balance because of improper repair and maintenance of the underlying security. As of December 31, 1995, one of the Bank's mobile home loans amounting to $11,000 was included in non-performing assets.

     Nonresidential Real Estate Loans. At December 31, 1995, $1.7 million, or 6.2% of the Bank's total loan portfolio, consisted of nonresidential real estate loans, of which $910,000 constituted loans secured by unimproved land only. Of these loans, $40,000 constituted a participation in a loan secured by nonresidential real estate which was purchased from another financial institution. See "-- Origination, Purchase and Sale of Loans." The nonresidential real estate loans included in the Bank's portfolio are primarily secured by real estate such as a motel, a funeral home and several churches. At December 31, 1995, $462,000, or 27.3% of the Bank's nonresidential loan portfolio, was secured by churches. The Bank currently originates nonresidential real estate loans as five-year adjustable-rate loans indexed to the prime rate with a margin of 1% to 2% above such index. In addition, the maximum rate adjustment per adjustment period and over the life of the loan is 3% and 5%, respectively. The Bank underwrites these loans on a case-by-case basis and, in addition to its normal underwriting criteria, the Bank evaluates the borrower's ability to service the debt from the net operating income of the property. The largest nonresidential real estate loan on December 31, 1995 was $242,000. None of the Bank's nonresidential real estate loans was included in non-performing assets at that date. The loans-to-one borrower limitation has historically restricted the Bank's ability to originate nonresidential loans. However, the additional capital from the Conversion will permit the Bank to emphasize nonresidential real estate loans and thus originate more nonresidential real estate loans following the Conversion.

     Loans secured by nonresidential real estate generally are larger than one-to four-family residential loans and involve a greater degree of risk. Nonresidential real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Payments on these loans depend to a large degree on results of operations and management of the properties and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of the loans makes them more difficult for management to monitor and evaluate.

     Multi-Family Loans. Approximately $475,000, or 1.7% of the Bank's portfolio of loans at December 31, 1995, consisted of a multi-family loan secured by an apartment complex. This multi-family loan was fully performing as of December 31, 1995. The Bank's multi-family loans are written for maximum terms of 20 years, and the Bank does not originate multi-family loans if the Loan-to-Value Ratio exceeds 80%.

     Consumer Loans. The Bank's consumer loans, consisting primarily of installment and share loans, aggregated $654,000 as of December 31, 1995, or 2.4% of the Bank's total loan portfolio. The Bank consistently originates consumer loans to meet the needs of its customers and to assist in meeting its asset/liability management goals. All of the Bank's consumer loans are fixed-rate loans, and substantially all are secured loans.

     The Bank's installment loans are fixed-rate loans generally secured by collateral, including automobiles, and are made for maximum terms of up to five years (depending on the collateral). The Bank generally will not make installment loans in amounts greater than $5,000.

     The Bank's share loans are made up to 80% of the original account balance and accrue at a rate of 2% over the underlying certificate of deposit rate. Interest on share loans is paid semi-annually.

     Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. Further, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At December 31, 1995, consumer loans amounting to $4,000 were included in non-performing assets. See "--Non-Performing and Problem Assets." There can be no assurances, however, that additional delinquencies will not occur in the future.

     Origination, Purchase and Sale of Loans. The Bank currently originates its mortgage loans pursuant to its own underwriting standards which are not in conformity with the standard criteria of the Federal Home Loan Mortgage Corporation ("FHLMC") or Federal National Mortgage Association ("FNMA"). If it desired to sell its mortgage loans, the Bank might therefore experience some difficulty selling such loans quickly in the secondary market. The Bank has no intention, however, of attempting to sell such loans. The Bank's ARMs vary from secondary market criteria because, among other things, the Bank does not require current property surveys in most cases, does not require escrow accounts for taxes and insurance and does not permit the conversion of those loans to fixed rate loans in the first three years of their term.

     The Bank confines its loan origination activities primarily in Owen County. At December 31, 1995, no loans were secured by property located outside of Indiana. The Bank's loan originations are generated from referrals from real estate dealers and existing customers, and newspaper and periodical advertising. All loan applications are processed and underwritten at the Bank's main office.

     The Bank's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. To assess the borrower's ability to repay, the Bank studies the employment and credit history and information on the historical and projected income and expenses of its mortgagors. Mortgage loans up to $150,000 and mobile home loans may be approved by the Executive Committee. All mortgage loans for more than $150,000 must be approved in advance by the Board of Directors. Consumer loans up to $5,000 may be approved by the Bank's Senior Installment Loan Officer. Consumer loans for more than $5,000 must be approved by the Executive Committee.

     The Bank generally requires appraisals on all property securing its loans and requires title insurance and a valid lien on its mortgaged real estate. Appraisals for residential real property valued at less than $250,000 are performed by an in-house appraiser. Appraisals for residential properties valued in excess of $250,000 and appraisals for all nonresidential real estate are performed by an appraiser who is a state-licensed residential appraiser. The Bank requires fire and extended coverage insurance in amounts at least equal to the principal amount of the loan and requires vandalism coverage on all mobile home loans. It also requires flood insurance to protect the property securing its interest if the property is in a flood plane. The Bank does not require escrow accounts to be established by its borrowers for the payment of insurance premiums or taxes and does not require private mortgage insurance for its loans.

     The Bank's underwriting standards for consumer loans are intended to protect against some of the risks inherent in making consumer loans. Borrower character, paying habits and financial strengths are important considerations.

     The Bank historically has sold participations in its mortgage loans on a limited number of occasions to ensure compliance with the loans-to-one borrower restrictions. See "Regulation -- Loans-to-One Borrower." The Bank also occasionally purchases participations in nonresidential real estate and multi-family loans from other financial institutions. At December 31, 1995, the Bank held in its loan portfolio two participations in mortgage loans aggregating $51,700 that it had purchased, both of which were serviced by others.

     The following table shows loan origination, purchase and repayment activity for the Bank during the periods indicated.


                                                        Six Months Ended
                                                          December 31,                    Year Ended June 30,
                                                       ------------------           ------------------------------
                                                         1995       1994             1995       1994          1993
                                                                        (In thousands)
Gross loans receivable
   at beginning of period........................      $25,839      $21,540        $21,540      $19,608      $17,241
Originations:
   Mortgage loans:
     Residential.................................        3,659        3,251          7,099        6,265        6,838
     Other.......................................           58            6             48          248          244
                                                       -------      -------        -------      -------      -------
       Total mortgage loans......................        3,717        3,257          7,147        6,513        7,082
                                                       -------      -------        -------      -------      -------
   Mobile home loans.............................           63          189            286          269          198
                                                       -------      -------        -------      -------      -------
   Consumer loans:
     Installment.................................          510          297            578          338          226
     Share.......................................           80           35            132          254           90
     Home equity.................................          ---          ---            ---          ---           10
                                                       -------      -------        -------      -------      -------
       Total consumer loans......................          590          332            710          592          326
                                                       -------      -------        -------      -------      -------
            Total originations...................        4,370        3,778          8,143        7,374        7,606
   Purchases (sales) of participation loans......         (125)          62             62          ---           40
   Repayments and other deductions...............        2,658        1,899          3,906        5,442        5,279
                                                       -------      -------        -------      -------      -------
   Gross loans receivable at end of period.......      $27,426      $23,481        $25,839      $21,540      $19,608
                                                       =======      =======        =======      =======      =======


     Origination and Other Fees. The Bank realizes income from origination fees, late charges, checking account service charges, and fees for other miscellaneous services. The Bank does not currently charge any points on its loans. However, the Bank currently charges $300 plus closing costs on its mortgage loans. Late charges are generally assessed if payment is not received within a specified number of days after it is due. The grace period depends on the individual loan documents.


     The Bank does not maintain any automated teller machines ("ATMs") and has not offered ATM cards to its customers. However, during the first quarter of 1996, the Bank began issuing ATM cards to interested customers. The Bank's ATM cards will permit customers to use ATMs operating in the MAC(R) regional network and the CIRRUS(R) nationwide network. The Bank does not expect to derive any income from the ATM cards upon their issuance.

     Mortgage-Backed Securities. At December 31, 1995, the Bank had $1.4 million of mortgage-backed securities outstanding, all of which were classified as available for sale. These fixed-rate mortgage-backed securities may be used as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities generally offer yields above those available for investments of comparable credit quality and duration.

     The following table sets forth the carrying value and market value of the Bank's mortgage-backed securities at the dates indicated.


                                        At December 31,                                          At June 30,
                           ----------------------------------------   --------------------------------------------------------------
                                  1995                   1994                 1995                  1994                 1993
                           ------------------    ------------------   ------------------    ------------------    ------------------
                           Carrying    Market    Carrying    Market   Carrying    Market    Carrying    Market    Carrying    Market
                             Value      Value      Value      Value     Value      Value      Value      Value      Value      Value
                           --------    ------    --------    ------   --------    ------    --------    ------    --------    ------
                                                                              (In thousands)

Mortgage-backed securities:
   Held to maturity........  $ ---   $  ---      $1,564     $1,460       $1,477    $1,462     $1,636     $1,580    $1,156    $1,210
   Available for sale......  1,359    1,359         ---        ---          ---       ---        ---        ---       ---        --
                            ------   ------      ------     ------       ------    ------     ------     ------    ------    ------
Total mortgage-backed
     securities............ $1,359   $1,359      $1,564     $1,460       $1,477    $1,462     $1,636     $1,580    $1,156    $1,210
                            ======   ======      ======     ======       ======    ======     ======     ======    ======    ======


     The following table sets forth the amount of mortgage-backed securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at June 30, 1995.

                                    Amount at June 30, 1995, which matures in
                                  -------------------------------------------
                                          1998                     1999
                                  --------------------    -------------------
                                              Weighted    Weighted
                                  Carrying     Average    Carrying    Average
                                    Value       Yield       Value      Yield
                                  --------     -------    --------    -------
                                             (Dollars in thousands)
Mortgage-backed securities
  held to maturity..............    $963       5.29%           $514    7.00%

     The following table sets forth the changes in the Bank's mortgage-backed securities portfolio for the six-month periods ended December 31, 1995 and 1994 and for the years ended June 30, 1995, 1994 and 1993.


                                      For the Six Months                         For the Year Ended
                                      Ended December 31,                             June 30,
                                     --------------------            ------------------------------------------
                                     1995          1994               1995             1994              1993
                                     ----          ----               ----             ----              ----
                                                       (In thousands)
Beginning balance.................  $1,477       $1,636              $1,636           $1,156            $1,483
Purchases.........................     ---          ---                 ---            1,020               ---
Sales.............................     ---          ---                 ---              ---               ---
Monthly repayments................    (111)         (73)               (161)            (540)             (327)
Premium and discount
   amortization, net..............     ---          ---                   2              ---               ---
Unrealized loss on securities
   available for sale.............      (7)         ---                 ---              ---               ---
                                    ------       ------              ------           ------            ------
Ending balance....................  $1,359       $1,563              $1,477           $1,636            $1,156
                                    ======       ======              ======           ======            ======

Non-Performing and Problem Assets

     Mortgage loans are reviewed by the Bank on a regular basis and are placed on a non-accrual status when the loans become contractually past due ninety days or more. It is the policy of the Bank that all earned but uncollected interest on all loans be reviewed monthly to determine if any portion thereof should be classified as uncollectible for any loan past due less than 90 days. Delinquency notices are sent three times per month with respect to all mortgage loans for which payments have not been received. Contact by phone or in person is made, if feasible, with respect to all such loans. When loans are forty days in default, an additional delinquency notice is sent and personal contact is made with the borrower to establish an acceptable repayment schedule. When loans are sixty days in default, contact is again made with the borrower to establish an acceptable repayment schedule. The Bank also provides free in-house credit counseling to all borrowers. Management is authorized to commence foreclosure proceedings for any loan upon making a determination that it is prudent to do so. All loans for which foreclosure proceedings have been commenced are placed on non-accrual status.


     Non-performing assets. At December 31, 1995, $118,000, or 0.35% of the Bank's total assets, were non-performing assets (loans delinquent more than 90 days and non-accruing loans) compared to $100,000, or 0.32%, of the Bank's total assets at June 30, 1995. At December 31, 1995, residential loans and consumer loans accounted for 87% and 13%, respectively, of non-performing assets. There were no REO or non-accruing investments at December 31, 1995. As of the same date, the Bank held $12,800 of repossessed consumer collateral.


     The table below sets forth the amounts and categories of the Bank's non-performing assets.


                                                                                        At June 30,
                                                  At December 31,       ------------------------------------------
                                                      1995               1995              1994             1993
                                                 ---------------        ------            -------         --------
                                                                  (Dollars in thousands)

Non-accruing loans (1).........................       $118                $100              $ 27            $ ---
Total non-performing assets....................       $118                $100              $ 27            $ ---
Non-performing loans to total loans............        .43%                .39%              .13%             ---%
Non-performing assets to total assets..........        .35                 .32               .10              ---

- ---------------
(1) The Bank generally places loans on a non-accruing status when the loans become contractually past due 90 days or more. At December 31, 1995, $103,000 of non-accruing loans were residential loans, $11,000 was a mobile home loan and $4,000 were consumer loans. Additional interest income that would have been recorded had income on nonaccruing loans been considered collectible and accounted for in accordance with their original terms is immaterial for each period.

     The following table reflects the amount of loans in a delinquent status as of the dates indicated:


                                                                                         June 30,
                                                       ----------------------------------------------------------------------------
                                December 31, 1995               1995                       1994                      1993
                            -------------------------  ------------------------  ------------------------  -------------------------
                                              Percent                   Percent                   Percent                    Percent
                                             of total                  of total                  of total                   of total
                            Number   Amount    loans   Number  Amount    loans   Number   Amount   loans   Number   Amount    loans
                            ------   ------    -----   ------  ------    -----   ------   ------   -----   ------   ------    -----
                                                                (Dollars in thousands)
Loans delinquent
   for (1):
     30-89 days..........      32     $659     2.41%     33      $730    2.85%     42    $1,018    4.73%     35      $833     4.30%
     90 days and over....       7      118      .43       6       100     .39       3        27     .13       1       ---      ---
                               --     ------   ----      --      ----    ----      --    ------    ----      --      ----     ----
       Total delinquent
          loans..........      39     $777(2)  2.84%     39      $830    3.24%     45    $1,045    4.86%     36      $833     4.30%
                               ==     ======   ====      ==      ====    ====      ==    ======    ====      ==      ====     ====

- ----------
(1) The number of days a loan is delinquent is measured from the day the payment was due under the terms of the loan agreement.


(2) Of such amount, $528,000 consists of residential real estate loans and $249,000 consists of nonresidential real estate and consumer loans.


     Classified assets. The Bank's Asset Classification Policy provide for the classification of loans and other assets such as debt and equity securities considered to be of lesser quality as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "special mention" by management.

     An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

     At December 31, 1995, the aggregate amount of the Bank's classified assets, and of the Bank's general and specific loss allowances were as follows:

                                                           At December 31, 1995
                                                           --------------------
                                                            (In thousands)

Substandard loans.......................................         $ 439
Doubtful loans..........................................             2
Loss loans..............................................           ---
Special mention loans...................................           113
                                                                 -----
   Total classified loans...............................         $ 554
                                                                 =====
General loss allowances.................................         $ 100
Specific loss allowances................................           ---
                                                                 -----
   Total allowances.....................................         $ 100
                                                                 =====

     The Bank regularly reviews its loan portfolio to determine whether any loans require classification in accordance with applicable regulations. Not all of the Bank's classifed assets constitute non-performing assets.

Allowance for Loan Losses

     The allowance for loan losses is maintained through the provision for loan losses, which is charged to earnings. The provision for loan losses is determined in conjunction with management's review and evaluation of current economic conditions (including those of the Bank's lending area), changes in the character and size of the loan portfolio, loan delinquencies (current status as well as past and anticipated trends) and adequacy of collateral securing loan delinquencies, historical and estimated net charge-offs, and other pertinent information derived from a review of the loan portfolio. In management's opinion, the Bank's allowance for loan losses is adequate to absorb anticipated future losses from loans at December 31, 1995. However, there can be no assurance that regulators, when reviewing the Bank's loan portfolio in the future, will not require increases in its allowances for loan losses or that changes in economic conditions will not adversely affect the Bank's loan portfolio.

         Summary of Loan Loss Experience. The following table analyzes changes in the allowance for loan losses during the six-month periods ended December 31, 1995 and 1994 and during the past five (5) one-year periods ended June 30, 1995.


                                               Six Months Ended
                                                  December 31,                              Year Ended June 30,
                                               -----------------         ---------------------------------------------------------
                                               1995         1994         1995         1994         1993          1992         1991
                                               ----         ----         ----         ----         ----          ----         ----
                                                                             (Dollars in thousands)
Balance of allowance at beginning
   of period................................  $  57          $ 26        $ 26          $ 12         $ 13         $ 14         $14
Less charge offs:
   Consumer loans...........................    ---            (6)         (6)           (1)          (8)          (3)         (8)
Add recoveries:
   Consumer loans...........................    ---             2           1             1          ---            2           5
                                              -----          ----        ----          ----         ----         ----         ---
   Net (charge-offs) recoveries.............    ---            (4)         (5)          ---           (8)          (1)         (3)
                                              -----          ----        ----          ----         ----         ----         ---
Provisions for losses on loans..............     43            21          36            14            7          ---           3
                                              -----          ----        ----          ----         ----         ----         ---
Balance of allowance at end of period.......   $100          $ 43        $ 57          $ 26         $ 12         $ 13         $14
                                               ====          ====        =====         ====         ====         ====         ===
Net charge-offs to total average
     loans receivable for period............    ---%          ---%        .02%          ---%         .04%         .01%        .02%
   Allowance at end of period to
     net loans receivable at end
     of period (1)..........................    .37%          .18%         .22%         .12%         .06%         .08%        .09%
   Allowance to total non-performing
     loans at end of period.................  84.75%        53.75%       57.00%      108.33%          ---%         ---%     27.45%

- ----------

(1)  Total loans less loans in process.

     Allocation of Allowance for Loan Losses. The following table presents an analysis of the allocation of the Bank's allowance for loan losses at the dates indicated.


                                         At December 31,                                      At June 30,
                                ----------------------------------  ----------------------------------------------------------------
                                      1995           1994                  1995                  1994                    1993
                                ----------------  ----------------  -----------------    --------------------    -------------------
                                         Percent           Percent            Percent                 Percent              Percent
                                        of loans          of loans           of loans                of loans             of loans
                                         in each           in each            in each                 in each              in each
                                        category          category           category                category             category
                                        of total          of total           of total                of total             of total
                                 Amount   loans   Amount    loans    Amount    loans       Amount      loans      Amount    loans
                                 ------   -----   ------    -----    ------    -----       ------      -----      ------    -----
                                                                  (Dollars in thousands)
Balance at end of period
   applicable to:
Residential.....................$  ---    72.06%   $---    73.13%     $---       69.05%      $---       72.52%      $---     73.74%
Combo...........................     8    11.54     ---     8.94         7       10.64        ---        7.02        ---      7.14
Nonresidential..................     4     6.17     ---     8.76         7       11.35        ---       10.89        ---      9.16
Multi-family....................     5     1.73     ---      .05       ---         .04        ---         .06        ---       .07
Mobile home loans...............    13     4.92     ---     6.17        12        6.25        ---        6.80        ---      8.12
Commercial and industrial
   loans........................   ---     1.19     ---       ---      ---          ---       ---          ---       ---       ---
Consumer loans..................    16     2.39      17     2.95        17        2.67         15        2.71          8      1.77
Unallocated.....................    54      ---      26                 14         ---         11         ---          4       ---
                                  ----   ------     ---   ------       ---      ------        ---      ------        ---    ------
   Total........................  $100   100.00%    $43   100.00%      $57      100.00%       $26      100.00%       $12    100.00%
                                  ====   ======     ===   ======       ===      ======        ===      ======        ===    ======

Investments and FHLB Stock

     The Bank's Investment Policy, which is established and implemented by the Bank's Executive Committee, is designed primarily to maximize the yield on the investment portfolio subject to minimal liquidity risk, default risk, interest rate risk, and prudent asset/liability management.

     The Bank's investment portfolio consists of U.S. government agency securities, state and municipal bonds and FHLB stock. At December 31, 1995, approximately $2.9 million, including securities at market value for those classified as available for sale, or 8.6% of the Bank's total assets, consisted of such investments. All of the Bank's securities, except for FHLB stock, were classified as available for sale at December 31, 1995.

     The following table sets forth the carrying value and market value of the Bank's investments at the dates indicated.


                                        At December 31,                                            At June 30,
                           ----------------------------------------   --------------------------------------------------------------
                                  1995                   1994                  1995                  1994                 1993
                           ------------------   -------------------   -------------------    ------------------    -----------------
                           Carrying    Market    Carrying    Market    Carrying    Market    Carrying    Market    Carrying   Market
                             Value      Value      Value      Value      Value      Value      Value      Value      Value     Value
                           --------    ------    --------    ------    --------    ------    --------    ------    --------   ------
                                                                               (In thousands)

Securities available for sale (1):
   Federal agencies........  $2,271   $2,271    $   602    $   602    $   934    $   934  $     ---  $     ---  $     ---    $  ---
State and municipal........     347      347        ---        ---        ---        ---        ---        ---        ---       ---
     Total securities
       available for sale..   2,618    2,618        602        602        934        934        ---        ---        ---       ---
Securities held to maturity:
   Federal agencies........     ---      ---      1,564      1,460      1,477      1,462      2,137      2,093      1,658     1,753
State and municipal........     ---      ---        350        341        350        346        277        272        175       179
     Total securities
       held to maturity....     ---      ---      1,914      1,801      1,827      1,808      2,414      2,365      1,833     1,932
FHLB stock (2).............     260      260        222        222        250        250        222        222        222       222
     Total investments.....  $2,878   $2,878     $2,738     $2,625     $3,011     $2,992     $2,636     $2,587     $2,055    $2,154

- ----------
(1) Upon adoption of SFAS No. 115 as of July 1, 1994, securities available for sale are recorded at market value in the financial statements.

(2)  Market value approximates carrying values.

     The following table sets forth investment securities and FHLB stock which mature during each of the periods indicated and the weighted average yields for each range of maturities at June 30, 1995.

                                                                 Amount at June 30, 1995, which matures in
                                              One                      One to                Five to                 Over
                                         Year or Less                Five Years             Ten Years             Ten Years
                                    ---------------------      --------------------    -------------------   --------------------
                                                 Weighted                 Weighted                Weighted               Weighted
                                    Carrying      Average       Carrying   Average     Carrying    Average    Carrying    Average
                                      Value        Yield          Value     Yield        Value      Yield       Value      Yield
                                    --------      -------       --------   -------     --------    -------    --------    -------
                                                                          (Dollars in thousands)

Securities available for sale :
   Federal agencies................   $500          7.75 %       $   434     8.23%      $ ---        --- %     $  ---       ---%
Securities held to maturity:
   Federal agencies................    ---           ---           1,477     5.89         ---        ---          ---       ---
   State and municipal.............     35          5.90             315     4.42         ---        ---          ---       ---
     Total securities
        held to maturity...........     35          5.90           1,792     5.63         ---        ---          ---       ---
   FHLB stock......................    ---           ---             ---      ---         ---        ---          250      7.75
     Total investments.............   $535          7.63 %        $2,226     6.14%      $ ---        --- %       $250      7.75%


     Management intends to temporarily hold the proceeds from the Conversion in U.S. government securities, other U.S. agency securities, equity securities and mortgage-backed securities. See "Use of Proceeds."

Sources of Funds

     General. Deposits have traditionally been the Bank's primary source of funds for use in lending and investment activities. In addition to deposits, the Bank derives funds from scheduled loan payments, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. Borrowings from the FHLB of Indianapolis may be used in the short-term to compensate for reductions in deposits or deposit inflows at less than projected levels. The Bank rarely borrows on a longer-term basis, for example, to support expanded activities or to assist in its asset/liability management.

     Deposits. Deposits are attracted, principally from within Owen County, through the offering of a broad selection of deposit instruments including fixed-rate certificates of deposit, NOW and other transaction accounts, and savings accounts. The Bank does not actively solicit or advertise for deposits outside of Owen County. Substantially all of the Bank's depositors are residents of that county. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds remain on deposit and the interest rate. The Bank does not pay a fee for any deposits it receives.

     Interest rates paid, maturity terms, service fees and withdrawal penalties are established by the Bank on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals, and applicable regulations. The Bank relies, in part, on customer service and long-standing relationships with customers to attract and retain its deposits, but also closely prices its deposits in relation to rates offered by its competitors.

     The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. The variety of deposit accounts offered by the Bank has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. The Bank has become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious. The Bank manages the pricing of its deposits in keeping with its asset/liability management and profitability objectives. Based on its experience, the Bank believes that its passbook, NOW and non-interest-bearing checking accounts are relatively stable sources of deposits. However, the ability of the Bank to attract and maintain certificates of deposit, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions.

     An analysis of the Bank deposit accounts by type, maturity, and rate at December 31, 1995, is as follows:


                                                           Minimum         Balance at                          Weighted
                                                           Opening        December 31,         % of             Average
Type of Account                                            Balance            1995           Deposits            Rate
- -----------------------------                              -------        ------------       --------          --------
                                                                              (Dollars in thousands)
Withdrawable:
   Passbook savings accounts.........................      $    10         $  3,761           15.11%             3.00%
   NOW and other transaction accounts................           50            2,472            9.93              2.45
Total withdrawable...................................                      $  6,233           25.04              2.79
                                                                            -------          ------
Certificates (original terms):
   91 days...........................................        1,000               88             .35              4.00
   6 months..........................................        1,000              766            3.08              5.00
   12 months.........................................        1,000            7,525           30.23              6.44
   24 months.........................................        1,000            2,611           10.49              6.24
   30 months.........................................        1,000            1,603            6.44              4.58
   36 months.........................................        1,000              339            1.36              5.43
   48 months.........................................        1,000            1,355            5.44              5.63
   60 months.........................................        1,000            4,375           17.57              5.92
                                                                            -------          ------
Total certificates...................................                        18,662           74.96              6.01
                                                                            -------          ------
Total deposits.......................................                       $24,895          100.00%             5.18%
                                                                            =======          ======              ====


         The following table sets forth by various interest rate categories the composition of time deposits of the Bank's at the dates indicated:

                                                        At June 30,
                           At December 31,    ----------------------------------
                               1995           1995           1994        1993
                             -------         -------       -------     -------
                                    (In thousands)

4.00% and under..........  $     349        $  1,169      $  4,790    $  3,278
4.01 - 6.00 %............     11,318          10,053         8,231       5,557
6.01 - 8.00%.............      6,995           5,507           603       2,050
8.01 - 10.00%............        ---             ---           283       1,816
                             -------         -------       -------     -------
Total  ..................    $18,662         $16,729       $13,907     $12,701
                             =======         =======       =======     =======

   The following table  represents,  by various  interest rate  categories,  the amounts of time deposits maturing during each of the three years following December 31, 1995, and the total amount maturing thereafter. Matured certificates which have not been renewed as of December 31, 1995, have been allocated based upon certain rollover assumptions:


                                                  Amounts At
                                        December 31, 1995, Maturing in
                            ----------------------------------------------------
                             One Year         Two          Three    Greater Than
                              or Less        Years         Years     Three Years
                              -------        -----         -----     -----------
                                               (In thousands)
4.00% and under............   $   349       $  ---         $  ---       $  ---
4.01 - 6.00 %..............     5,547        1,575          3,339          857
6.01-8.00%.................     4,125        1,981            ---          889
                              -------       ------         ------       ------
Total  ....................   $10,021       $3,556         $3,339       $1,746
                              =======       ======         ======       ======

     The following table indicates the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 1995.

       Maturity                                               (In thousands)
Three months or less.......................................    $     ---
Greater than three months
     through six months....................................          704
Greater than six months
     through twelve months.................................          100
Over twelve months.........................................        1,444
     Total.................................................       $2,248

         The following table sets forth the dollar amount of savings in the various types of deposits programs offered by the Bank at the dates indicated, and the amount of increase or decrease in such deposits as compared to the previous period.


                                                                           Deposit Activity
                                              ---------------------------------------------------------------------------------
                                                                           Increase                                    Increase
                                                                          (Decrease)                                  (Decrease)
                                               Balance at                    from        Balance at                      from
                                              December 31,     % of        June 30,       June 30,        % of         June 30,
                                                  1995       Deposits        1995           1995        Deposits         1994
                                              ------------   --------        ----           ----        --------         ----
                                                                           (Dollars in thousands)

Withdrawable:
   Passbook savings accounts............      $  3,761        15.11%     $     46       $  3,715         16.51%      $(1,412)
   NOW accounts.........................         2,472         9.93           416          2,056          9.14          (361)
                                               -------       ------        ------        -------        ------       -------
Total withdrawable......................         6,233        25.04           462          5,771         25.65        (1,773)
                                               -------       ------        ------        -------        ------       -------
Certificates (original terms):
   91 days..............................            88          .35            14             74           .33             4
   6 months.............................           766         3.08          (179)           945          4.20          (213)
   12 months............................         7,525        30.23           441          7,084         31.48         3,682
   24 months............................         2,611        10.49         1,939            672          2.99           367
   30 months............................         1,603         6.44          (223)         1,826          8.12          (796)
   36 months............................           339         1.36           (46)           385          1.71           211
   48 months............................         1,355         5.44          (243)         1,598          7.10          (604)
   60 months............................         4,375        17.57           230          4,145         18.42           171
                                               -------       ------        ------        -------        ------       -------
Total certificates......................        18,662        74.96         1,933         16,729         74.35         2,822
                                               -------       ------        ------        -------        ------       -------
Total deposits..........................       $24,895       100.00%       $2,395        $22,500        100.00%      $ 1,049
                                               =======       ======        ======        =======        ======       =======


                                                                       Deposit Activity
                                              -----------------------------------------------------------------
                                                                           Increase
                                                                          (Decrease)
                                               Balance at                    from        Balance at
                                                June 30,       % of        June 30,       June 30,        % of
                                                  1994       Deposits        1993           1993        Deposits
                                               ----------    --------        ----           ----        --------
                                                                           (Dollars in thousands)

Withdrawable:
   Passbook savings accounts............      $  5,127        23.90%    $     (21)      $  5,148         25.52%
   NOW accounts.........................         2,417        11.27            92          2,325         11.52
                                               -------       ------       -------        -------        ------
Total withdrawable......................         7,544        35.17            71          7,473         37.04
                                               -------       ------       -------        -------        ------
Certificates (original terms):
   91 days..............................            70          .33           (42)           112           .56
   6 months.............................         1,158         5.40           (49)         1,207          5.98
   12 months............................         3,402        15.86           138          3,264         16.18
   24 months............................           305         1.42           245             60           .30
   30 months............................         2,622        12.22          (711)         3,333         16.52
   36 months............................           174          .81            91             83           .41
   48 months............................         2,202        10.26        (1,415)         3,617         17.93
   60 months............................         3,974        18.53         2,949          1,025          5.08
                                               -------       ------       -------        -------        ------
Total certificates......................        13,907        64.83         1,206         12,701         62.96
                                               -------       ------       -------        -------        ------
Total deposits..........................       $21,451       100.00%      $ 1,277        $20,174        100.00%
                                               =======       ======       =======        =======        ======

     During 1996, the Bank expects to begin offering to its customers a new deposit product called the "Money Management Account." The Money Management Account will be similar to a money market checking account, but customers will not have check writing privileges. Funds may be transferred from non-interest-bearing accounts or interest-bearing accounts paying lower rates into the Money Management Account. Funds may also be transferred from the Money Management Account into other accounts at the Bank when such funds are needed by the customer. The number of fund transfers per month will be limited by the Bank, and the Money Management Account will have a minimum required balance of $5,000.

     In the unlikely event of liquidation of the Bank after the Conversion, certain deposit account holders will be entitled to full payment of their accounts prior to any payment being made to the Holding Company as the holder of the Bank's capital stock. See "The Conversion -- Principal Effects of Conversion
- -- Effect on Liquidation Rights."


     Borrowings. The Bank focuses on generating high quality loans and then seeks the best source of funding from deposits, investments or borrowings. At December 31, 1995, the Bank had $5.2 million in borrowings from the FHLB of Indianapolis which mature on various dates primarily during the years 1996 through 2000 and have interest rates ranging from 6.14% to 6.48%. The Bank does not anticipate any difficulty in obtaining advances appropriate to meet its requirements in the future. The Bank had $22.2 million in eligible assets available as collateral for advances from the FHLB of Indianapolis as of December 31, 1995. Based on the Bank's blanket collateral agreements, advances from the FHLB of Indianapolis must be collateralized by 160% of eligible assets. Therefore, the Bank's eligible collateral would have supported approximately $13.9 million in advances from the FHLB of Indianapolis as of December 31, 1995. However, the Bank's Board of Directors has by resolution limited the amount of authorized borrowings to $7 million at December 31, 1995.


     The following table presents certain information relating to the Bank's borrowings at or for the six months ended December 31, 1995 and 1994 and at or for the year ended June 30, 1995, 1994 and 1993.



                                                                 At or for the
                                                                  Six Months                            At or for the Year
                                                              Ended December 31,                          Ended June 30,
                                                          ------------------------              -------------------------------
                                                           1995              1994                1995          1994        1993
                                                           ----              ----                 ----          ----      ----
                                                                             (Dollars in thousands)
FHLB Advances:
Average balance outstanding..........................     $5,167            $3,000               $3,321        $  752     $ 417
Maximum amount outstanding at any
     month-end during the period.....................      5,200             4,000                5,000         1,500     5,000
Weighted average interest rate
     during the period...............................       6.31%             5.13%                6.03%         3.54%     2.88%
Weighted average interest rate
     at end of period................................       6.36              5.85                 6.36          4.53      3.90

Properties

     The Bank conducts its business from its main office at 279 East Morgan Street, Spencer, Indiana 47460. The Bank owns its main office.

     The following table provides certain information with respect to the Bank's office as of December 31, 1995:

                                 Net Book Value
                                  of Property,
                            Owned or     Year        Total      Furniture &       Approximate
Description and Address      Leased     Opened     Deposits      Fixtures       Square Footage
- -----------------------      ------     ------     --------      --------       --------------
                                            (Dollars in thousands)
279 East Morgan Street        Owned      1987       $24,895        $552              5,100
Spencer, IN  47460


     As of December 31, 1995, the Bank also owned a parcel of real estate located across the street from its office which is utilized for employee parking. In January, 1996, the Bank purchased another parcel of real estate located adjacent to its office (the "West Parcel"). The Bank has agreed to sell one-half of the West Parcel to a local insurance agency, and will use the remaining one-half of the West Parcel for additional employee parking.

     The Bank owns computer and data processing equipment which is used for transaction processing, loan origination, and accounting.

     The Bank has also contracted for the data processing and reporting services of On-Line Financial Services, Inc. in Oak Brook, Illinois, which was acquired in 1995 by Argo Federal Savings Bank, FSB. The cost of these data processing services is approximately $4,250 per month.

Service Corporation Subsidiary

     BSF, Inc., the Bank's service corporation subsidiary ("BSF"), was organized in 1989 and has historically engaged in the purchasing and developing of large tracts of real estate. After land was acquired, BSF subdivided the real estate into lots, made improvements such as streets and sold individual lots, usually on contract. Each subdivision has separate restrictive covenants, but most permit mobile or modular homes. Each of BSF's subdivisions is described in detail below.

     On April 6, 1989, BSF purchased the 128 acre 10 O'Clock Line subdivision in Owen County for $110,000. The purchase was funded by a capital infusion from the Bank. At that time, the appraised value of the land was $180,000. The property was divided into 19 separate tracts and sold on contract to buyers. The actual selling price per acre of tracts sold was slightly higher than the original predicted selling price. The total sales price for all tracts of land was over $300,000. At December 31, 1995, seven of the contracts have been paid and title to the respective tracts of land have passed to the buyers.

     A second piece of property in Owen County totalling approximately 160 acres, the Autumn Hill Subdivision, was purchased on contract by BSF for $96,000 on September 21, 1990. BSF anticipates that the contract for this parcel will be paid in full in December, 1996. The appraised value at the time of sale was $110,000. The area was divided into 23 separate tracts of land, 21 of which had been sold as of December 31, 1995, for an aggregate price of $245,850.

     On May 21, 1991, BFS purchased a 215 acre tract of heavily wooded land in Greene County, Indiana, now known as the Greene Woods subdivision, for $92,500. BSF divided this tract into sixteen parcels, all of which had been sold on contract at December 31, 1995, and built one large lake and three small lakes in this subdivision. As of December 31, 1995, ten of the Greene Woods contracts had been paid in full, and title to the corresponding parcels had been transferred to the purchasers. The aggregate sales price for the sixteen parcels in the Greene Woods subdivision was $257,605.

     On May 8, 1992, BFS purchased approximately 60 acres of land now known as the Watkins Farm subdivision for $32,000. This property is also located in Greene County, Indiana. Prior to dividing this parcel into the three existing tracts of land, BSF cleared and sold approximately $26,000 of timber. As of December 31, 1995, BSF had sold one of these tracts for cash and the other two tracts on contract. The aggregate sales price for these three parcels totalled $86,157.

     On May 21, 1993, BSF purchased approximately 16 acres of land in Owen County for $58,500. BSF divided this property, now known as the County Line East, Phase I subdivision, into thirteen separate parcels and installed underground power, telephone, cable television and water lines. As of December 31, 1995, ten parcels had been sold on contract, all of which had been paid in full, for an aggregate sales price of $308,500.

     On November 29, 1993, BSF purchased approximately thirty acres of land located in Owen County for $20,359. This land, now known as the Coon Path subdivision, was divided into ten separate tracts of land, eight of which remained unsold at December 31, 1995. The aggregate sales price for the two parcels which had been sold at December 31, 1995 totaled $26,000.00. At December 31, 1995, BSF's total investment in the Coon Path subdivision was approximately $36,175.

     On February 6, 1992, BSF purchased four contracts with an aggregate balance of $123,875 from an Owen County couple for a discounted principal amount of $87,500. These contracts have contractual interest rates of 11% and are expected to yield BSF approximately 18% on its investment. BSF also holds a fifth contract which was purchased from a probate estate in 1992. BSF also anticipates an 18% return on this purchased contract.

     BSF, from time to time, keeps a number of its tracts for mobile home repossession. BSF purchases repossessed mobile homes from the Bank at book value. The mobile homes are then placed on the vacant tracts of land and sold by BSF, thereby protecting the Bank from related losses. Currently, the Bank has no mobile homes on lots waiting for sale.

     BSF pays the Bank rent of $500 per month for the use of its facilities and management and staff support. The operations of BSF are managed by the Bank's Chairman, Frank R. Stewart. As consideration for his services and in addition to the annual salary paid by the Bank, Mr. Stewart has historically been paid 25% of BSF's pretax net income. However, beginning in January, 1996, Mr. Stewart is no longer receiving compensation from BSF. For a description of an employment agreement which the Bank entered into with Mr. Stewart effective January 1, 1996, see "Executive Compensation and Related Transactions -- Employment Contracts." All of the Bank's directors serve as directors of BSF, and BSF's executive officers are as follows:


           Frank R. Stewart                        President
           Robert W. Raper                         Vice President
           Charles W. Chambers                     Secretary and Treasurer

     In connection with the Bank's conversion to an Indiana mutual savings bank, the FDIC required the Bank to (i) immediately cease BSF's land acquisitions,
(ii) divest BSF's non-conforming real estate holdings within five years (or by November 16, 2000), provided, however, the Bank is not precluded from requesting an extension of the divestiture period, and (iii) maintain capital at levels sufficient to classify the Bank as a well-capitalized institution. The FDIC's authorization for the Bank and BSF to undertake the required divestiture of BSF's non-conforming real estate holdings over a five-year period is conditioned on, among other things, BSF continuing to be satisfactorily capitalized and operated separately for the Bank, and the Bank and BSF complying with Sections 23A and 23B of the Federal Reserve Act in connection with future transactions between the Bank and BSF. BSF is currently completing the divestiture of its real estate holdings, and upon such divestiture is expected to dissolve. It is anticipated that this divestiture will be accomplished through the sale of the parcels to BSF's contract purchasers who will obtain mortgage loans from the Bank to facilitate their purchase of the parcels. As parcels are purchased by BSF's contract purchasers, BSF and such purchasers will terminate the corresponding land contracts. The Bank currently anticipates that all non-conforming real estate will be sold prior to November 16, 2000 as required by the FDIC.

     At December 31, 1995, the Bank's aggregate investment in BSF was $727,302. The consolidated statements of income of the Bank and its subsidiary included elsewhere herein include the operations of BSF. All significant intercompany balances and transactions have been eliminated in the consolidation. The following are a condensed balance sheet for BSF at December 31, 1995 and at June 30, 1995, 1994 and 1993, and a condensed income statement for BSF for the six months ended December 31, 1995 and 1994 and for the years ended June 30, 1995, 1994 and 1993.

                                                 Condensed Balance Sheet
                                       December 31,             June 30,
                                          1995        1995       1994      1993
                                          ----        ----       ----      ----
                                       (unaudited)         (In thousands)
Assets:
   Cash..............................     $  54      $  57      $  52     $  27
   Loans, net........................       571        644        693       629
   Land acquired for development.....       200        188        153       171
                                           ----       ----       ----      ----
       Total assets..................      $825       $889       $898      $827
                                           ====       ====       ====      ====
Liabilities:
   Other borrowings..................     $  20      $  29      $  80      $115
   Other liabilities.................        78        159        176       161
                                           ----       ----       ----      ----
       Total liabilities.............        98        188        256       276
Equity Capital:
   Retained earnings.................       727        701        642       551
                                           ----       ----       ----      ----
                                           $825       $889       $898      $827
                                           ====       ====       ====      ====


                                                        Condensed Income Statement
                                          ---------------------------------------------------------
                                           Six Months Ended                    Year Ended
                                             December 31,                       June 30,
                                          ------------------         ------------------------------
                                          1995          1994         1995         1994         1993
                                          ----          ----         ----         ----         ----
                                              (unaudited)       (In thousands)
Interest income.........................  $  45        $  43        $  88        $  91        $  70
Interest expense........................      1            3            9            8            8
                                          -----        -----        -----        -----        -----
   Net interest income..................     44           40           79           83           62
Income from sale of real estate.........     19            7           78          144          117

Non-interest expense:
   Salaries and employee benefits.......      2            2            4            4            2
   Printing and office supplies.........      3            3            7            7            8
   Management fees......................     14           10           33           50           34
   Other expenses.......................      1            6           14           19            6
                                          -----        -----        -----        -----        -----
       Total non-interest expense.......     20           21           58           80           50

Income before income tax................     43           26           99          147          129
   Income tax expense...................     17           12           40           56           50
                                          -----        -----        -----        -----        -----
       Net income.......................  $  26        $  14        $  59        $  91        $  79
                                          =====        =====        =====        =====        =====

Employees

     As of January 31, 1996, the Bank employed 14 persons on a full-time basis and 2 persons on a part-time basis. None of the Bank's employees is represented by a collective bargaining group. Management considers its employee relations to be excellent.

     The Bank's employee benefits for full-time employees include, among other things, a Pentegra (formerly known as Financial Institutions Retirement Fund) defined benefit pension plan ("Pension Plan"), a Pentegra thrift plan, and major medical, dental, and short-term and long-term disability insurance.

     Employee benefits are considered by management to be competitive with those offered by other financial institutions and major employers in the Bank's area. See "Executive Compensation and Related Transactions."

Legal Proceedings

     Although the Bank, from time to time, is involved in various legal proceedings in the normal course of business, there are no material legal proceedings to which the Bank is a party or to which any of its property is subject.

                                   COMPETITION

     The Bank originates most of its loans to and accepts most of its deposits from residents of Owen County, Indiana. The Bank is the oldest continuously operating financial institution headquartered in Owen County, Indiana.

     The Bank is subject to competition from various financial institutions, including state and national banks, state and federal savings associations, credit unions, and certain nonbanking consumer lenders that provide similar services in Owen County with significantly larger resources than the Bank. In total, there are three financial institutions located in Owen County, Indiana, including the Bank. The Bank also competes with money market funds with respect to deposit accounts and with insurance companies with respect to individual retirement accounts.

     Indiana law permits acquisitions of certain federal and state SAIF-insured savings associations and their holding companies ("Savings Associations") located in Indiana, Ohio, Kentucky, Illinois, and Michigan (the "Region") by other Savings Associations located in the Region. Savings Associations with their principal place of business in one of the states in the Region (other than Indiana) may acquire Savings Associations with their principal place of business in Indiana if, subject to certain other conditions, the state of the acquiring association has reciprocal legislation permitting the acquisition of Savings Associations and their holding companies in that state by Indiana Savings Associations. Each of the states in the Region has, at least to a certain degree, reciprocal legislation. The Indiana statute also authorizes Indiana
Savings Associations to acquire other Savings Associations in the Region. Following the acquisition, an acquired Indiana Savings Association and any other Indiana Savings Association subsidiary owned by the acquiror must hold no more than 15% of the total Savings Association deposits in Indiana.

     Indiana laws allow nationwide acquisitions of Indiana banks by bank holding companies on a reciprocal basis as of July 1, 1992. Moreover, Indiana banks are also permitted to acquire other Indiana banks and to establish branches throughout Indiana.


     In addition, The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") permits bank holding companies to acquire
banks  in  other  states  and,   with  state  consent  and  subject  to  certain
limitations, and effective as of June 1, 1997, allows banks to acquire out-of-state branches either through merger or de novo expansion. The State of Indiana recently passed a law establishing interstate branching provisions for Indiana state-chartered banks consistent with those established by the Riegle-Neal Act (the "Indiana Branching Law"). The Indiana Branching Law authorizes Indiana banks to branch interstate by merger or de novo expansion and authorizes out-of-state banks meeting certain requirements to branch into Indiana by merger or de novo expansion. The Indiana Branching Law became effective March 15, 1996, provided that prior to June 1, 1997 interstate mergers and de novo branches are not permitted to out-of-state banks unless the laws of their home states permit Indiana banks to merge or establish de novo branches on a reciprocal basis. This new legislation may also result in increased competition for the Holding Company and the Bank.


     Under current law, bank holding companies may acquire savings associations. Savings associations may also acquire banks under federal law. To date, several bank holding company acquisitions of savings associations and savings association acquisitions of banks in Indiana have been completed. Affiliations between banks and savings associations based in Indiana may also increase the competition faced by the Holding Company and the Bank.

     The primary factors influencing competition for deposits are interest rates, service and convenience of office locations. The Bank competes for loan originations primarily through the efficiency and quality of services it provides borrowers and through interest rates and loan fees it charges. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels, and other factors that are not readily predictable.

                                   MANAGEMENT

Directors and Executive Officers of the Holding Company


     The Board of Directors of the Holding Company currently consists of seven directors, each of whom is also a director of the Bank. The directors of the Holding Company are divided into three classes, and approximately one-third of the Board is to be elected at each annual meeting of the shareholders of the Holding Company. The terms of the directors expire at the Holding Company's first shareholders' meeting, which is anticipated to be held in December, 1996. At that meeting, it is anticipated that the directors will be nominated to serve for the following terms: the terms of Messrs. Raper and Gillaspy will expire in 1997, the terms of Messrs. Chambers and Parrish will expire in 1998, and the terms of Messrs. Meier, Stewart and Wilson will expire in 1999.


     The executive officers of the Holding Company are identified below. The executive officers of the Holding Company are elected annually by the Holding Company's Board of Directors.

     Name                      Position with Holding Company
Frank R. Stewart               Chairman
Robert W. Raper                Vice Chairman
Kurt J. Meier                  President, Chief Executive Officer and Treasurer
Kurt D. Rosenberger            Vice President and Chief Financial Officer
Charles W. Chambers            Secretary

Directors of the Bank

     The Board of Directors of the Bank currently consists of seven persons. Each director holds office for a term of three years, and approximately one-third of the Board is elected at each annual meeting of the members of the Bank. There are no arrangements or understandings between the Bank and any person pursuant to which that person has been selected a director of the Bank.

     The Board of Directors of the Bank met 12 times during the fiscal year ended June 30, 1995. No director attended fewer than 75% of the meetings of the Board of Directors held while he served as a director and the meetings of committees on which he served. Tad Wilson is the brother-in-law of Stephen Parrish.

     Listed below are the directors of the Bank:


                           Director of                  Position
                            the Bank     Expiration       with
Director                      Since        of Term      the Bank
- --------                      -----        -------      --------
Charles W. Chambers           1978          1998        Director, Secretary
John T. Gillaspy              1986          1997        Director
Kurt J. Meier                 1991          1996        Director, President,
                                                        Chief Executive
                              Officer and Treasurer
Stephen Parrish               1982          1998        Director
Robert W. Raper               1970          1997        Vice Chairman
Frank R. Stewart              1963          1996        Chairman
Tad Wilson                    1978          1996        Director

Presented below is certain information concerning the directors of the Bank:

     Charles W. Chambers (age 80) has served as a Staff Appraiser of the Bank since 1991 and as Secretary of the Bank since 1990.

     John T. Gillaspy (age 68) has served as President and Chief Executive Officer of the Spencer Evening World, Inc., a newspaper based in Spencer, Indiana, for over the past five years.

     Kurt J. Meier (age 45) has served as President of the Bank since 1994; theretofore, he served as Managing Officer of the Bank since 1990.

     Stephen Parrish (age 56) has served as a funeral director for the West-Parrish-Pedigo Funeral Home in Spencer, Indiana, for more than five years.

     Robert W. Raper (age 78) has served as Vice Chairman of the Bank since 1994; theretofore, he served as Vice President of the Bank since prior to 1990.

     Frank R. Stewart (age 70) has served as Chairman of the Board of the Bank since 1994; theretofore, he served as President of the Bank from 1982 until 1994; he has served as President of BSF, Inc. since its formation in 1989. He has extensive experience in real estate development and sales.

     Tad Wilson (age 61) is the co-owner of Metropolitan Printing Services, Inc., a printing company based in Bloomington, Indiana, and an owner of a retail book store and rental properties located in Bloomington, Indiana.

Executive Officers of the Bank Who Are Not Directors

     Presented below is certain information regarding the only executive officer of the Bank who is not a director:

          Name                            Position
          ----                            --------
Kurt D. Rosenberger              Vice President and Chief Financial Officer

     Kurt D. Rosenberger, age 37, has served as Vice President of the Bank since 1994; theretofore, he served as Senior Financial Analyst for the OTS in Indianapolis, Indiana, since 1990.

Committees of the Boards of Directors of the Bank and the Holding Company

     The Executive Committee is comprised of Directors Raper, Gillaspy and Stewart. It meets weekly and is responsible for taking actions when the full Board cannot meet and making recommendations to the Board of Directors.

     The Chairman of the Board of Directors of the Bank is required by the Bank's By-Laws to appoint a nominating committee consisting of three members of the Bank 30 days prior to each annual meeting. Such Committee is authorized to make nominations for directors in writing to the Bank's Secretary at least 15 days prior to the annual meeting which nominations are then posted at the Bank's office. Nominations for directors may also be made in writing by members and delivered to the Bank's Secretary at least 10 days prior to the Bank's annual meeting.

                 EXECUTIVE COMPENSATION AND RELATED TRANSACTIONS


Remuneration of Named Executive Officer

         The following table sets forth information as to annual, long-term and other compensation for services in all capacities to the President, Chief Executive Officer and Treasurer of the Bank for the fiscal year ended June 30, 1995. There were no executive officers of the Bank, as of June 30, 1995, who earned over $100,000 in salary and bonuses during that fiscal year.

                                                                  Summary Compensation Table
                                               ----------------------------------------------------------------
                                                              Annual Compensation
                                               ------------------------------------------------
Name and Principal               Fiscal                                           Other Annual       All Other
     Position                     Year            Salary             Bonus       Compensation(2)   Compensation
Kurt J. Meier, President          1995          $49,440 (1)         $5,600             --               --
   Chief Executive Officer
   and Treasurer

- ----------

(1)  Includes fees received for service on the Bank's Board of Directors.

(2) Mr. Meier received certain perquisites, but the incremental cost of providing such perquisites did not exceed the lesser of $50,000 or 10% of his salary and bonus.

Employment Contracts

     The Bank has entered into three-year employment contracts with each of Messrs. Meier and Rosenberger (together, the "Employees"). The contracts with the Employees, effective as of the effective date of the Conversion, extend annually for an additional one-year term to maintain their three-year term if the Board of Directors of the Bank determines to so extend them, unless notice not to extend is properly given by either party to the contract. Each Employee receives an initial salary under the contract equal to his current salary subject to increases approved by the Board of Directors. Each contract also provides, among other things, for participation in other fringe benefits and benefit plans available to the Bank's employees. Each Employee may terminate his employment upon sixty days' written notice to the Bank. The Bank may discharge each Employee for cause (as defined in the contract) at any time or in certain specified events. If the Bank terminates an Employee's employment for other than cause or if the Employee terminates his own employment for cause (as defined in the contract), the Employee will receive his base compensation under the contract for an additional three years if the termination follows a change of control in the Holding Company (as defined below). In addition, during such period, the Employee will continue to participate in the Bank's group insurance plans and retirement plans, or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, each Employee will have the right to cause the Bank to purchase any stock options he holds for a price equal to the fair market value (as defined in the contact) of the shares subject to such options minus their option price. If the payments provided for in the contract, together with any other payments made to the Employee by the Bank, are deemed to be payments in violation of the "golden parachute" rules of the Code, such payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation which would be paid under the contracts to the Employees if the contracts were terminated either after a change of control of the Holding Company, without cause by the Bank, or for cause by the Employees, would be $141,960 for Mr. Meier and $130,260 for Mr. Rosenberger. For purposes of these employment contracts, a change of control of the Holding Company is generally an acquisition of control, as defined in regulations issued under the Change in Bank Control Act and the Bank Holding Company Act.

     The employment contracts provide the Bank protection of its confidential business information and protection from competition by each of the Employees should he voluntarily terminate his employment without cause or be terminated by the Bank for cause.


     The Bank also entered into a three-year employment contract with Mr. Stewart effective as of January 1, 1996. Mr. Stewart's employment agreement provides for the payment by the Bank to the Mr. Stewart of an annual salary equal to $44,980, subject to increases as determined by the Board of Directors. In the event Mr. Stewart's employment is terminated by the Bank without cause, Mr. Stewart will continue to receive such compensation during the then-remaining term of the contract.


     The Bank is the owner and beneficiary of $100,000 in key man life insurance on the lives of Mr. Meier and Mr. Rosenberger.

Compensation of Directors

     All directors of the Bank are entitled to receive monthly director fees for their services. Each of Mr. Gillapsy and Mr. Raper receive $650 per month, and Mr. Stewart receives $450 per month. All other directors of the Bank receive $350 per month. Total fees paid to directors of the Bank for the year ended June 30, 1995 were $35,760.

     Directors of the Holding Company are not currently paid directors' fees. The Holding Company may, if it believes it is necessary to attract qualified directors or otherwise beneficial to the Holding Company, adopt a policy of paying directors' fees.

     Directors of BSF receive director fees of $150 per meeting. The Board of BSF meets quarterly.

Benefits

     Insurance Plans. The Bank's directors, officers and employees are provided with hospitalization, major medical, major dental, life insurance, short-term and long-term disability insurance, and other insurance benefits under group plans sponsored by the Indiana League of Savings Institutions Group Insurance Trust. Employees of the Bank pay $5 per week for employee coverage and an additional $5 per week for coverage on dependents.

     Pension Plan. The Bank's full-time employees are included in the Financial Institutions Retirement Fund, a noncontributory multiple employer comprehensive pension plan (the "Pension Plan"). Separate actuarial valuations are not made for individual employer members of the Pension Plan. The Bank's employees are eligible to participate in the plan once they have completed one year of service for the Bank and attained age 21, if they complete 1,000 hours of service in a calendar year. An employee's pension benefits are 100% vested after five years of service.

     The Pension Plan provides for monthly or lump sum retirement benefits determined as a percentage of the employee's average salary (for his highest five consecutive years of salary) times his years of service. Salary includes base annual salary as of each January 1, exclusive of overtime, bonuses, fees and other special payments. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant's age and years of service. The Bank expensed $17,900 for the Pension Plan during the fiscal year ended June 30, 1995. The Bank's expense for the fiscal year ending June 30, 1996 is anticipated to approximate the amount of 1995's expense.

     The estimated base annual retirement benefits presented on a straight-line basis payable at normal retirement age (65) under the Pension Plan to persons in specified salary and years of service classifications are as follows (benefits noted in the table are not subject to any offset).


  Highest 5-Year                                             Years of Service
      Average            -------------------------------------------------------------------------------------------------
   Compensation            15              20             25           30              35             40             50
 ---------------         -------        -------        -------       -------        -------        -------       -  ------
      $ 40,000           $ 9,000        $12,000        $15,000       $18,000        $21,000        $24,000       $  30,000
      $ 60,000           $13,500        $18,000        $22,500       $27,000        $31,500        $36,000       $  45,000
      $ 80,000           $18,000        $24,000        $30,000       $36,000        $42,000        $48,000       $  60,000
      $100,000           $22,500        $30,000        $37,500       $45,000        $52,500        $60,000       $  75,000
      $120,000           $27,000        $36,000        $45,000       $54,000        $63,000        $72,000       $  90,000

     Benefits are currently subject to maximum Code limitations of $120,000 per year. The years of service credited to Mr. Meier under the Pension Plan as of June 30, 1995, were 14.

     Thrift Plan. The Bank's employees also participate in Pentegra's Thrift Plan, a contributory multiple employer tax-exempt trust and savings plan. Participants may elect to make monthly contributions up to 15% of their salary. The Bank makes a matching contribution of 50% of the employee's contribution that does not exceed 6% of salary. Contributions may be invested in an equity fund which invests in the widely traded stocks, a fixed income fund which invests in guaranteed investment contract, an equity growth mutual fund that invests in higher risk stocks and/or a fund composed of government agency debt securities. Benefits under the plan vest at the rate of 20% per year beginning after an employee's second year of service. The normal distribution is a lump sum upon termination of employment. Other payment options may be elected. During the fiscal year ended June 30, 1995, the Bank made contributions aggregating $8,600 to this plan, $1,357 of which were allocable to Mr. Meier.

     Bonus Program. During each of the years ended June 30, 1994 and 1995, the Bank paid discretionary cash bonuses to its officers and other employees pursuant to a bonus program adopted by the Bank's Board of Directors (the "Bonus Program"). The Bonus Program provides that cash bonuses are paid to officers and other employees of the Bank in the discretion of the Board of Directors if the Bank exceeds a targeted 1.00% return on assets for a fiscal year. Bonuses are paid according to an established formula based on employees' salary and years of service with the Bank. The aggregate amount paid to officers and employees pursuant to the Bonus Program is equal to the amount required to reduce the Bank's return on assets to the targeted 1.00% level. For the year ended June 30, 1995, the Bank paid an aggregate of $47,580 in cash bonuses under the Bonus Program.

Transactions With Certain Related Persons

         The Bank has followed a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence and other loans. These loans are made in the ordinary course of business with the same collateral, interest rates and underwriting criteria as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and executive officers totaled approximately $600,000, or 7.5% of pro forma shareholders' equity on a consolidated basis at the midpoint of the Estimated Valuation Range at December 31, 1995. All such loans at December 31, 1995 were secured by the principal residences of directors and executive officers except one loan to an outside director relating to such director's business.

     Current law requires that all loans or extensions of credit to executive officers, directors, and principal shareholders be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. The Bank's policy regarding loans to directors and all employees meets the requirements of current law. All loans to officers, directors and employees of the Bank are and have been approved by a majority of the disinterested members of the Board of Directors.

     For a discussion regarding compensation paid to Mr. Stewart in connection with his services to BSF, See "Business -- Service Corporation Subsidiary."

Employee Stock Ownership Plan and Trust

     The Bank has established for eligible employees an ESOP effective January 1, 1996, subject to its conversion to stock form. Employees with at least one year of employment with the Bank and who have attained age twenty-one are eligible to participate. As part of the Conversion, the ESOP intends to borrow funds from the Holding Company and use such funds to purchase a number of shares equal to 8% of the Common Stock to be issued in the Conversion. Collateral for the loan will be the Common Stock purchased by the ESOP. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of 10 years. It is anticipated that the initial interest rate for the loan will be approximately 8.25%. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid. The ESOP does not currently anticipate any future purchases of Common Stock.

     Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits generally become 100% vested after five years of credited service. Prior to the completion of five years of credited service, a participant who terminates employment for reasons other than death, retirement, or disability will not receive any benefit under the ESOP. Forfeitures will be reallocated among remaining participating employees upon the earlier of the forfeiting participant's death or after the expiration of at least five years from the date on which such participant's employment was terminated. Benefits may be payable in the form of Common Stock or cash upon death, retirement, early retirement, disability or separation from service. The Bank's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated. SOP 93-6 requires the Bank to record compensation expense in an amount equal to the fair market value of the shares released from the suspense account. See "Management's Discussion and Analysis of Financial Condition and Results of Operations
- --Current Accounting Issues."

     In connection with the establishment of the ESOP, the Bank will establish a committee of employees of the Bank to administer the ESOP. Pentegra will serve as corporate trustee of the ESOP. The ESOP Committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees. Under the ESOP, nondirected shares, and shares held in the suspense account, will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

Stock Option Plan

         At a meeting of the Holding Company's shareholders to be held at least six months after the completion of the Conversion, the Board of Directors intends to submit for shareholder approval a Stock Option Plan (the "Stock Option Plan") for directors, officers and employees of the Bank and of the Holding Company. If approved by the shareholders, Common Stock in an aggregate amount equal to 10.0% of the shares issued in the Conversion would be reserved for issuance by the Holding Company upon the exercise of the stock options granted under the Stock Option Plan. Assuming the issuance of 570,000 shares in the Conversion, an aggregate of 57,000 shares would be reserved for issuance under the Stock Option Plan. No options would be granted under the Stock Option Plan until the date on which shareholder approval is received. At that time, it is anticipated that options for the following number of shares will be granted to the following directors and executive officers of the Bank and the Holding
Company:


                                 Percentage of Shares
            -----------------------------------------------------------------
                   Optionee                              Issued in Conversion
                   --------                              --------------------
            Kurt J. Meier                                          1.0%
            Frank R. Stewart                                       1.0%
            Kurt D. Rosenberger                                   0.75%
            Outside directors of the Bank
                as a group (5 persons)                             2.5%
            Other employees                                       2.25%
                                                                  ----
                Total                                              7.5%
                                                                  ====

     Options to purchase a number of shares equal to 2.5% of the total number of shares of Common Stock issued in the Conversion are expected to be reserved for future issuance under the Stock Option Plan to employees and newly appointed directors of the Holding Company and the Bank.

     It is anticipated that these options would be granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of non-qualified options), and at an option price per share equal to the fair market value of the shares on the date of grant of the stock options. Options will become exercisable at a rate of 20% at the end of each twelve (12) months of service with the Bank after the date of grant, subject to early vesting in the event of death or disability. Unless the Holding Company decides to call an earlier special meeting of shareholders, the date of grant of these options would be the date of the Holding Company's annual meeting of shareholders to be held in December, 1996.

     Each person who is elected as an outside director of the Holding Company (other than persons who were previously employees of the Holding Company or the Bank) after completion of the Conversion will be granted on the date he or she becomes an outside director stock options to purchase a number of shares of Common Stock equal to 0.5% of the shares issued in the Conversion at an option price equal to the fair market value of a share of such Common Stock on the date he or she becomes an outside director.


     The Stock Option Plan would be administered by a Committee of disinterested directors of the Holding Company's Board of Directors. Options granted under the Stock Option Plan to employees could be "incentive" stock options designed to result in a beneficial tax treatment to the employee but no tax deduction to the Holding Company. Non-qualified stock options could also be granted under the Stock Option Plan. In the event an option recipient terminated his or her employment for reasons other than retirement, disability, or death, the options would terminate during certain specified periods.


RRP

     At a meeting of the Holding Company's shareholders to be held at least six months after the completion of the Conversion, the Board of Directors also intends to submit for shareholder approval a management recognition and retention plan and trust (the "RRP") as a means of providing the directors and employees of the Bank and of the Holding Company with an ownership interest in the Holding Company in a manner designed to encourage such persons to continue their service with the Bank and the Holding Company. The Bank will contribute funds to the RRP from time to time to enable it to acquire an aggregate amount of Common Stock equal to up to 4.0% of the shares of Common Stock issued in the Conversion, either directly from the Holding Company or on the open market. In the event that additional authorized but unissued shares would be acquired by the RRP after the Conversion, the interests of existing shareholders would be diluted. No awards under the RRP would be made until the date the RRP is approved by the Holding Company's shareholders. At that time, it is anticipated that awards of the following number of shares would be made to the following directors, officers and employees of the Holding Company and the Bank:


                                                Percentage of Shares
        Recipient of                            Issued in Conversion
           Awards                                 Awards Under RRP
        ------------                            --------------------
   Kurt J. Meier...............................       0.5625%
   Frank R. Stewart............................       0.5625%
   Kurt D. Rosenberger.........................        0.375%
   Outside directors of the Bank
   as a group (5 persons)......................          1.0%
   Other employees.............................          0.5%
       Total...................................          3.0%

     A number of shares equal to 1% of the shares issued in the Conversion will remain available for future issuance under the RRP.

     Awards would be nontransferable and nonassignable, and during the lifetime of the recipient could only be earned by and made to him or her. The shares which are subject to an award would vest and be earned by the recipient at a rate of 20% of the shares awarded at the end of each full twelve (12) months of service with the Bank after the date of grant of the award. Awards are adjusted for capital changes such as stock dividends and stock splits. Notwithstanding the foregoing, awards would be 100% vested upon termination of employment or service due to death or disability. If employment or service were to terminate for other reasons, the grantee's nonvested awards will be forfeited. If employment or service is terminated for cause (as would be defined in the RRP), or if conduct would have justified termination or removal for cause, shares not already delivered under the RRP, whether or not vested, could be forfeited by resolution of the Board of Directors of the Holding Company.


     When shares become vested and could actually be distributed in accordance with the RRP, the participants would also receive amounts equal to accrued dividends and other earnings or distributions payable with respect thereto. When shares became vested under the RRP, the participant would recognize income equal to the fair market value of the Common Stock earned, determined as of the date of vesting, unless a prior election under ss. 83(b) of the Code to be taxed earlier is made by the recipient of the award. The amount of income recognized by the participant would be a deductible expense for tax purposes for the Holding Company. Shares not yet vested under the RRP will be voted by the Trustee of the RRP, taking into account the best interests of the recipients of the RRP awards.



                                   REGULATION

Bank Holding Company Regulation

     The Holding Company is registered as a bank holding company, and is subject to the regulations of the FRB under the Bank Holding Company Act of 1956, as amended ("BHCA"). Bank holding companies are required to file periodic reports with, and are subject to periodic examination by, the FRB. The FRB has issued regulations under the BHCA requiring a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. It is the policy of the FRB that, pursuant to this requirement, a bank holding company should stand ready to use its resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. Additionally, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FedICIA"), a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" (as defined in the statute) with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized, or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan. Under the BHCA, the FRB has the authority to require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the FRB's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

     The Holding Company is prohibited by the BHCA from acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock or substantially all of the assets of any bank or merging or consolidating with another bank holding company without prior approval of the FRB. Additionally, the Holding Company is prohibited by the BHCA from engaging in or from acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a nonbanking business unless such business is determined by the FRB to be so closely related to banking as to be a proper incident thereto.

Capital Adequacy Guidelines for Bank Holding Companies

     The FRB is the federal regulatory and examining authority for bank holding companies. The FRB has adopted capital adequacy guidelines for bank holding companies.

     Bank holding companies are required to comply with the FRB's risk-based capital guidelines which require a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities such as standby letters of credit) of 8%. At least half of the total required capital must be "Tier I capital," consisting principally of common stockholders' equity, noncumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder ("Tier II capital") may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, cumulative perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the FRB has adopted a Tier I (leverage) capital ratio under which the bank holding company must maintain a minimum level of Tier I capital to average total consolidated assets of 3% in the case of bank holding companies which have the highest regulatory examination ratings and are not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a ratio of at least 1% to 2% above the stated minimum.

Bank Regulation

     The Bank is organized under the laws of Indiana and as such is subject to the supervision of the DFI, whose examiners conduct periodic examinations of state banks. In 1994, the Bank converted from a federal savings bank to an Indiana savings bank. Prior to such conversion, it was subject to regulation at the federal level primarily by the OTS. The Bank is not a member of the Federal Reserve System, so its principal federal regulator is the FDIC, which also conducts periodic examinations of the Bank. The Bank's deposits continue to be insured by the SAIF administered by the FDIC and are subject to FDIC's rules and regulations respecting the insurance of deposits. See "-- Insurance of Deposits".

     Both federal and state law extensively regulate various aspects of the banking business such as reserve requirements, truth-in-lending and truth-in-savings disclosure, equal credit opportunity, fair credit reporting, trading in securities and other aspects of banking operations. Current federal law also requires banks, among other things, to make deposited funds available within specified time periods.

     Insured state-chartered banks are prohibited under FedICIA from engaging as principal in activities that are not permitted for national banks, unless: (i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund, and (ii) the bank is, and continues to be, in compliance with all applicable capital standards. As a result of its conversion to an Indiana savings bank, the Bank is required to cease the real estate development operations and divest the non-conforming real estate holdings of BSF. See "Business -- Service Corporation Subsidiary."

Federal Home Loan Bank System

     The Bank is a member of the FHLB System, which consists of 12 regional banks. The Federal Housing Finance Board ("FHFB"), an independent agency, controls the FHLB System including the FHLB of Indianapolis. The FHLB System provides a central credit facility primarily for member savings and loan associations and savings banks and other member financial institutions. The Bank is required to hold shares of capital stock in the FHLB of Indianapolis in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the end of each calendar year, 0.3% of its assets or 1/20 (or such greater fraction established by the FHLB) of outstanding FHLB advances, commitments, lines of credit and letters of credit. The Bank is currently in compliance with this requirement. At December 31, 1995, the Bank's investment in stock of the FHLB of Indianapolis was $260,000.

     In past years, the Bank has received dividends on its FHLB stock. All 12 FHLBs are required by law to provide funds for the resolution of troubled savings associations and to establish affordable housing programs through direct loans or interest subsidies on advances to members to be used for lending at subsidized interest rates for low- and moderate-income, owner-occupied housing projects, affordable rental housing, and certain other community projects. These contributions and obligations could adversely affect the FHLBs' ability to pay dividends and the value of FHLB stock in the future. For the year ended June 30, 1995, dividends paid to the Bank by the FHLB of Indianapolis totaled $15,728, for an annual rate of 7.14%.

     The FHLB of Indianapolis serves as a reserve or central bank for member institutions within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLB of Indianapolis.

     All FHLB advances must be fully secured by sufficient collateral as determined by the FHLB. Eligible collateral includes first mortgage loans less than 60 days delinquent or securities evidencing interests therein, securities (including mortgage-backed securities) issued, insured or guaranteed by the federal government or any agency thereof, FHLB deposits and, to a limited extent, real estate with readily ascertainable value in which a perfected security interest may be obtained. Other forms of collateral may be accepted as over collateralization or, under certain circumstances, to renew outstanding advances. All long-term advances are required to provide funds for residential home financing and the FHLB has established standards of community service that members must meet to maintain access to long-term advances.

     Interest rates charged for advances vary depending upon maturity, the cost of funds to the FHLB of Indianapolis and the purpose of the borrowing.

Insurance of Deposits

     Deposit Insurance. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC administers two separate insurance funds, the BIF for commercial banks and state savings banks and the SAIF for savings associations and banks that have acquired deposits from savings associations. The FDIC is required to maintain designated levels of reserves in each fund. The reserves of the SAIF are currently below the level required by law, primarily because a significant portion of the assessments paid into the SAIF have been used to pay the cost of prior thrift failures, while the reserves of the BIF met the level required by law in May, 1995. Thrifts are generally prohibited from converting from one insurance fund to the other until the SAIF meets its designated reserve level, except with the prior approval of the FDIC in certain limited cases, and provided certain fees are paid. The insurance fund conversion provisions do not prohibit a SAIF member from converting to a bank charter or merging with a bank during the moratorium as long as the resulting bank continues to pay the applicable insurance assessments to the SAIF during such period and as long as certain other conditions are met. Consequently, although the Bank converted to a state savings bank in 1994, the Bank's deposits continue to be insured by the SAIF.

     Assessments. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and members of the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary depending on the risk the institution poses to its deposit insurance fund. Such risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

     Because of the differing reserve levels of the SAIF and the BIF, deposit insurance assessments paid by healthy BIF-insured institutions were recently reduced significantly below the level paid by healthy SAIF-insured institutions. Assessments paid by healthy SAIF-insured institutions exceeded those paid by healthy BIF-insured institutions by approximately $.19 per $100 in deposits in late 1995 and will exceed them by $.23 per $100 in deposits beginning in 1996. Such premium disparity could have a negative competitive impact on the Bank and other institutions with SAIF deposits.


     Congress is considering legislation to recapitalize the SAIF and to eliminate the significant premium disparity between the BIF and the SAIF. Currently, the recapitalization plan provides for a special assessment of approximately $.85 per $100 of SAIF deposits held at some time in 1995, in order to increase SAIF reserves to the level required by law. Certain banks holding SAIF-insured deposits would pay a lower special assessment. In addition, the cost of prior thrift failures would be shared by both the SAIF and the BIF. Such cost sharing might increase BIF assessments by $.02 to $.025 per $100 in deposits. SAIF assessments for healthy SAIF-insured institutions would be set at a significantly lower level after the legislation is adopted and could never be reduced below the level set for healthy BIF-insured institutions. The recapitalization plan also provides for the merger of the SAIF and BIF on January 1, 1998. It is also proposed that the savings association charter be eliminated in connection with that merger.


     The Bank had $24.9 million in deposits at December 31, 1995. If the one-time special assessment in the legislative proposal is enacted into law, the Bank will pay an additional assessment of approximately $211,650 (based upon deposits at December 31, 1995), which will reduce capital and earnings for the quarter in which any such assessment is recorded. However, it is expected that quarterly SAIF assessments would be reduced significantly sometime after adoption of the legislation.


     No assurances can be given that the SAIF recapitalization plan will be enacted into law or in what form it may be enacted. In addition, the Holding Company can give no assurances that the disparity between BIF and SAIF assessments will be eliminated. If the proposed legislation is not adopted, SAIF premiums may increase and the disparity between BIF and SAIF premiums may become greater, with a resulting adverse effect on the Bank's operations.

Regulatory Capital

     The FDIC has adopted risk-based capital ratio guidelines to which the Bank generally is subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk.

     Like the capital guidelines established by the FRB for the Holding Company, these guidelines divide a bank's capital into two tiers. The first tier ("Tier I") includes common equity, certain non-cumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets (except mortgage servicing rights and purchased credit card relationships, subject to certain limitations). Supplementary ("Tier II") capital includes, among other items, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions. Banks are required to maintain a total risk-based capital ratio of 8%, of which 4% must be Tier I capital. The FDIC may, however, set higher capital requirements when a bank's particular circumstances warrant. Banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

     In addition, the FDIC established guidelines prescribing a minimum Tier I leverage ratio (Tier I capital to adjusted total assets as specified in the guidelines). These guidelines provide for a minimum Tier I leverage ratio of 3% for banks that meet certain specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a Tier I leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points.

     In connection with the Bank's conversion to a state savings bank, the FDIC imposed heightened capital requirements on the Bank because of the impermissible real estate development activities of BSF, the Bank's subsidiary. The FDIC currently requires that the Bank maintain capital (after deduction of its investment in BSF) at levels sufficient for the Bank to be classified as a well-capitalized institution (i.e., total risk-based capital ratio of 10% or greater, Tier I risk-based capital ratio of 6% or greater, and leverage capital ratio of 5% or greater). The Bank currently exceeds its heightened Capital Requirements and will increase its capital as a result of the Conversion.

Prompt Corrective Regulatory Action

     FedICIA requires, among other things, federal bank regulatory authorities to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. For these purposes, FedICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At December 31, 1995, the Bank was categorized as "well capitalized."

     An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier I risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier I risk-based capital ratio of 4% or greater, and generally a leverage ratio 4% or greater. An institution is deemed to be "undercapitalized" if it has a total risk-based capital ratio of less than 8%, a Tier I risk-based capital ratio of less than 4%, or generally a leverage ratio of less than 4%; and (d) "significantly undercapitalized" if it has a total risk-based capital ratio of less than 6%, a Tier I risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

     "Undercapitalized" banks are subject to growth limitations and are required to submit a capital restoration plan. A bank's compliance with such plan is required to be guaranteed by any company that controls the undercapitalized institution as described above. See "-- Bank Holding Company Regulation." If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized." "Significantly undercapitalized" banks are subject to one or more of a number of requirements and restrictions, including an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cease receipt of deposits from correspondent banks, and restrictions on compensation of executive officers. "Critically undercapitalized" institutions may not, beginning 60 days after becoming "critically undercapitalized," make any payment of principal or interest on certain subordinated debt or extend credit for a highly leveraged transaction or enter into any transaction outside the ordinary course of business. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator.

Dividend Limitations

     Under FRB supervisory policy, a bank holding company generally should not maintain its existing rate of cash dividends on common shares unless (i) the organization's net income available to common shareholders over the past year has been sufficient to fully fund the dividends and (ii) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition. The FDIC also has authority under the Financial Institutions Supervisory Act to prohibit a bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice in light of the financial condition of the bank. Under Indiana law, the Holding Company is precluded from paying cash dividends if, after giving effect to such dividends, the Holding Company would be unable to pay its debts as they become due or the Holding Company's total assets would be less than its liabilities and obligations to preferential shareholders.

     Pursuant to the Plan of Conversion, the Bank will establish a liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. See "The Conversion -- Principal Effects of Conversion." The Bank will not be permitted to pay dividends to the Holding Company if its net worth would be reduced below the amount required for the liquidation account.


     Under Indiana law, the Bank may pay dividends without DFI approval so long as its capital is unimpaired and those dividends in any calendar year do not exceed the net profits of the Bank for that year plus the retained net profits of the Bank for the previous two years. Dividends may not exceed undivided profits on hand (less losses, bad debts and expenses). Additional stringent regulatory requirements affecting dividend payments by the Bank, however, are established by the prompt corrective action provisions of FedICIA, which are discussed above. The Bank's capital levels currently exceed the criteria established to be designated as a "well capitalized" institution. Such institutions are required to have a total risk-based capital ratio of 10% or greater, a Tier I risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater. At December 31, 1995, the Bank's total risk-based capital, Tier I risk-based capital and leverage capital exceeded the amounts required to be designated "well capitalized" by $883,000, $1.5 million and $929,000, respectively.


Repurchase Limitations

     Regulations promulgated by the FRB provide that a bank holding company must file written notice with the FRB prior to any repurchase of its equity securities if the gross consideration for the purchase, when aggregated with the net consideration paid by the bank holding company for all repurchases during the preceding 12 months, is equal to 10% or more of the bank holding company's consolidated net worth. This notice requirement is not applicable, however, to a bank holding company that exceeds the thresholds established for a well capitalized bank and that satisfies certain other regulatory requirements.

     Under Indiana law, the Holding Company will be precluded from repurchasing its equity securities if, after giving effect to such repurchase, the Holding Company would be unable to pay its debts as they become due or the Holding Company's assets would be less than its liabilities and obligations to preferential shareholders.

Loans-to-One Borrower

     Under Indiana law, the total loans and extension of credit by an Indiana-chartered savings bank to a borrower outstanding at one time and not fully secured may not exceed 15% of such bank's capital and unimpaired surplus. An additional amount up to 10% of the bank's capital and unimpaired surplus may be loaned to the same borrower if such loan is fully secured by readily marketable collateral having a market value, as determined by reliable and continuously available price quotations, at least equal to the amount of such additional loans outstanding.

     As of December 31, 1995, the largest aggregate amount of loans which the Bank had to any one borrower was approximately $475,000. The Bank had no loans outstanding which management believes violate the applicable loans-to-one borrower limits. The Bank does not believe that the loans-to-one borrower limits will have a significant impact on its business, operations and earnings following the Conversion.

Limitations on Rates Paid for Deposits

     Regulations promulgated by the FDIC pursuant to FedICIA place limitations on the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institution's normal market area. Under these regulations, "well-capitalized" depository institutions may accept, renew or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates) and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definition adopted by the agencies to implement the corrective action provisions of FedICIA. The Bank does not believe that these regulations will have a materially adverse effect on its current operations.

Federal Reserve System

     FRB regulations require savings associations and savings banks to maintain reserves against their transaction accounts (primarily negotiable order of withdrawal accounts) and certain nonpersonal time deposits. The reserve requirements are subject to adjustment by the FRB. As of December 31, 1995, the Bank was in compliance with the applicable reserve requirements of the FRB.

Additional Limitations on Activities

     Recent FDIC law and regulations generally provide that the Bank may not engage as principal in any type of activity, or in any activity in an amount, not permitted for national banks, or directly acquire or retain any equity investment of a type or in an amount not permitted for national banks. The FDIC has authority to grant exceptions from these prohibitions (other than with respect to non-service corporation equity investments) if it determines no significant risk to the insurance fund is posed by the amount of the investment or the activity to be engaged in, and if the Bank is and continues to be in compliance with fully phased-in capital standards. National banks are generally not permitted to hold equity investments other than shares of service corporations and certain federal agency securities. Moreover, the activities in which service corporations are permitted to engage are limited to those of service corporations for national banks. As a result of its conversion to an Indiana savings bank, the Bank is required to cease the real estate development operations and divest the non-conforming real estate holdings of BSF. See "Business -- Service Corporation Subsidiary."

Other Indiana Regulations


     As an Indiana-chartered savings bank, the Bank derives its authority from, and is regulated by, the DFI. The DFI has the right to promulgate rules and regulations necessary for the supervision and regulation of Indiana-chartered savings banks under its jurisdiction and for the protection of the public investing in such institutions. The regulatory authority of the DFI includes, but is not limited to, the establishment of reserve requirements; the regulation of the payment of dividends; the regulation of stock repurchases, the regulation of incorporators, shareholders, directors, officers and employees; the establishment of permitted types of withdrawable accounts and types of contracts for savings programs, loans and investments; and the regulation of the conduct and management of savings banks, chartering and branching of institutions, mergers, conversions and conflicts of interest.


     The DFI generally conducts regular annual examinations of Indiana-chartered savings banks such as the Bank. The purpose of such examination is to assure that institutions are being operated in compliance with applicable Indiana law and regulations and in a safe and sound manner. In addition, the DFI is required to conduct an examination of any institution as often as it deems necessary. The DFI has the power to issue cease and desist orders if any person or institution is engaging in, or has engaged in, any unsafe or unsound practice in the conduct of its business or has or is violating any other law, rule or regulation and, as to officers and directors of an Indiana savings bank, breached his fiduciary duty as an officer or director.

     With the approval of the DFI, a savings bank may merge or consolidate with another savings bank, a state bank, a national bank, or a federal or state savings association. In considering whether to approve or disapprove such a merger or consolidation, the DFI is to consider the following factors: (i) whether the institutions are operated in a safe, sound and prudent manner; (ii) whether the financial conditions of any of the institutions will jeopardize the financial stability of the other institutions; (iii) whether the proposed merger or consolidation will result in an institution that has inadequate capital, unsatisfactory management or poor earnings prospects; (iv) whether the management or other principals of the resulting institution are qualified by character and financial responsibility to control and operate in a legal and proper manner the resulting institution; (v) whether the interests of the depositors and creditors of the institutions and the public generally will be jeopardized by the transaction; and (vi) whether in institutions furnish all of the information the DFI requires in reaching the DFI's decision.

     Acquisitions of control of the Bank by a bank or bank holding company require the prior approval of the DFI. Control is defined as the power, directly or indirectly, (i) to vote 25.0% or more of the voting stock of an Indiana-chartered savings bank or (ii) to exercise a controlling influence over the management or policies of a savings bank.

Safety and Soundness Standards


     On February 2, 1995, the federal banking agencies adopted final safety and soundness standards for all insured depository institutions. The standards, which were issued in the form of guidelines rather than regulations, relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan may result in enforcement proceedings.

Transactions with Affiliates


     The Bank is subject to Sections 22(h), 23A and 23B of the Federal Reserve Act, which restrict financial transactions between banks and affiliated companies. The statute limits credit transactions between a bank and its executive officers and its affiliates, prescribes terms and conditions for bank affiliate transactions deemed to be consistent with safe and sound banking practices, and restricts the types of collateral security permitted in connection with a bank's extension of credit to an affiliate.


Federal Securities Law

     The shares of Common Stock of the Holding Company will be registered with the SEC under the 1934 Act. The Holding Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the 1934 Act and the rules of the SEC thereunder. After three years following the Bank's conversion to stock form, if the Holding Company has fewer than 300 shareholders, it may deregister its shares under the 1934 Act and cease to be subject to the foregoing requirements.

     Shares of Common Stock held by persons who are affiliates of the Holding Company may not be resold without registration unless sold in accordance with the resale restrictions of Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"). If the Holding Company meets the current public information requirements under Rule 144, each affiliate of the Holding Company who complies with the other conditions of Rule 144 (including the two-year holding period and those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Holding Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.

Community Reinvestment Act Matters

     Federal law requires that ratings of depository institutions under the Community Reinvestment Act of 1977 ("CRA") be disclosed. The disclosure includes both a four-unit descriptive rating -- outstanding, satisfactory, needs to improve, and substantial noncompliance -- and a written evaluation of each institution's performance. Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the CRA and its record of lending to first-time home buyers. The examiners have determined that the Bank has a satisfactory record of meeting community credit needs.

                                    TAXATION
Federal Taxation

     Savings banks are permitted to compute bad debt deductions using either the bank experience method or the percentage of taxable income method. In the case of the percentage of taxable income method, the portion of taxable income (as specially adjusted for purposes of application of this method) that may be deducted as an addition to a reserve for bad debts is set at 8%. Any savings association which holds 60% of its assets in qualifying assets, defined as loans which are secured by an interest in improved real property or secured by an interest in real property that is to be improved out of the proceeds of the loan, will be eligible for the full 8% of taxable income deduction. The 8% amount must be reduced (but not below zero) by the amount determined to be a reasonable addition to the reserve for losses on nonqualifying loans. Reserves for nonqualifying loans are computed on the basis of a six-year moving average of the institution's own experience.

     The excess of the percentage of taxable income deduction over the deduction that would have been allowable on the basis of actual experience is treated as a preference item for the purpose of computing the corporate minimum tax.

     In addition, the bad debt deduction cannot exceed the amount necessary to increase the year end balance in the bad debt reserve accumulated for "qualifying real property loans" to an amount equal to 6% of such loans outstanding at the end of the taxable year. The bad debt reserve deduction is also limited to the amount by which 12% of deposits at year-end exceeds the sum of the institution's surplus, undivided profits, and reserves, as defined for federal income tax purposes, at the beginning of the year.

     A savings bank organized in stock form that utilizes the percentage method bad debt reserve deduction described above will be subject to recapture taxes on such reserve in the event it makes certain types of distributions to its shareholders. Cash dividends may be paid out of unappropriated retained earnings without the imposition of any tax on a savings bank to the extent that the amounts paid as dividends do not exceed such savings bank's current or accumulated earnings and profits as calculated for federal income tax purposes. Stock redemptions, dividends paid in excess of a savings bank's current or accumulated earnings and profits as calculated for tax purposes, and other distributions made with respect to a savings bank's stock, however, are deemed under applicable provisions of the Code to be made from the savings bank's tax bad debt reserve. To the extent additions to a savings bank's bad debt reserves for "qualifying real property loans" deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method and to the extent of the savings bank's supplemental reserves for losses on loans ("Excess"), such Excess may not, without adverse tax consequences, be utilized for payment of cash dividends or other distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). Distribution of a cash dividend by a savings bank to a shareholder is treated as made: first out of the savings bank's current and post-1951 accumulated earnings and profits; second out of the Excess; and third out of such other amounts as may be proper. To the extent a distribution to a shareholder by the savings bank is deemed paid out of its Excess under these rules, the Excess would be reduced and the savings bank's gross income for tax purposes would be increased by the amount which, when reduced by the income tax, if any, attributable to the inclusion of such amount in its gross income, equals the amount deemed paid out of the Excess. The amount of tax that would be payable upon any distribution which is being treated as having been made from a savings bank's bad debt reserve could result in a tax which is equal to approximately 40% of the amount of such distributions, unless offset by net operating losses. At December 31, 1995, the Bank had approximately $0.7 million of retained earnings, cash dividends paid from which would cause federal income tax to be paid by the Bank.


     The House and the Senate have each recently passed legislation prospectively repealing the percentage of taxable income method and further requiring, generally, that reserves taken after 1987 using the percentage of taxable income method must be included in future taxable income of the institution over a six-year period, although a two-year delay may be permitted for institutions meeting a residential mortgage loan origination test. This legislation requires smaller thrifts (i.e., less than $500 million in assets) to use the experience method and larger thrifts (i.e., more than $500 million in assets) to use the charge-off method to compute these deductions.


     The Holding Company cannot be certain of the impact of the proposed change in tax accounting for bad debt reserves until the legislation requiring such change is enacted.

     Depending on the composition of its items of income and expense, a savings association may be subject to the alternative minimum tax. A savings association must pay an alternative minimum tax equal to the amount (if any) by which 20% of alternative minimum taxable income ("AMTI"), as reduced by an exemption varying with AMTI, exceeds the regular tax due. AMTI equals regular taxable income increased or decreased by certain tax preferences and adjustments, including depreciation deductions in excess of that allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), the amount of the bad debt reserve deduction claimed in excess of the deduction based on the experience method and 75% of the excess of adjusted current earnings over AMTI (before this adjustment and before any alternative tax net operating loss). AMTI may be reduced only up to 90% by net operating loss carryovers, but alternative minimum tax paid can be credited against regular tax due in later years.

     For federal income tax purposes, the Bank has been reporting its income and expenses on the accrual method of accounting. The Bank's federal income tax returns have not been audited in recent years.

     The Holding Company and the Bank may elect to file a consolidated federal income tax return, which would have the effect of eliminating intercompany distributions, including dividends, in the computation of consolidated taxable income. Income of the Holding Company generally would not be taken into account in determining the bad debt deduction allowed to the Bank, regardless of whether a consolidated tax return is filed. However, certain "functionally related" losses of the Holding Company would be required to be taken into account in determining the permitted bad debt deduction, which, depending upon the particular circumstances, could reduce the bad debt deduction.

State Taxation

     The Bank is subject to Indiana's Financial Institutions Tax ("FIT"), which is imposed at a flat rate of 8.5% on "adjusted gross income." "Adjusted gross income," for purposes of FIT, begins with taxable income as defined by Section 63 of the Code and, thus, incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications. Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes.

     The Bank's state income tax returns have not been audited in recent years.

     For further information relating to the tax consequences of the Conversion, see "The Conversion -- Principal Effects of Conversion -- Tax Effects."


                                 THE CONVERSION

     THE BOARDS OF DIRECTORS OF THE BANK AND THE HOLDING COMPANY AND THE DFI HAVE APPROVED THE PLAN OF CONVERSION SUBJECT TO APPROVAL BY THE MEMBERS OF THE BANK AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. DFI APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE DFI.

General


     On October 24, 1995, the Board of Directors of the Bank adopted a Plan of Conversion pursuant to which the Bank will convert from an Indiana mutual savings bank to an Indiana stock savings bank, all the outstanding shares of which will be held by the Holding Company formed under Indiana law. Certain amendments to the Plan of Conversion were made on February 21, 1996. The Plan has also been approved by the Board of Directors of the Holding Company and by the DFI, subject to approval of the Plan by the Bank's members. A Special Meeting of Members has been scheduled for that purpose on June 14, 1996. Such approval by the DFI does not constitute a recommendation or endorsement of the Plan by the DFI.


     In connection with the Special Meeting, the Bank has mailed to each person eligible to vote at the Special Meeting a proxy statement (the "Proxy
Statement"). The Proxy Statement contains information concerning the business purposes of the Conversion and the effects of the Plan and the Conversion with respect to voting rights, liquidation rights, continuation of the Bank's business and of existing savings accounts, FDIC insurance and loans. The Proxy Statement also describes the manner in which the Plan may be amended or terminated.

     The following is a summary of all of the pertinent aspects of the Plan, the Subscription Offering, and the Direct Community Offering. The Plan should be consulted for a more detailed description of its terms.

Reasons for Conversion

     As a stock institution, the Bank will be structured in the form used by commercial banks, most business entities, and a growing number of savings associations. Converting to the stock form is intended to have a positive effect on the future growth and performance of the Bank by: (i) affording depositors, other customers and employees of the Bank the opportunity to become shareholders of the Holding Company and thereby participate more directly in both the Bank's and the Holding Company's future; (ii) providing the Holding Company with the flexibility, if deemed appropriate, to engage in new banking-related activities, to improve the breadth of services offered by the Bank, and potentially to expand through mergers and acquisitions by permitting the offering of equity participations to the shareholders of acquired companies; (iii) providing substantially increased net worth and equity capital for investment in its business, thus enabling management to pursue new and additional lending and investment opportunities and to expand operations; and (iv) providing future access to capital markets through the sale of stock of the Holding Company in order to generate additional capital to accommodate or promote future growth. The Bank believes that the increased capital and operating flexibility will enhance its competitiveness with other types of financial services organizations. Although the Bank's current members will, upon Conversion, lose the voting and liquidation rights they presently have as members (except to the limited extent of their rights in the liquidation account established in the Conversion), they are being offered a priority right to purchase shares in the Conversion and thereby obtain voting and liquidation rights in the Holding Company.


     The net proceeds to the Bank from the sale of Common Stock offered hereby, after retention by the Holding Company of $2,267,500 of the net proceeds, estimated at $3,122,500, based upon the sale of 570,000 shares at $10.00 per share, will increase the Bank's already significant net worth and thus provide an even stronger capital base to support the Bank's lending and investment activities. Although the Bank's regulatory capital at December 31, 1995, exceeded its Capital Requirements, the Bank's Board of Directors believes that it is desirable to increase regulatory capital for the foregoing purposes in view of the competitive and changing financial conditions in which the Bank operates and the new opportunities created and higher levels of regulatory capital required by recent federal legislation.


     In addition, the Conversion will provide the Bank with new opportunities to attract and retain talented and experienced personnel through offering stock incentive programs.

     The Board of Directors of the Bank believes that the Conversion to a holding company structure is the best way to enable the Bank to diversify its business activities should it choose to do so. Currently, there are no plans, written or oral, for the Holding Company to engage in any material activities apart from holding the shares of the Bank, and loaning funds to the ESOP to purchase shares of Common Stock in the Conversion, although the Board may determine to expand the Holding Company's activities after the Conversion.

     The preferred stock and additional Common Stock of the Holding Company being authorized in the Conversion will be available for future acquisitions (although the Holding Company has no current discussions, arrangements or agreements, written or oral, with respect to any acquisition) and for issuance and sale to raise additional equity capital, subject to market conditions and generally without shareholder approval. The Holding Company's ability to raise additional funds through the sale of debt securities to the public or institutional investors should also be enhanced by the increase in its equity capital base provided by the Conversion. Although the Holding Company currently has no plans with respect to future issuances of equity or debt securities, the more flexible operating structure provided by the Holding Company and the stock form of ownership is expected to assist the Bank in competing aggressively with other financial institutions in its market area.

     The Conversion will also permit the Bank's members who subscribe for shares of Common Stock to become shareholders of the Holding Company, thereby allowing members to indirectly own stock in the financial organization in which they maintain deposit accounts. Such ownership may encourage shareholders to promote the Bank to others, thereby further contributing to the Bank's growth.

Principal Effects of Conversion

     General. Each savings depositor in a mutual savings bank such as the Bank has both a savings account and a pro rata ownership in the net worth of that institution, based upon the balance in his or her savings account, which has no tangible market value separate from the savings account. Any other depositor who opens a savings account obtains a pro rata interest in the net worth of the bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest, which is lost to the extent that the balance in the account is reduced. As a result, depositors normally can only realize the value of their ownership in the unlikely event that the mutual bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual retained earnings (any remaining net worth) after other claims are paid.

     Upon conversion to stock form, the ownership of the bank's net worth will be represented by the outstanding shares of stock to be owned by its holding company. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable and, therefore, the shares may be transferred with no effect on any account the seller may hold in the bank.

     Continuity. While the Conversion is being accomplished, the normal business of the Bank in accepting deposits and making loans will be continued without interruption. After the Conversion, the Bank will continue to provide services for account holders and borrowers under current policies carried on by its present management and staff.

     The directors serving the Bank at the time of Conversion will continue to serve in such capacity after the Conversion until the expiration of their current terms, and thereafter, if reelected. See "Management -- Directors of the Bank." All executive officers of the Bank at the time of Conversion will retain their positions after the Conversion.

     Effect on Deposit Accounts. Under the Plan, each holder of a deposit account in the Bank at the time of the Conversion will automatically continue as a deposit account holder in the Bank after the Conversion to stock form, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the FDIC in exactly the same way as before. Depositors will continue to hold their existing certificates, passbooks and other evidence of their accounts.

     Effect on Loans of Borrowers. No loan from the Bank will be affected by the Conversion. The amount, interest rate, maturity and security for each loan will be unchanged.

     Effect on Voting Rights of Members. Currently, all savings, demand, and other account holders of the Bank and all borrowers of the Bank are members of, and have voting rights in, the Bank as to all matters requiring membership action. Each savings, demand and other account holder has one vote for each $100, or fraction thereof, of the withdrawal value (deposit balance) of accounts held by such member. Each borrower has one vote. However, no member may cast more than 1,000 votes.

     Following the Conversion, the Bank's members will cease to be members and will no longer have voting rights in the Bank, and therefore will not be able to elect directors of the Bank or control its affairs. All voting rights in the Bank will be vested in the Holding Company as the sole shareholder of the Bank. Voting rights in the Holding Company will be vested exclusively in its shareholders, with one vote for each share of Common Stock. Neither the Common Stock to be sold in the Conversion nor the capital stock of the Bank will be insured by the FDIC or any other government entity.

     Effect on Liquidation Rights. If the Bank were to liquidate as a mutual savings bank, all claims of creditors (including those of deposit account holders, to the extent of their deposit balances) would be paid first and, if there were any assets remaining, account holders would then receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts just prior to liquidation. If the Bank were to liquidate after the Conversion, all claims of creditors (including those of deposit account holders, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain deposit account holders (as described below), with any assets remaining thereafter distributed to the Holding Company as the sole shareholder of the Bank.


     The Plan of Conversion provides for the establishment of a "liquidation account" which is a memorandum account (i.e., an account not appearing on the Bank's balance sheet) for the benefit of its deposit account holders with balances of no less than $50.00 on March 31, 1994 ("Eligible Account Holders"), and its deposit account holders with balances of no less than $50.00 on March 31, 1996 ("Supplemental Eligible Account Holders"), who continue to maintain their accounts in the Bank after Conversion. The liquidation account will be established as a memorandum account (i.e., an account not appearing on the Bank's balance sheet) and will be credited with the net worth of the Bank as reflected in the latest statement of financial condition in the final prospectus used in the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder will, with respect to each deposit account held, have a related inchoate interest in a portion of the balance of the liquidation account. This inchoate interest is referred to in the Plan as a "subaccount balance." In the event of a complete liquidation of the Bank after the Conversion (and only in such event), Eligible Account Holders and Supplemental Eligible Account Holders of the Bank would be entitled to a distribution from the liquidation account in an amount equal to the then current adjusted subaccount balance then held, before any liquidation distribution would be made to the Holding Company as sole shareholder of the Bank. Management believes that a liquidation of the Bank is unlikely.

     Each Eligible Account Holder will have a subaccount balance in the liquidation account for each deposit account held as of March 31, 1994 (the "Eligibility Record Date"). Each Supplemental Eligible Account Holder will have a subaccount balance in the liquidation account for each deposit account held as of March 31, 1996 (the "Supplemental Eligibility Record Date"). Each initial subaccount balance will be the amount determined by multiplying the total opening balance in the liquidation account by a fraction, the numerator of which is the amount of the qualifying deposit (a deposit of at least $50 as of March 31, 1994, or March 31, 1996, respectively) of such deposit account, and the denominator of which is the total of all qualifying deposits on that date. If the amount in the deposit account on any subsequent annual closing date of the Bank is less than the balance in such deposit account on any other annual closing date, or the balance in such account on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, this interest in the liquidation account will be reduced by an amount proportionate to any such reduction, and will not thereafter be increased despite any subsequent increase in the related deposit account. An Eligible Account Holder's, as well as a Supplemental Eligible Account Holder's, interest in the liquidation account will cease to exist if the deposit account is closed. The liquidation account will never increase and will be correspondingly reduced as the interests in the liquidation account are reduced or cease to exist. In the event of liquidation, any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied will be distributed to the Holding Company as the sole shareholder of the Bank.


     A merger, consolidation, sale of bulk assets, or similar combination or transaction in which the Bank is not the surviving entity would not be considered to be a "liquidation" under which distribution of the liquidation account could be made, provided the surviving institution is an FDIC-insured institution. In such a transaction, the liquidation account would be assumed by the surviving institution.

     The creation and maintenance of the liquidation account will not restrict the use of or application of any of the net worth accounts of the Bank, except that the Bank may not declare or pay a cash dividend on or repurchase its capital stock if the effect of such dividend or repurchase would be to cause its net worth to be reduced below the aggregate amount then required for the liquidation account.

     Tax Effects. The Bank intends to proceed with the Conversion on the basis of an opinion from its special counsel, Barnes & Thornburg, Indianapolis, Indiana, as to certain tax matters. The opinion is based, among other things, on certain representations made by the Bank, including the representation that the exercise price of the subscription rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of the stock at the time of the completion of the Conversion. With respect to the subscription rights, the Bank has received an opinion of Keller which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members do not have any economic value at the time of distribution or the time the subscription rights are exercised, whether or not a Direct Community Offering takes place, and Barnes & Thornburg's opinion is given in reliance thereon. The material aspects of Barnes & Thornburg's opinion are as follows:


1. The change in form of the Bank from a mutual savings bank to a stock savings bank will qualify as a reorganization under Section 368(a)(1)(F) of the Code and no gain or loss will be recognized to the Bank in either its mutual form or its stock form by reason of the Conversion.

2. No gain or loss will be recognized by the converted bank upon receipt of money from the Holding Company for the converted bank's capital stock, and no gain or loss will be recognized to the Holding Company upon the receipt of money for Common Stock of the Holding Company.

3. The basis of the assets of the converted bank will be the same as the basis in the Bank's hands prior to the Conversion.

4. The holding period of the assets of the converted bank will include the period during which the assets were held by the Bank in its mutual form prior to Conversion.

5. No gain or loss will be realized by the deposit account holders of the Bank, upon the constructive issuance to them of withdrawable deposit accounts of the converted bank immediately after the Conversion, interests in the liquidation account, and/or on the distribution to them of nontransferable subscription rights to purchase Holding Company Common
     Stock. 6. The basis of an account holder's deposit accounts in the converted bank after the Conversion will be the same as the basis of his or her deposit account in the Bank prior to the Conversion.

7. The basis of each account holder's interest in the liquidation account will be zero. The basis of the non-transferable subscription rights will be zero.

8. The basis of the Holding Company Common Stock to its shareholders will be the actual purchase price ($10.00) thereof, and a shareholder's holding period for Holding Company Common Stock acquired through the exercise of subscription rights will begin on the date on which the subscription rights are exercised.

9. No taxable income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of the exercise of the nontransferable subscription rights. 10. The converted bank in its stock form will succeed to and take into account the earnings and profits or deficit in earnings and profits of the Bank, in its mutual form, as of the date of Conversion.

     The opinion also concludes in effect that:

1. No taxable income will be realized by the Bank on the issuance of subscription rights to eligible subscribers to purchase shares of Holding Company Common Stock at fair market value.

2. The converted bank will succeed to and take into account the dollar amounts of those accounts of the Bank in its mutual form which represent bad debt reserves in respect of which the Bank in its mutual form has taken a bad debt deduction for taxable years on or before the date of the transfer.

3.   The creation of the  liquidation  account will have no effect on the Bank's
     taxable  income,   deductions,   or  additions  to  bad  debt  reserves  or
     distributions to shareholders under Section 593 of the Code.

     Barnes & Thornburg has also issued an opinion stating in essence that the Conversion will not be a taxable transaction to the Holding Company or the Bank under any Indiana tax statute imposing a tax on income, and that the Bank's depositors will be treated under such laws in a manner similar to the manner in which they will be treated under federal income tax law.

     The opinions of Barnes & Thornburg and Keller, unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Service and the conclusions expressed herein may be challenged at a future date. The Service has issued favorable rulings for transactions substantially similar to the proposed Conversion, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. The Bank does not plan to apply for a letter ruling concerning the transactions described herein.

Offering of Holding Company Common Stock


     Under the Plan of Conversion, up to 655,500 shares of Common Stock are being offered for sale, initially through the Subscription Offering (subject to a possible increase to 753,825 shares). See "-- Subscription Offering." The Plan of Conversion requires, with certain exceptions, that a number of shares equal to at least 484,500 be sold in order for the Conversion to be effective. Shares will also be offered to the public in a Direct Community Offering which will commence concurrently with the Subscription Offering. The Direct Community Offering may expire as early as June 17, or at any time thereafter (until August 1, unless extended by the Bank and the Holding Company) when orders for at least 484,500 shares have been received in the Subscription Offering and Direct Community Offering. The offering may be extended until 24 months following the members' approval of the Plan of Conversion, or until June 14, 1998. The actual number of shares to be sold in the Conversion will depend upon market and financial conditions at the time of the Conversion, provided that no fewer than 484,500 shares or more than 753,825 shares will be sold in the Conversion. The per share price to be paid by purchasers in the Direct Community Offering for any remaining shares will be $10.00, the same price paid by subscribers in the Subscription Offering. See "-- Stock Pricing."

     The Subscription Offering expires at 5:00 p.m., Spencer time, on June 17, 1996. The Plan of Conversion requires that the Bank complete the sale of Common Stock within 45 days after the close of the Subscription Offering. This 45-day period expires on August 1, 1996. In the event the Bank is unable to complete the sale of Common Stock within the 45-day period, an extension of this time period may be provided by the Bank and the Holding Company. If an extension is granted, the Bank will promptly notify subscribers of the granting of the extension of time and will promptly return subscriptions unless subscribers affirmatively elect to continue their subscriptions during the period of extension. Such extensions may not be made beyond June 14, 1998.


     The Plan of Conversion provides that if, for any reason, shares remain unsold after the Subscription Offering and the Direct Community Offering, if any, the Board of Directors of the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the DFI. If such other purchase arrangements cannot be made, the Plan of Conversion will terminate. In the event that the Conversion is not effected, the Bank will remain a mutual savings bank, all subscription funds will be promptly returned to subscribers with interest earned thereon at the passbook rate, which is currently 3.00% per annum (except for payments to have been made through withdrawal authorizations which will have continued to earn interest at the contractual account rates), and all withdrawal authorizations will be canceled.

Subscription Offering


     Nontransferable rights to subscribe for the purchase of the Holding Company's Common Stock have been granted under the Plan of Conversion to the following persons in the following order of priority: (1) savings, demand, and other account holders of the Bank with balances no less than $50.00 as of March 31, 1994 ("Eligible Account Holders"); (2) the Bank's ESOP; (3) savings, demand, and other account holders of the Bank with balances no less than $50.00 as of March 31, 1996 ("Supplemental Eligible Account Holders"); and (4) depositor and borrower members of the Bank other than Eligible Account Holders and Supplemental Eligible Account Holders, at the close of business on May 10, 1996, the voting record date for the Special Meeting ("Other Members"). All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the Plan of Conversion (and described below). The March 31, 1994, date for determination of Eligible Account Holders and the March 31, 1996 date for determination of Supplemental Eligible Account Holders were selected in accordance with FDIC regulations applicable to the Conversion.


     Category I: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, nontransferable subscription rights to purchase up to 10,000 shares of the Common Stock offered in the Conversion.

     If sufficient shares are not available in this Category I, shares will be allocated in a manner that will allow each Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her allocation consist of the lesser of 100 shares or the amount subscribed for. Thereafter, unallocated shares will be allocated to subscribing Eligible Account Holders in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders.

     The "qualifying deposits" of an Eligible Account Holder is the amount of the deposit balances (provided such aggregate balance is not less than $50.00) in his or her deposit accounts as of the close of business on March 31, 1994. Subscription rights received by directors and officers in this category based upon their increased deposits in the Bank during the year preceding March 31, 1994, are subordinated to the subscription rights of other Eligible Account Holders. Notwithstanding the foregoing, shares of Common Stock in excess of $6,555,000, the maximum of the Estimated Valuation Range, may be sold to the ESOP before fully satisfying the subscriptions of Eligible Account Holders.

     Category II: The ESOP. The ESOP will receive, without payment therefor, nontransferable subscription rights to purchase up to 10% of the total number of shares of Common Stock offered in the Conversion on behalf of participants, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders up to the maximum of the Estimated Valuation Range as described above. The ESOP currently intends to purchase 8% of the shares sold in the Conversion. If the ESOP is unable to purchase all or part of the shares of Common Stock for which it subscribes, the ESOP may purchase such shares on the open market or may purchase authorized but unissued shares of the Holding
Company. If the ESOP purchases authorized but unissued shares from the Bank, such purchases could have a dilutive effect on the interests of the Holding Company's shareholders.


     Category III: Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder will receive, without payment therefor, nontransferable subscription rights to purchase up to 10,000 shares of the Common Stock offered in the Conversion. Such subscription rights will be applicable only to such shares as remain available after the subscriptions of the Eligible Account Holders and the ESOP have been satisfied. Any subscription rights received by a person as a result of his or her status as an Eligible Account Holder will reduce to the extent thereof the subscription rights granted to such person as a result of his or her status as a Supplemental Eligible Account Holder.


     If sufficient shares are not available in this Category III, shares will be allocated in a manner that will allow each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her allocation consist of the lesser of 100 shares or the amount subscribed for. Thereafter, unallocated shares will be allocated to subscribing Supplemental Eligible Account Holders in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders.


     The "qualifying deposits" of a Supplemental Eligible Account Holder is the amount of the deposit balances (provided such aggregate balance is not less than $50) in his or her deposit accounts as of the close of business on March 31, 1996.


     Category IV: Other Members. The Other Members of the Bank will receive, without payment therefor, nontransferable subscription rights to purchase up to 10,000 shares of the Common Stock offered in the Conversion. Such subscription rights will be applicable only to such shares as remain available after the subscriptions of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders have been satisfied.

     If sufficient shares are not available in this Category IV, shares will be allocated pro rata among subscribing Other Members in the same proportion that the number of shares subscribed for by each Other Member bears to the total number of shares subscribed for by all Other Members.


     Timing of Offering and Method of Payment. The Subscription Offering will expire at 5:00 p.m., Spencer time, on June 17, 1996 (the "Expiration Date"). The Expiration Date may be extended by the Bank and the Holding Company to June 14, 1998.


     Subscribers must, before the Expiration Date, or such date to which the Expiration Date may be extended, return Order Forms to the Bank, properly completed, together with cash, checks or money orders in an amount equal to the Purchase Price ($10.00 per share) multiplied by the number of shares for which subscription is made. Payment for stock purchases can also be accomplished through authorization on the Order Form of withdrawals from accounts (including a certificate of deposit). The Bank has the right to reject any orders transmitted by facsimile and any payments made by wire transfer.


     Until completion or termination of the Conversion, subscribers who elect to make payment through authorization of withdrawal from accounts with the Bank will not be permitted to reduce the deposit balance in any such accounts below the amount required to purchase the shares for which they subscribed. In such cases interest will continue to be credited on deposits authorized for withdrawal until the completion of the Conversion. Interest at the passbook rate, which is currently 3.00% per annum, for an annualized percentage yield of 3.03%, will be paid on amounts submitted in cash or by check. Authorized withdrawals from certificate accounts for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest. However, withdrawals from certificate accounts that reduce the balance of such accounts below the required minimum for specific interest rate qualification will cause the cancellation of the certificate accounts at the effective date of the Conversion, and the remaining balance will earn interest at the passbook savings rate. Stock subscriptions received by the Bank may not be withdrawn by the subscriber before August 1, 1996, and, if accepted by the Bank, are final until that date.

     Members in Non-Qualified States or Foreign Countries. The Bank and the Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, no person will be offered or sold or receive any stock pursuant to the Subscription Offering if such person resides in a foreign country or resides in a state in the United States with respect to which all of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside in such state; (ii) the granting of subscription rights or the offer or sale of Common Stock to such persons would require the Bank or the Holding Company or their respective officers and directors, under the securities laws of such state, to register as a dealer, dealer, salesman or selling agent, or to register or otherwise qualify the Common Stock for sale in such state; and (iii) such registration, qualification or filing in the judgment of the Holding Company and the Bank would be impracticable or unduly burdensome for reasons of cost or otherwise.

     To assist in the Subscription and Direct Community Offerings, the Holding Company has established a Stock Information Center ((812) 829-2095). Callers to the Stock Information Center will be able to request a Subscription and Direct Community Offering Prospectus and other information relating to the offering.

Direct Community Offering

     Commencing concurrently with the Subscription Offering, the Bank is offering shares of Holding Company Common Stock in the Direct Community Offering to the general public, with preference given to residents of Owen County, to the extent such shares remain available after satisfaction of all orders received in the Subscription Offering. The right of any person to purchase shares in the Direct Community Offering is subject to the right of the Bank to accept or reject such purchase in whole or in part. The Bank has the right to terminate the Direct Community Offering as soon as it has received orders for at least the minimum number of shares available for purchase in the Conversion.


     The Direct Community Offering may expire as early as June 17, 1996, or at any time thereafter (until August 1, 1996, unless extended by the Bank and the Holding Company) when orders for at least 484,500 shares have been received in the Subscription Offering and Direct Community Offering. Accordingly, persons wishing to purchase stock in the Direct Community Offering directly from the Holding Company should return the Order Form on or before June 17, 1996, to the Bank, properly completed, together with cash, check or money order in the amount equal to the Purchase Price ($10.00 per share) multiplied by the number of shares which that person desires to purchase. Order Forms will be accepted in the Direct Community Offering until its completion, which is expected to occur on or after June 17, 1996, and before August 1, 1996. However, as mentioned above, the Bank may terminate the Direct Community Offering as soon as it has received orders for at least the minimum number of shares available for purchase in the Conversion. Therefore, persons who submit a Order Form after June 17, 1996, may be precluded from purchasing stock in the Direct Community Offering because the Direct Community Offering may have been terminated before the Order Form is submitted.


     If all the Holding Company Common Stock offered in the Subscription Offering is subscribed for, no Holding Company Common Stock will be available for purchase in the Direct Community Offering and all funds submitted pursuant to the Direct Community Offering will be promptly refunded, with interest, as hereafter described. Purchase orders received during the Direct Community Offering will be filled up to a maximum of 2% of the total number of shares of Common Stock issued in the Conversion, with any remaining unfilled purchase orders to be allocated on an equal number of shares basis. If the Direct Community Offering extends beyond 45 days following the expiration of the Subscription Offering, subscribers will have the right to increase, decrease or rescind subscriptions for stock previously submitted. All sales of Holding Company Common Stock in the Direct Community Offering will be at the same price per share as the sales of Holding Company Common Stock in the Subscription Offering.

     Cash and checks received in the Direct Community Offering will be placed in a special escrow account at the Bank, and will earn interest at the passbook rate, which is currently 3.00% per annum, for an annualized percentage yield of 3.03%, from the date of deposit until completion or termination of the Conversion. In the event that the Conversion is not consummated for any reason, all funds submitted pursuant to the Direct Community Offering will be promptly refunded with interest as described above.

Delivery of Certificates

     Certificates representing shares issued in the Subscription Offering and in the Direct Community Offering pursuant to Order Forms will be mailed to the persons entitled to them at the last addresses of such persons appearing on the books of the Bank or to such other addresses as may be specified in properly completed Order Forms as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held by the Holding Company until claimed by the person legally entitled to them or otherwise disposed of in accordance with applicable law.

Agents

     To assist the Bank and the Holding Company in marketing the Holding Company Common Stock offered hereby, the Bank has retained the services of Charles Webb & Company and Friedman, Billings, Ramsey & Co., Inc. as its exclusive agents (the "Agents"). Each of the Agents is a broker-dealer registered with the SEC and a member of the National Association of Securities Dealers, Inc. (the "NASD"). The Agents will assist the Bank in the Conversion as follows: (1) in training  and  educating  the  Bank's  employees  regarding  the  mechanics  and regulatory requirements of the conversion process; (2) in conducting informational meetings for subscribers and other potential purchasers; (3) in keeping records of all stock subscriptions; and (4) in obtaining proxies from the Bank's members with respect to the Special Meeting. For providing these services, the Bank has agreed to pay the Agents a fixed fee of $50,000. Offers and sales in the Direct Community Offering will be on a best efforts basis and, as a result, the Agents are not obligated to purchase any shares of the Common Stock.

     The Bank has also agreed to reimburse the Agents for their out-of-pocket expenses (including legal fees and disbursements) in an amount not to exceed $30,000 without the Bank's consent. The Bank and the Holding Company have also agreed to indemnify the Agents, under certain circumstances, against liabilities and expenses (including legal fees) arising out of the Agents' engagement by the Bank, including liabilities under the 1933 Act.

Selected Dealers

     At the sole discretion of the Bank, the Agents may enter into an agreement with certain dealers chosen by the Bank (together, the "Selected Dealers") to assist in the sale of shares in the Direct Community Offering. FBR, with whom Webb has a joint marketing arrangement, may be used as one such selected dealer. It is anticipated that FBR will provide research coverage and act as a market maker in the Common Stock following the Conversion. Selected Dealers will receive commissions at an agreed upon rate, not to exceed 4.0%, for all shares sold by such Selected Dealers. During the Direct Community Offering, Selected Dealers may only solicit indications of interest from their customers to place orders with the Bank as of a certain date (the "Order Date") for the purchase of shares of Common Stock. When and if the Bank believes that enough indications of interest and orders have been received in the Subscription Offering and Direct Community Offering to consummate the Conversion, the Agent will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have previously received indications of interest from the customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on the date which will be three business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by Selected Dealers will be remitted to the Bank. It is anticipated that the Conversion will be consummated on the Settlement Date. However, if consummation is delayed after payment has been received by the Bank from Selected Dealers, funds will earn interest at the passbook rate, which is currently 3.00% per annum, for an annualized percentage yield of 3.03%, until the completion of the offering. Funds will be returned promptly in the event the Conversion is not consummated.

Limitations on Common Stock Purchases

     The Plan includes a number of limitations on the number of shares of Common Stock which may be purchased during the Conversion. These are summarized below:

(1) No fewer than 25 shares may be purchased by any person purchasing shares of Common Stock in the Conversion (provided that sufficient shares are available).

(2) No more than 10,000 shares of Common Stock offered in the Conversion may be purchased in the Conversion by any person, including within such limitation, purchases of any Associate (as defined below) or group of persons acting in concert (except for the ESOP which may purchase up to 10% of the total number of shares of Common Stock offered in the Conversion). The Bank's and the Holding Company's Boards of Directors may, however, in their sole discretion, increase the maximum purchase limitation set forth above up to 9.99% of the shares of Common Stock sold in the Conversion, provided that orders for shares exceeding 5% of the shares of Common Stock sold in the Conversion may not exceed, in the aggregate, 10% of the shares sold in the Conversion, except that the ESOP may purchase in the aggregate up to 10% of the shares of Common Stock sold in the Conversion and not be included in the order limit. If the Boards of Directors decide to increase the purchase limitation, all persons who subscribe for the maximum number of shares of Common Stock offered in the Conversion will be, and certain other large subscribers in the sole discretion of the Bank may be, given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. The overall purchase limitation may be reduced in the sole discretion of the Board of Directors of the Bank.

(3) No more than 35% of the shares of Common Stock may be purchased in the Conversion by directors and officers of the Bank and the Holding Company and their Associates (excluding shares allocable to such persons under the ESOP).

     The term "Associate" of a person is defined to mean (i) any corporation or organization (other than the Bank or its subsidiary or the Holding Company) of which such person is a director, officer, partner or 10% stockholder; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; provided, however that such term shall not include any employee stock benefit plan of the Holding Company or the Bank in which such a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank or its subsidiary or the Holding Company. Directors are not treated as Associates of one another solely because of their board membership. Compliance with the foregoing limitations does not necessarily constitute compliance with other regulatory restrictions on acquisitions of the Common Stock. For a further discussion of limitations on purchases of the Holding Company Common Stock during and subsequent to Conversion, see "-- Restrictions on Sale of Stock by Directors and Officers," "-- Restrictions on Purchase of Stock by Directors and Officers Following Conversion," and "Restrictions on Acquisition of the Holding Company."

Restrictions on Repurchase of Stock by Holding Company

     Regulations promulgated by the FRB provide that a bank holding company must file written notice with the FRB prior to any repurchase of its equity securities if the gross consideration for the purchase, when aggregated with the net consideration paid by the bank holding company for all repurchases during the preceding 12 months, is equal to 10% or more of the bank holding company's consolidated net worth. This notice requirement is not applicable, however, to a bank holding company that exceeds the thresholds established for a well capitalized bank and that satisfies certain other regulatory requirements.

     Under Indiana law, the Holding Company will be precluded from repurchasing its equity securities if, after giving effect to such repurchase, the Holding Company would be unable to pay its debts as they become due or the Holding Company's assets would be less than its liabilities and obligations to preferential shareholders.

Restrictions on Sale of Stock by Directors and Officers

     All shares of the Common Stock purchased by directors and officers of the Bank or the Holding Company in the Conversion will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the Common Stock by the Holding Company's directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Regulation -- Federal Securities Laws" and "Description of Capital Stock."

     Each certificate for such restricted shares will bear a legend prominently stamped on its face giving notice of the restrictions on transfer, and instructions will be issued to the Holding Company's transfer agent to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued pursuant to a stock dividend, stock split or otherwise with respect to restricted shares will be subject to the same restrictions on sale.

Restrictions on Purchase of Stock by Directors and Officers Following Conversion

     For a period of three years following the Conversion, without prior written approval of the DFI, neither directors nor officers of the Bank or the Holding Company nor their Associates may purchase shares of the Common Stock of the Holding Company, except from a dealer registered with the SEC. This restriction does not, however, apply to negotiated transactions involving more than one percent of the Holding Company's outstanding Common Stock, to shares purchased pursuant to stock option or other incentive stock plans approved by the Holding Company's shareholders, or to shares purchased by employee benefit plans maintained by the Holding Company which may be attributable to individual officers or directors.

Restrictions on Transfer of Subscription Rights and Common Stock

     Prior to the completion of the Conversion, the Plan of Conversion prohibits any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Bank, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are guaranteed and only for his/her account. Each person exercising such subscription rights will be required to certify that he/she is purchasing shares solely for his/her own account and that he/she has no agreement or understanding regarding the sale or transfer of such shares.

     The Holding Company and the Bank will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

Stock Pricing

     The aggregate purchase price of the Holding Company Common Stock being sold in the Conversion will be based on the appraised aggregate pro forma market value of the Common Stock, as determined by an independent valuation. Keller & Company, Inc. ("Keller"), which is experienced in the valuation and appraisal of business entities, including savings institutions involved in the conversion process, was retained by the Bank to prepare an appraisal. Keller will receive a fee of $15,000 for its appraisal. Keller has also prepared a business plan for the Bank for a fee of $4,000. The Bank has agreed to indemnify Keller, under certain circumstances, against liabilities and expenses (including legal fees) arising out of Keller's engagement by the Bank.

     Keller has prepared an appraisal of the estimated pro forma market value of the Bank. Keller's appraisal concluded that as of April 5, 1996, the appropriate valuation range (the "Estimated Valuation Range") for the estimated pro forma market value of the Common Stock was from a minimum of $4,845,000 to a maximum of $6,555,000, with a midpoint of $5,700,000. A copy of the appraisal is on file and available for inspection at the offices of the Bank, 279 East Morgan Street, Spencer, Indiana 47460. The appraisal has also been filed as an exhibit to the Holding Company's Registration Statement with the SEC, and may be reviewed at the SEC's public reference facilities. See "Additional Information." The appraisal involved a comparative evaluation of the operating and financial statistics of the Bank with those of other savings institutions. The appraisal also took into account such other factors as the market for savings institutions generally, prevailing economic conditions, both nationally and in Indiana, which affect the operations of savings institutions, the competitive environment within which the Bank operates, and the effect of the Bank becoming a subsidiary of the Holding Company. No detailed individual analysis of the separate components of the Bank's and the Holding Company's assets and liabilities was performed in connection with the evaluation. The Board of Directors reviewed with management Keller's methods and assumptions and accepted Keller's appraisal as reasonable and adequate. The Holding Company, in consultation with Webb, has determined to offer the Common Stock in the Conversion at a price of $10.00 per share. The Holding Company's decision regarding the Purchase Price was based solely on its determination that $10.00 per share is a customary purchase price in conversion transactions. The Estimated Valuation Range may be increased or decreased to reflect market and financial conditions prior to the completion of the Conversion.

     Promptly after the completion of the Subscription Offering and the Direct Community Offering, if any, Keller will confirm to the Bank that, to the best of Keller's knowledge and judgment, nothing of a material nature has occurred which would cause Keller to conclude that the amount of the aggregate proceeds received from the sale of the Common Stock in the Conversion was incompatible with its estimate of the total pro forma market value of the Bank at the time of the sale. If, however, the facts do not justify such a statement, a new
Estimated Valuation Range and price per share may be set. Under such circumstances, the Holding Company may resolicit subscriptions. In that event, subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced; provided that if the pro forma market value of the Bank upon Conversion has increased to an amount which does not exceed $7,538,250 (15% above the maximum of the Estimated Valuation Range), the Holding Company and the Bank do not intend to resolicit subscriptions.

     Depending upon market and financial conditions, the number of shares issued may be more or less than the range in number of shares shown above. A change in the number of shares to be issued in the Conversion will not affect subscription rights, which are based on the 655,500 shares being offered in the Subscription Offering. In the event of an increase in the maximum number of shares being offered, persons who exercise their maximum subscription rights will be notified of such increase and of their right to purchase additional shares. Conversely, in the event of a decrease in the maximum number of shares being offered, persons who exercise their maximum subscription rights will be notified of such decrease and of the concomitant reduction in the number of shares for which subscriptions may be made. In the event of a resoliciation, subscribers will be afforded the opportunity to increase, decrease or maintain their previously submitted order. The Holding Company will be required to resolicit if the price per share is changed such that the total aggregate purchase price is not within the minimum and 15% above the maximum of the Estimated Valuation Range.

     THE INDEPENDENT VALUATION IS NOT INTENDED AND MUST NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF VOTING TO APPROVE THE CONVERSION OR OF PURCHASING THE SHARES OF THE COMMON STOCK. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS (INCLUDING CERTAIN ASSUMPTIONS AS TO THE AMOUNT OF NET PROCEEDS AND THE EARNINGS THEREON), ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SHARES IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL THE SHARES AT PRICES RELATED TO THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE.

Number of Shares to be Issued

     It is anticipated that the total offering of Common Stock (the number of shares of Common Stock issued in the Conversion multiplied by the Purchase Price of $10.00 per share) will be within the current minimum and 15% above the maximum of the Estimated Valuation Range. Unless otherwise required by the DFI, no resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions so long as the change in the number of shares to be issued in the Conversion, in combination with the Purchase Price, results in an offering within the minimum and 15% above the maximum of the Estimated Valuation Range. An increase in the total number of shares of Common Stock to be issued in the Conversion would decrease both a subscriber's ownership interest and the Holding Company's pro forma net worth on a per share basis while increasing (assuming no change in the per share price) pro forma net income and net worth on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the Holding Company's pro forma net worth on a per share basis while decreasing (assuming no change in the per share price) pro forma net income and net worth on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

Interpretation and Amendment of the Plan

     To the extent permitted by law, all interpretations of the Plan by the Bank and the Holding Company will be final. The Plan provides that, if deemed necessary or desirable by the Boards of Directors of the Holding Company and the Bank, the Plan may be substantively amended by the Boards of Directors, as a result of comments from regulatory authorities or otherwise. Moreover, if the Plan of Conversion is so amended, subscriptions which have been received prior to such amendment will not be refunded unless otherwise required by the DFI.

Conditions and Termination

     Completion of the Conversion requires the approval of the Plan by the affirmative vote of not less than a majority of the total number of votes of the members of the Bank eligible to be cast at the Special Meeting and the sale of all shares of the Common Stock within 24 months following approval of the Plan by the members. If these conditions are not satisfied, the Plan will be terminated and the Bank will continue its business in the mutual form of organization. The Plan may be terminated by the Boards of Directors of the Bank and the Holding Company at any time prior to the Special Meeting and, with the approval of the DFI, by such Boards of Directors at any time thereafter. Furthermore, the Plan of Conversion requires that the Holding Company complete the sale of Common Stock within 45 days after the close of the Subscription Offering. The Holding Company and the Bank may extend this time period if necessary, but no assurance can be given that an extension would be undertaken. See "-- Offering of Holding Company Common Stock."

               RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY


General

     Although the Boards of Directors of the Bank and the Holding Company are not aware of any effort that might be made to obtain control of the Holding Company after the Conversion, the Boards of Directors believe that it is appropriate to include certain provisions in the Holding Company's Articles of Incorporation (the "Articles") to protect the interests of the Holding Company and its shareholders from unsolicited changes in the control of the Holding Company in circumstances under which the Board of Directors of the Holding Company concludes will not be in the best interests of the Bank, the Holding Company or the Holding Company's shareholders.

     Although the Holding Company's Board of Directors believes that the restrictions on acquisition described below are beneficial to shareholders, the provisions may have the effect of rendering the Holding Company less attractive to potential acquirors thereby discouraging future takeover attempts which would not be approved by the Board of Directors but which certain shareholders might deem to be in their best interest or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices. These provisions will also render the removal of the incumbent Board of Directors and of management more difficult. The Board of Directors has, however, concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

     The following general discussion contains a summary of the material provisions of the Articles, the Holding Company's Code of By-Laws (the "By-Laws"), and certain other regulatory provisions, that may be deemed to have an effect of delaying, deferring or preventing a change in the control of the Holding Company. The following description of certain of these provisions is general and not necessarily complete, and with respect to provisions contained in the Articles and By-Laws, reference should be made in each case to the document in question, each of which is part of the Holding Company's Registration Statement filed with the SEC. See "Additional Information."

Provisions of the Holding Company's Articles and By-Laws

     Directors. Certain provisions in the Articles and By-Laws will impede changes in majority control of the Board of Directors of the Holding Company. The Articles provide that the Board of Directors of the Holding Company will be divided into three classes, with directors in each class elected for three-year staggered terms. Therefore, it would take two annual elections to replace a majority of the Holding Company's Board.

     The Articles also provide that the size of the Board of Directors shall range between five and fifteen directors, with the exact number of directors to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors of the Holding Company.

     The Articles provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term only by a majority vote of the directors then in office. Finally, the By-Laws impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

     The Articles provide that a director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of at least 80% of the shares eligible to vote generally in the election of directors. Removal for "cause" is limited to the grounds for termination in the federal regulation relating to employment contracts of federally-insured savings associations.

     Restrictions on Call of Special Meetings. The Articles provide that a special meeting of shareholders may be called only by the Chairman of the Board of the Holding Company or pursuant to a resolution adopted by a majority of the total number of directors of the Holding Company. Shareholders are not authorized to call a special meeting.

     No Cumulative Voting. The Articles provide that there shall be no cumulative voting rights in the election of directors.

     Authorization of Preferred Stock. The Articles authorize 2,000,000 shares of preferred stock, without par value. The Holding Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (if any and which could be as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Holding Company not approved by the Board of Directors, it might be possible for the Board of

Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board of Directors deems to be in the best interests of the Holding Company and its shareholders.

     Limitations on 10% Shareholders. The Articles provide that: (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Holding Company (provided that such limitation shall not apply to the acquisition of equity securities by any one or more tax-qualified employee stock benefit plans maintained by the Holding Company, if the plan or plans beneficially own no more than 25% of any class of such equity security of the Holding Company); and that
(ii) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of shareholders. For these purposes, a person (including management) who has obtained the right to vote shares of the Common Stock pursuant to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be a beneficial owner of those shares.

     Evaluation of Offers. The Articles of the Holding Company provide that the Board of Directors of the Holding Company, when determining to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to the Holding Company's shareholders, may, in connection with the exercise of its judgment in determining what is in the best interest of the Holding Company, the Bank and the shareholders of the Holding Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Holding Company's customers and the Bank's present and future account holders, borrowers, employees and suppliers; the effect on the communities in which the Holding Company and the Bank operate or are located; and the effect on the ability of the Holding Company to fulfill the objectives of a bank holding company and of the Bank or future savings association subsidiaries to fulfill the objectives of a stock savings bank under applicable statutes and regulations. The Articles of the Holding Company also authorize the Board of Directors to take certain actions to encourage a person to negotiate for a change of control of the Holding Company or to oppose such a transaction deemed undesirable by the Board of Directors including the adoption of so-called shareholder rights plans. By having these standards and provisions in the Articles of the Holding Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Holding Company, even if the price offered is significantly greater than the then market price of any equity security of the Holding Company.

     Procedures for Certain Business Combinations. The Articles require that certain business combinations between the Holding Company (or any majority-owned subsidiary thereof) and a 10% or greater shareholder either be approved (i) by at least 80% of the total number of outstanding voting shares of the Holding Company or (ii) by a majority of certain directors unaffiliated with such 10% or greater shareholder or involve consideration per share generally equal to the higher of (A) the highest amount paid by such 10% shareholder or its affiliates in acquiring any shares of the Common Stock or (B) the "Fair Market Value" (generally, the highest closing bid paid for the Common Stock during the thirty days preceding the date of the announcement of the proposed business combination or on the date the 10% or greater shareholder became such, whichever is higher).


     Amendments to Articles and Bylaws. Amendments to the Articles must be approved by a majority vote of the Holding Company's Board of Directors and also by a majority of the shares of the Holding Company voting at the applicable shareholder meeting; provided, however, that approval by at least 80% of the outstanding voting shares is required for certain provisions (i.e., provisions relating to number, classification, and removal of directors; amendment of the By-Laws; call of special shareholder meetings; criteria for evaluating certain offers; certain business combinations; and amendments to provisions relating to the foregoing). The provisions concerning limitations on the acquisition of shares may be amended only by an 80% vote of the Holding Company's outstanding shares unless at least two-thirds of the Holding Company's Continuing Directors (directors of the Holding Company on February 21, 1996, or directors recommended for appointment or election by a majority of such directors) approve such amendments in advance of their submission to a vote of shareholders (in which case only a majority vote of shareholders is required).


     The By-Laws may be amended only by a majority vote of the total number of directors of the Holding Company.

     Purpose and Effects of the Anti-Takeover Provisions of the Holding Company Articles and By-Laws. The Holding Company's Board of Directors believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist in the orderly deployment of the Conversion proceeds into productive assets during the initial period after the Conversion. The Board of Directors believes these provisions are in the best interest of the Bank and the Holding Company and its shareholders. In the judgment of the Board of Directors, the Holding Company's Board of Directors will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interests of the Holding Company and its shareholders. The Board of Directors believes that these provisions will encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflecting the true value of the Holding Company and which is in the best interests of all shareholders.

     Attempts to take over financial institutions and their holding companies have recently increased. Takeover attempts that have not been negotiated with and approved by the Board of Directors present to shareholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time to obtain maximum value for the Holding Company and its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

     An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to undertake defensive measures at a great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objective may not be similar to that of the remaining shareholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining shareholders of the benefits of certain protective provisions of the 1934 Act, if the number of beneficial owners becomes less than the 300 required for continued registration under the 1934 Act.

     Despite the belief of the Holding Company's Board of Directors in the benefits to shareholders of the foregoing provisions, the provisions may also have the effect of discouraging future takeover attempts which would not be approved by the Board of Directors, but which certain shareholders might deem to be in their best interest or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions will also render the removal of the incumbent Board of Directors and of management more difficult. The Board of Directors has, however, concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

Other Restrictions on Acquisition of the Holding Company and the Bank


     State Law. Under Indiana law, no person can acquire effective control (including, without limitation, acquisition of 25% or more of its voting stock) of the Holding Company or the Bank without prior approval of the DFI.


     Several provisions of the Indiana Business Corporation Law, as amended (the "IBCL"), could also affect the acquisition of shares of the Common Stock or otherwise affect the control of the Holding Company. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as the Holding Company (assuming that it has over 100 shareholders) and an interested shareholder, defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, for five years following the date on which the shareholder obtained 10% ownership unless the acquisition was approved in advance of that date by the board of directors. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. These requirements are similar to those contained in the Holding Company Articles and described in " -- Provisions of the Holding Company's Articles and By-Laws -- Procedures for Certain Business Combinations". In general, the price requirements contained in the IBCL may be more stringent than those imposed in the Holding Company Articles. However, the procedural restraints imposed by the Holding Company Articles are somewhat broader than those imposed by the IBCL. Also, the provisions of the IBCL may change at some future date, but the relevant provisions of the Holding Company Articles may only be amended by an 80% vote of the shareholders of the Holding Company.

     In addition, the IBCL contains provisions designed to assure that minority shareholders have some say in their future relationship with Indiana corporations in the event that a person made a tender offer for, or otherwise acquired, shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of corporations having 100 or more shareholders (the "Control Share Acquisitions Statute"). Under the Control Share Acquisitions Statute, if an acquiror purchases those shares at a time that the corporation is subject to the Control Share Acquisitions Statute, then until each class or series of shares entitled to vote separately on the proposal, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof and by the acquiror), approves in a special or annual meeting the rights of the acquiror to vote the shares which take the acquiror over each level of ownership as stated in the statute, the acquiror cannot vote these shares. An Indiana corporation otherwise subject to the Control Share Acquisitions Statute may elect not to be covered by the statute by so providing in its Articles of Incorporation or By-Laws. The Holding Company, however, will be subject to this statute following the Conversion because of its desire to discourage non-negotiated hostile takeovers by third parties.

     The IBCL specifically authorizes Indiana corporations to issue options, warrants or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants or rights may, but need not be, issued to shareholders on a pro rata basis.

     The IBCL specifically authorizes directors, in considering the best interest of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. As described above, the Holding Company Articles contain a provision having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interest of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be "reasonable in relation to the threat posed".

     In taking or declining to take any action or in making any recommendation to a corporation's shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

     Because of the foregoing provisions of the IBCL, the Board will have flexibility in responding to unsolicited proposals to acquire the Holding Company, and accordingly it may be more difficult for an acquiror to gain control of the Holding Company in a transaction not approved by the Board.

     Federal Limitations. The Change in Bank Control Act provides that no "person," acting directly or indirectly, or through or in concert with one or more persons, other than a company, may acquire control of a bank or of a bank holding company unless at least 60 days prior written notice is given to the FRB and the FRB has not objected to the proposed acquisition.

     The Bank Holding Company Act also prohibits any "company," directly or indirectly or acting in concert with one or more other persons, or through one or more subsidiaries or transactions, from acquiring control of an insured institution without the prior approval of the FRB. In addition, any company that acquires such control becomes a "bank holding company" subject to registration, examination and regulation as a bank holding company by the FRB.

     The term "control" for purposes of the Change in Bank Control Act and the Bank Holding Company Act includes the power, directly or indirectly, to vote more than 25% of any class of voting stock of the savings association or to control, in any manner, the election of a majority of the directors of the savings association. It also includes a determination by the FRB that such company or person has the power, directly or indirectly, to exercise a controlling influence over or to direct the management or policies of the savings association.

     FRB regulations also set forth certain "rebuttable control determinations" which arise upon (a) the acquisition of any voting securities of a state member bank or bank holding company if, after the transaction, the acquiring person (or persons acting in concert) owns, controls, or holds with power to vote 25 percent or more of any class of voting securities of the institution; or (b) the acquisition of any voting securities of a state member bank or bank holding company if, after the transaction, the acquiring person (or persons acting in concert) owns, controls, or holds with power to vote 10 percent or more (but less than 25 percent) of any class of voting securities of the institution, and if (i) the institution has registered securities under Section 12 of the 1934 Act or (ii) no other person will own a greater percentage of that class of voting securities immediately after the transaction.

     The regulations also specify the criteria which the FRB uses to evaluate control applications. The FRB is empowered to disapprove an acquisition of control if it finds, among other things, that (i) the acquisition would substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the institution or its depositors, or (iii) the competency, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors, the institution, or the public to permit the acquisition of control by such person.


                          DESCRIPTION OF CAPITAL STOCK

     The Holding Company is authorized to issue 5,000,000 shares of Holding Company Common Stock, without par value, all of which have identical rights and preferences, and 2,000,000 shares of preferred stock, without par value. The Holding Company expects to issue up to 753,825 shares of Common Stock and no shares of preferred stock in the Conversion. The Holding Company has received an opinion of its counsel that the shares of Common Stock issued in the Conversion will be validly issued, fully paid, and not liable for further call or assessment. This opinion was filed with the SEC as an exhibit to the Holding Company's Registration Statement under the 1933 Act. The following sets forth the material aspects of the Common Stock.

     Shareholders of the Holding Company will have no preemptive rights to acquire additional shares of Holding Company Common Stock which may be subsequently issued. The Common Stock will represent nonwithdrawable capital, will not be of an insurable type and will not be federally insured by the FDIC or any government entity.

     Under Indiana law, the holders of the Common Stock will possess exclusive voting power in the Holding Company, unless preferred stock is issued and voting rights are granted to the holders thereof. Each shareholder will be entitled to one vote for each share held on all matters voted upon by shareholders, subject to the limitations discussed under the caption "Restrictions on Acquisition of the Holding Company."

     In the unlikely event of the liquidation or dissolution of the Bank and the Holding Company, the holders of the Common Stock will be entitled to receive -- after payment or provision for payment of all debts and liabilities of the Holding Company (including all deposits in the Bank and accrued liabilities thereon) and after payment of the liquidation account established in the Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue their deposit accounts at the Bank -- all assets of the Holding Company available for distribution, in cash or in kind. See "The Conversion -- Principal Effects of Conversion -- Effect on Liquidation Rights." If preferred stock is issued subsequent to the Conversion, the holders thereof may have a priority over the holders of Common Stock in the event of liquidation or dissolution.

     The Board of Directors of the Holding Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

     Except as discussed elsewhere herein, the Holding Company has no specific plans for the issuance of the additional authorized shares of Common Stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, or in future underwritten or other public or private offerings. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in future underwritten public offerings or private placements or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of Common Stock or authorized shares of preferred stock would be issued, no shareholder approval will be required for the issuance of these shares. Accordingly, the Holding Company's Board of Directors without shareholder approval can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

     The offering and sale of Common Stock in the Conversion will be registered under the 1933 Act. The subsequent sale or transfer of Common Stock is governed by the 1933 Act, which requires that sales or exchanges of subject securities be made pursuant to an effective registration statement or qualified for an exemption from registration requirements of the 1933 Act. Similarly, the securities laws of the various states also require generally the registration of shares offered for sale unless there is an applicable exemption from registration.

     The Holding Company, as a newly organized corporation, has never issued capital stock, and, accordingly, there is no market for the Common Stock. See "Market for the Common Stock." See "Restrictions on Acquisition of the Holding Company -- Provisions of the Holding Company's Articles and By-Laws" for a description of certain provisions of the Holding Company's Articles and By-Laws which may affect the ability of the Holding Company's shareholders to participate in certain transactions relating to acquisitions of control of the Holding Company. Also, see "Dividend Policy" for a description of certain matters relating to the possible future payment of dividends on the Common Stock.


                                 TRANSFER AGENT


     Fifth Third Bank of Cincinnati, Ohio ("Fifth Third") will act as transfer agent and registrar for the Common Stock. Fifth Third's phone number is (513) 579-5417.


                            REGISTRATION REQUIREMENTS


     Upon the Conversion, the Holding Company's Common Stock will be registered pursuant to Section 12(g) of the 1934 Act and will not be deregistered for a period of at least three years following the Conversion. As a result of the registration under the 1934 Act, certain holders of Common Stock will be subject to certain reporting and other requirements imposed by the 1934 Act. For example, beneficial owners of more than 5% of the outstanding Common Stock will be required to file reports pursuant to Section 13(d) or Section 13(g) of the 1934 Act, and officers, directors and 10% shareholders of the Holding Company will generally be subject to reporting requirements of Section 16(a) and to the liability provisions for profits derived from purchases and sales of Holding Company Common Stock occurring within a six-month period pursuant to Section 16(b) of the 1934 Act. In addition, certain transactions in Common Stock, such as proxy solicitations and tender offers, will be subject to the disclosure and filing requirements imposed by Section 14 of the 1934 Act and the regulations promulgated thereunder.

                              LEGAL AND TAX MATTERS

     Barnes & Thornburg, 1313 Merchants Bank Building, 11 South Meridian Street, Indianapolis, Indiana 46204, special counsel to the Bank, will pass upon the legality and validity of the shares of Common Stock being issued in the Conversion. Barnes & Thornburg has issued an opinion concerning certain federal and state income tax aspects of the Conversion and that the Conversion, as proposed, constitutes a tax-free reorganization under federal and Indiana law. Barnes & Thornburg have consented to the references herein to their opinions. Certain legal matters related to this offering will be passed upon for the Agents by Selman & Munson P.C., 111 Congress Avenue, Austin, Texas.


                                     EXPERTS


     The financial statements of the Bank as of and for the years ended June 30, 1995, 1994, and 1993, included herein and elsewhere in the registration statement, have been audited by Geo. S. Olive & Co. LLC, independent certified public accountants, and included herein and in the registration statement in reliance upon the report of Geo. S. Olive & Co. LLC, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

     Keller has consented to the publication of the summary herein of its appraisal report as to the estimated pro forma market value of the Common Stock of the Holding Company to be issued in the Conversion, to the reference to its opinion relating to the value of the subscription rights, and to the filing of the appraisal report as an exhibit to the registration statement filed by the Holding Company under the 1933 Act.


                             ADDITIONAL INFORMATION


     The Holding Company has filed with the SEC a registration statement under the 1933 Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be inspected and copied at the Commission's public reference facilities located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 00048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511) and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     The Holding Company has also filed with the FRB of Chicago an Application to Form a Holding Company on Form FR Y-3. This Prospectus omits certain information contained in such Application. The Application may be inspected at the offices at the FRB of Chicago, 230 South LaSalle Street, Chicago, Illinois 60604-1413.

     The Bank has filed with the DFI an Application to Convert to an Indiana stock savings bank. This Prospectus omits certain information contained in such Application. The Application may be inspected at the offices of the DFI, 402 West Washington Street, Room W-066, Indianapolis, Indiana 46204.


     The most recent appraisal report prepared by Keller can be inspected at the Bank's office, 279 East Morgan Street, Spencer, Indiana 47460.

                    Owen Community Bank, s.b. And Subsidiary

                   Index to Consolidated Financial Statements



Financial Statements                                                    Page

      Independent auditor's report                                      F-2

      Consolidated statement of financial
         condition--December 31, 1995 (unaudited)
         and June 30, 1995 and 1994                                     F-3

      Consolidated statement of income--for the
         six months ended December 31,
         1995 and 1994 (unaudited)
         and the years ended June 30,
         1995, 1994, and 1993                                           F-4

      Consolidated statement of changes in
         equity capital--for the six months ended
         December 31, 1995 (unaudited) and
         the years ended June 30, 1995, 1994, and 1993                  F-5

      Consolidated statement of cash flows--for
         the six months ended December 31, 1995 and
         1994 (unaudited) and the years ended
         June 30, 1995, 1994, and 1993                                  F-6

      Notes to consolidated financial statements                        F-7

All schedules are omitted because the required information is not applicable or is included in the consolidated financial statements and related notes.

Home Financial Bancorp, the Holding Company, has not commenced operations as of December 31, 1995 and will not commence operations prior to the conversion of Owen Community Bank, s.b. from a state mutual savings bank to a state stock savings bank. Accordingly, the financial statements of the Holding Company have been omitted and are not required.

                          Independent Auditor's Report


Board of Directors
Owen Community Bank, s.b.
Spencer, Indiana

We have audited the consolidated statement of financial condition of Owen Community Bank, s.b. (formerly Owen Federal Savings Bank) and subsidiary as of June 30, 1995 and 1994, and the related consolidated statements of income, changes in equity capital and cash flows for each of the three years in the period ended June 30, 1995. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Owen Community Bank, s.b. and subsidiary as of June 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, the Bank changed its method of accounting for investments in securities effective July 1, 1994 and income taxes effective July 1, 1993.


Geo. S. Olive & Co., llc


Indianapolis, Indiana
July 21, 1995, except for notes 12 and 13
     for which the date is December 31, 1995

                    Owen Community Bank, s.b. And Subsidiary
                  Consolidated Statement of Financial Condition


                                                                                              June 30,
                                                                December 31,       ------------------------------
                                                                    1995                1995              1994
                                                                -----------        -----------        -----------
                                                                 (Unaudited)
Assets
   Cash                                                        $    268,114        $   259,105        $   504,360
   Short-term interest-bearing deposits                           2,056,407          1,126,874            732,594
                                                                -----------        -----------        -----------
         Total cash and cash equivalents                          2,324,521          1,385,979          1,236,954
   Securities available for sale                                  1,259,392            933,962
   Mortgage-backed securities available for sale                  1,358,963
   Securities held to maturity (approximate
      market value $346,000 and $785,000)                                              350,000            778,028
   Mortgage-backed securities held to maturity
      (approximate market value ($1,462,000
      and $1,580,000)                                                                1,476,914          1,635,916
   Loans                                                         27,303,005          25,604,648        21,504,940
Allowance for loan losses                                           (99,967)           (57,467)           (25,679)
                                                                -----------        -----------        -----------
         Net loans                                               27,203,038         25,547,181         21,479,261
   Real estate acquired for development                             199,831            188,385            152,669
   Premises and equipment                                           551,808            471,637            357,123
   Federal Home Loan Bank of Indianapolis
      stock, at cost                                                260,000            250,000            221,500
   Interest receivable                                              216,208            186,609            111,615
   Other assets                                                      87,799             48,506             34,870
                                                                -----------        -----------        -----------
         Total assets                                           $33,461,560        $30,839,173        $26,007,936
                                                                ===========        ===========        ===========

Liabilities
   Deposits                                                     $24,895,146        $22,500,002        $21,451,449
   Advances from Federal Home Loan Bank
      of Indianapolis                                             5,200,000          5,000,000          1,500,000
   Other borrowings                                                  20,005             28,773             80,173
   Other liabilities                                                 51,606            151,236            126,726
                                                                -----------        -----------        -----------
         Total liabilities                                       30,166,757         27,680,011         23,158,348
                                                                -----------        -----------        -----------
Commitments and Contingencies

Equity Capital
   Retained earnings--substantially restricted                    3,292,959          3,138,811          2,849,588
   Net unrealized gain on securities available
      for sale                                                        1,844             20,351
                                                                -----------        -----------        -----------
         Total equity capital                                     3,294,803          3,159,162          2,849,588
                                                                -----------        -----------        -----------
         Total liabilities and equity capital                   $33,461,560        $30,839,173        $26,007,936
                                                                ===========        ===========        ===========


See notes to consolidated financial statements.

                    Owen Community Bank, s.b. And Subsidiary
                        Consolidated Statement of Income

                                                        Six Months Ended
                                                          December 31,                    Year Ended June 30,
                                                  --------------------------  -----------------------------------------
                                                      1995          1994          1995           1994          1993
                                                  -----------   ------------  ------------   -----------  -------------
                                                           (Unaudited)
Interest Income
   Loans                                          $ 1,315,656   $  1,024,861  $  2,166,726   $ 1,813,706  $   1,749,029
   Mortgage-backed securities                          42,337         47,570        93,017       105,584        100,496
   Interest-bearing deposits                           65,843         38,715        76,678        43,716         37,105
   Securities
      Taxable                                          35,560         18,417        50,409        37,071         38,092
      Tax exempt                                        8,225          9,841        17,745         9,956          9,828
   Other interest and dividend income                  10,393          7,118        15,728        12,916         23,341
                                                  -----------   ------------  ------------   -----------  -------------
         Total interest and dividend income         1,476,014      1,146,522     2,420,303     2,022,949      1,957,891
                                                  -----------   ------------  ------------   -----------  -------------
Interest Expense
   Deposits                                           633,177        455,074       962,764       913,141        972,912
   Federal Home Loan Bank advances                    162,837         76,615       201,463        28,244         12,125
   Other interest expense                               1,132          3,230         9,994         8,101          7,788
                                                  -----------   ------------  ------------   -----------  -------------
         Total interest expense                       797,146        534,919     1,174,221       949,486        992,825
                                                  -----------   ------------  ------------   -----------  -------------
Net Interest Income                                   678,868        611,603     1,246,082     1,073,463        965,066
   Provision for losses on loans                       42,500         21,428        36,134        14,065          6,627
                                                  -----------   ------------  ------------   -----------  -------------
Net Interest Income After Provision for
   Losses on Loans                                    636,368        590,175     1,209,948     1,059,398        958,439
                                                  -----------   ------------  ------------   -----------  -------------
Other Income
   Service charges on deposit accounts                 18,613         15,000        27,345        23,272         22,354
   Gain on sale of real estate acquired
      for development                                  18,641         10,631        78,499       144,794        116,921
   Other income                                        22,895         11,095        42,567        32,670         27,848
                                                  -----------   ------------  ------------   -----------  -------------
                                                       60,149         36,726       148,411       200,736        167,123
                                                  -----------   ------------  ------------   -----------  -------------
Other Expenses
   Salaries and employee benefits                     204,005        176,224       403,787       344,546        253,939
   Net occupancy expenses                              34,995         36,722        73,761        72,647         68,699
   Equipment expenses                                  21,944         15,134        35,302        36,509         22,142
   Deposit insurance expense                           25,315         24,694        49,444        47,676         31,987
   Computer processing fees                            26,784         23,684        47,945        47,506         45,277
   Printing and office supplies                        14,295         15,459        32,215        31,802         28,993
   Legal and professional fees                         16,340         15,690        35,125        35,740         45,684
   Advertising expense                                 14,903         12,475        25,518        15,049         18,158
   Management fees                                     14,113          9,772        33,005        49,627         34,093
   Other expenses                                      68,405         66,626       129,824       126,069         82,816
                                                  -----------   ------------  ------------   -----------  -------------
                                                      441,099        396,480       865,926       807,171        631,788
                                                  -----------   ------------  ------------   -----------  -------------
Income Before Income Tax and Cumulative
   Effect of Change in Accounting Method              255,418        230,421       492,433       452,963        493,774
   Income tax expense                                 101,270         90,612       203,210       168,421        185,570
                                                  -----------   ------------  ------------   -----------  -------------
Income Before Cumulative Effect of
   Change in Accounting Method                        154,148        139,809       289,223       284,542        308,204

Cumulative Effect of Change in Method of
   Accounting for Income Taxes                                                                    23,628
                                                  -----------   ------------  ------------   -----------  -------------

Net income                                        $   154,148   $    139,809  $    289,223   $   260,914  $     308,204
                                                  ===========   ============  ============   ===========  =============


See notes to consolidated financial statements.

                    Owen Community Bank, s.b. And Subsidiary
               Consolidated Statement of Changes in Equity Capital


                                                                                   Net Unrealized
                                                                                       Gain on
                                                                                     Securities
                                                              Retained                Available
                                                              Earnings                For Sale                 Total
                                                            -----------               --------             ------------
Balances, July 1, 1992                                      $ 2,280,470                                    $  2,280,470
   Net income for 1993                                          308,204                                         308,204

Balances, June 30, 1993                                       2,588,674                                       2,588,674
   Net income for 1994                                          260,914                                         260,914

Balances, June 30, 1994                                       2,849,588                                       2,849,588
   Net income for 1995                                          289,223                                         289,223

   Cumulative effect of change in method of
      accounting for securities                                                       $  6,912                    6,912

   Net change in unrealized gain on securities
      available for sale, net of taxes of $8,815                                        13,439                   13,439
                                                            -----------               --------             ------------
Balances, June, 30, 1995                                      3,138,811                 20,351                3,159,162
   Net income for the six months ended
      December 31, 1995 (unaudited)                             154,148                                         154,148

   Net change in unrealized gain on securities
      available for sale, net of taxes of $12,139
      (unaudited)                                                                      (18,507)                 (18,507)
                                                            -----------               --------             ------------
Balances, December 31, 1995 (unaudited)                     $ 3,292,959               $  1,844             $  3,294,803
                                                            ===========               ========             ============


See notes to consolidated financial statements.

                    Owen Community Bank, s.b. And Subsidiary
                      Consolidated Statement of Cash Flows


                                                           Six Months Ended
                                                             December 31,                     Year Ended June 30,
                                                       --------------------------     --------------------------------------
                                                           1995           1994           1995           1994          1993
                                                       -----------     ----------     ----------     ----------    ----------
                                                               (Unaudited)
Operating Activities
   Net income                                           $154,148       $139,809       $289,223       $260,914       $308,204
   Adjustments to reconcile net income to net
      cash provided by operating activities
      Provision for loan losses                           42,500         21,428         36,134         14,065          6,627
      Securities amortization, net                           744            733            683            973          1,211
      Depreciation and amortization                       28,677         25,200         58,813         55,496         43,097
      Deferred income tax (benefit)                      (18,999)        (4,533)          (198)        14,624        (11,050)
      Gain on sale of real estate acquired
         for development                                 (18,641)       (10,631)       (78,499)      (144,794)      (116,921)
      Gain on sale of other real estate                  (11,019)        (5,537)
      Change in
         Interest receivable                             (29,569)       (19,721)       (74,994)        (2,114)        (1,034)
         Other assets                                    (39,293)        (9,257)       (13,636)        (3,970)        39,784
      Other adjustments                                  (76,992)       (54,858)        11,360         29,825
                                                     -----------     ----------     ----------     ----------     ----------
         Net cash provided by operating activities        42,575         88,170        217,867        225,019        264,381
                                                     -----------     ----------     ----------     ----------     ----------
Investing Activities
   Purchases of securities available for sale                          (100,000)      (399,719)      (112,231)
   Purchase of securities held to maturity                             (100,000)      (205,000)
   Proceeds from maturities of securities
      held to maturity                                                   25,000        130,000         10,000
   Purchases of mortgage-backed securities
      held to maturity                                                                             (1,020,000)
   Payments on mortgage-backed securities
      held to maturity                                    93,833         72,630        160,803        540,138        326,865
   Payments on mortgage-backed securities
      available for sale                                  17,238
   Net changes in loans                               (1,640,357)    (1,958,733)    (4,134,319)    (2,125,354)    (2,276,072)
   Proceeds from real estate owned sales                  41,284         25,000
   Purchase of premises and equipment                   (158,348)       (19,552)      (173,327)       (29,123)       (27,121)
   Purchase of real estate acquired for
      development                                        (29,655)      (131,464)      (231,464)      (152,649)       (92,050)
   Proceeds from sale of real estate acquired
      for development                                     36,850         28,047        274,247        316,159        254,617
   Purchase of FHLB of Indianapolis stock                (10,000)       (28,500)
                                                     -----------     ----------     ----------     ----------     ----------
         Net cash used by investing activities        (1,690,439)    (2,184,072)    (4,565,995)    (2,573,060)    (1,788,761)
                                                     -----------     ----------     ----------     ----------     ----------
Financing Activities
   Net change in
      NOW and savings deposits                           462,638         52,011     (1,774,297)        71,941        708,956
      Certificates of deposit                          1,932,506        420,635      2,822,850      1,205,273        314,018
   Advances from Federal Home Loan
      Bank of Indianapolis                               200,000      2,500,000      3,500,000      1,500,000        500,000
   Repayment of advances from Federal Home
      Loan Bank of Indianapolis                                        (500,000)                     (500,000)
   Other borrowings                                                      75,000         75,000         45,000         45,000
   Payments on other borrowings                           (8,768)        (8,016)      (126,400)       (79,994)       (23,707)
                                                     -----------     ----------     ----------     ----------     ----------
         Net cash provided by financing activities     2,586,376      2,539,630      4,497,153      2,242,220      1,544,267
                                                     -----------     ----------     ----------     ----------     ----------
Net Change in Cash and Cash Equivalents                  938,512        443,728        149,025       (105,821)        19,887

Cash and Cash Equivalents, Beginning of Year           1,385,979      1,236,954      1,236,954      1,342,775      1,322,888
                                                     -----------     ----------     ----------     ----------     ----------
Cash and Cash Equivalents, End of Year               $ 2,324,491     $1,680,682     $1,385,979     $1,236,954     $1,342,775
                                                     ===========     ==========     ==========     ==========     ==========

Additional Cash Flows and
   Supplementary Information
   Interest paid                                        $797,146       $534,919     $1,174,221       $949,486       $992,825
   Income tax paid                                       129,000         50,719        144,375        225,900        186,000


See notes to consolidated financial statements.

                    Owen Community Bank, s.b. And Subsidiary

                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 1 -- Accounting Policies

The accounting and reporting policies of Owen Community Bank, s.b. ("Bank") and its wholly owned subsidiary, BSF, Inc., conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

Consolidation--The consolidated financial statements include the accounts of the Bank and subsidiary after elimination of all material intercompany transactions and accounts.

Description of business--In May, 1994, the Bank received approval to convert from a federal savings bank to an Indiana mutual savings bank. At such time, the Bank changed its name from Owen Federal Savings Bank to Owen Community Bank, s.b. The Bank generates mortgage and consumer loans and receives deposits from customers located primarily in Owen County. The Bank's loans are generally secured by specific items of collateral including real property and consumer assets. BSF, Inc. is involved in the acquisition, development and sale of land for residential housing.

Securities--The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, on July 1, 1994.

Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost.

Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately, net of tax, in equity capital.

Amortization of premiums and accretion of discounts are recorded using the interest method as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

At July 1, 1994, investment securities with an approximate carrying value of $501,000 were reclassified as available for sale. This reclassification resulted in an increase in total equity capital, net of tax, of $6,900.

Owen Community Bank, s.b. And Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Prior to the adoption of SFAS No. 115, investment securities were carried at cost, adjusted for amortization of premiums and discounts. Realized gains and losses on sales were included in other income. Gains and losses on the sale of securities were determined on the specific-identification method.

Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. Mortgage-backed securities available for sale are carried at fair value with unrealized gains and losses reported in equity capital, net of tax. Mortgage-backed securities held to maturity are carried at unpaid principal balances, adjusted for unamortized premiums and discounts, because management has the ability and intent to hold to maturity. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Realized gains and losses on the sale of mortgage-backed securities are determined using the specific-identification method and are included in other income.

Loans are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. Loans are placed in a nonaccrual status when the collection of interest becomes doubtful. Interest income previously accrued but not deemed collectible is reversed and charged against current income. Interest on these loans is then recognized as income when collected. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans. When a loan is paid off, any unamortized loan origination fee balance is credited to income.

Allowance for loan losses is maintained to absorb potential losses based on management's continuing review and evaluation of the portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluations by management include consideration of past loss experience, changes in the composition of the portfolio, and the current condition and amount of loans outstanding.

Real estate acquired for development is carried at the lower of cost or fair value. Costs relating to development and improvements of property are allocated to individual lots and capitalized, whereas costs relating to holding the property are expensed. Gains on sale of lots are determined on the specific-identification method.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the accelerated and straight-line methods based on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Owen Community Bank, s.b. And Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

Pension plan costs are based on actuarial computations and charged to current operations. The funding policy is to pay at least the minimum amounts required by ERISA.

Advertising costs are expensed when incurred.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Bank has adopted the provisions of SFAS No. 109, Accounting for Income Taxes, for the year ended June 30, 1994. The Bank files consolidated income tax returns with its subsidiary.

Reclassifications of certain amounts in the June 30, 1995 and 1994 consolidated financial statements have been made to conform to the December 31, 1995 presentation.


Note 2 -- Securities

                                                                       Gross          Gross        Approximate
                                                     Amortized      Unrealized     Unrealized        Market
                                                       Cost            Gains         Losses           Value

Available for sale at December 31, 1995
   (unaudited)
   Federal agencies                                   $   900         $ 12                           $   912
   State and municipals                                   350            1             $ 4               347
                                                      -------         ----             ---           -------
         Total securities                             $ 1,250         $ 13             $ 4           $ 1,259
                                                      =======         ====             ===           =======

Available for sale at June 30, 1995
   Federal agencies                                   $   900         $ 34                           $   934

Held to maturity at June 30, 1995
   State and municipal                                    350            1             $ 5               346
                                                      -------         ----             ---           -------
         Total securities                             $ 1,250         $ 35             $ 5           $ 1,280
                                                      =======         ====             ===           =======

Held to maturity at June 30, 1994
   Federal agencies                                   $   501         $ 12                           $   513
   State and municipal                                    277            1             $ 6               272
                                                      -------         ----             ---           -------
         Total securities                             $   778         $ 13             $ 6           $   785
                                                      =======         ====             ===           =======

Owen Community Bank, s.b. And Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

On December 26, 1995, the Bank transferred certain securities from held to maturity to available for sale in accordance with a transition reclassification allowed by the Financial Accounting Standards Board. Such securities had a carrying value of $350,000 and a fair value of $347,000. Other than the initial adoption of SFAS No. 115 and the December 26, 1995 transfers, there were no transfers or sales of investment securities during the periods presented.

The amortized cost and approximate market value of securities held to maturity and available for sale at December 31 and June 30, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                            Available for Sale                 Held to Maturity
                                                         ---------------------------       --------------------------
                                                                         Approximate                      Approximate
                                                          Amortized        Market          Amortized        Market
                                                            Cost            Value            Cost            Value
                                                          ---------      -----------       ---------      -----------
Maturity Distribution at December 31,
   1995 (unaudited)
   Due in one year or less                                $   535          $   539
   Due after one through five years                           715              720
                                                          -------          -------
         Totals                                           $ 1,250          $ 1,259
                                                          =======          =======

Maturity Distribution at June 30,
   1995
   Due in one year or less                                $   500          $   506          $  35            $   35
   Due after one through five years                       $   400          $   428            315               311
                                                          -------          -------          -----            ------
         Totals                                           $   900          $   934          $ 350            $  346
                                                          =======          =======          =====            ======



Note 3 -- Mortgage-Backed Securities

                                                                            Gross            Gross        Approximate
                                                          Amortized      Unrealized       Unrealized        Market
                                                            Cost            Gains           Losses           Value
                                                          ---------      ----------       ----------      -----------
Available for sale at December 31, 1995
   (unaudited)
   Federal Home Loan Mortgage Corporation                 $ 1,366            $ 11            $ 18            $1,359
                                                          =======            ====            ====            ======
Held to maturity at June 30, 1995
   Federal Home Loan Mortgage Corporation                 $ 1,477            $  9            $ 24            $1,462
                                                          =======            ====            ====            ======
Held to maturity at June 30, 1994
   Federal Home Loan Mortgage Corporation                 $ 1,636            $  4            $ 60            $1,580
                                                          =======            ====            ====            ======



On December 26, 1995, the Bank transferred certain mortgage-backed securities from held to maturity to available for sale in accordance with a transition reclassification allowed by the Financial Accounting Standards Board. Such securities had a carrying value of $1,366,000 and a fair value of $1,360,000. Other than the initial adoption of SFAS No. 115 and the December 26, 1995 transfers, there were no transfers or sales of mortgage-backed securities during the periods presented.

Owen Community Bank, s.b. And Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 4 -- Loans and Allowance
                                                              June 30,
                                      December 31,   -------------------------
                                          1995           1995          1994
                                      ------------   ----------    -----------
                                      (Unaudited)
Loans
   Real estate mortgage loans
      Residential                    $   19,764      $  17,841      $   15,621
      Mobile home and land                3,166          2,748           1,513
      Nonresidential                      1,693          2,933           2,346
      Multi-family                          475             11              12
   Mobile home loans                      1,349          1,615           1,464
   Commercial and industrial                325
   Consumer loans                           654            691             584
                                     ----------      ---------      ----------
         Total loans                     27,426         25,839          21,540
Less--undisbursed portion of loans         (123)          (234)            (35)
                                     ----------      ---------      ----------
                                     $   27,303      $  25,605      $   21,505
                                     ==========      =========      ==========


                                        Six Months Ended
                                          December 31,                 Year Ended June 30,
                                       --------------------       ---------------------------
                                          1995        1994        1995        1994       1993
                                       ---------    -------       ----        ----       ----
                                            (Unaudited)
Allowance for loan losses
   Balances, beginning of period       $   57       $  26         $  26       $ 12       $  13
   Provision for loan losses               43          22            36         14           7
   Recoveries on loans                                  1             1          1
   Loans charged off                                   (6)           (6)        (1)         (8)
                                       ------       -----         -----       ----       -----
   Balances, end of period             $  100       $  43         $  57       $ 26       $  12
                                       ======       =====         =====       ====       =====



                               December 31,                   June 30,
                                   1995             1995        1994       1993
                               ------------         ----        ----       ----
                                (Unaudited)
Nonperforming loans
   Nonaccruing loans              $  118            $  71       $ 16
   Loans contractually
   past due 90 days or more                            29         11


Additional interest income that would have been recorded had income on nonaccruing loans been considered collectible and accounted for in accordance with their original terms is immaterial for each period.

The Bank adopted SFAS No. 114 and No. 118, Accounting by Creditors For Impairment of a Loan and Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, on July 1, 1995. The adoption of SFAS No. 114 and 118 did not have a material impact on the Bank's financial position or results of operations.

Owen Community Bank, s.b. And Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The Bank has entered into transactions with certain directors and officers. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans, as defined, to such related parties were as follows:


Balances, June 30, 1994                                       $  355
   Changes in composition of related parties                      60
   New loans, including renewals                                 136
   Payments, etc. including renewals                             (34)
                                                              ------
Balances, June 30, 1995                                          517
   New loans, including renewals (unaudited)                     169
   Payments, etc. including renewals (unaudited)                 (86)
                                                              ------
Balances, December 31, 1995 (unaudited)                       $  600
                                                              ======


Note 5 -- Premises and Equipment
                                                              June 30,
                                       December 31,    ---------------------
                                          1995             1995       1994
                                       -----------     -----------   -------
                                       (Unaudited)

Cost
   Land                                $    189         $    133     $   34
   Building                                 601              634        596
   Equipment                                319              233        197
                                       --------         --------     ------
      Total costs                         1,109            1,000        827
Accumulated depreciation                   (557)            (528)      (470)
                                       --------         --------     ------
      Net                              $    552         $    472     $  357
                                       ========         ========     ======

Owen Community Bank, s.b. And Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Note 6 -- Deposits

                                            December 31,                                June 30,
                                       ------------------------    -------------------------------------------------
                                                1995                        1995                       1994
                                       ------------------------    ----------------------    -----------------------
                                                      Weighted                   Weighted                   Weighted
                                                       Average                    Average                    Average
                                          Amount        Rate        Amount         Rate         Amount        Rate
                                       -----------    ---------    --------      --------    -----------    --------
                                             (Unaudited)

NOW accounts                           $    2,472      2.45%       $   2,056      2.55%       $    2,417       2.58%
Savings                                     3,761      3.00            3,715      3.00             5,127       3.00
Certificates of deposit of
   $100,000 or more                         2,248      5.69            1,936      5.68             1,852       4.68
Other certificates                         16,414      5.96           14,793      5.80            12,055       4.85
                                       ----------                  ---------                  ----------       ----
      Total deposits                   $   24,895      5.18%       $  22,500      5.03%       $   21,451       4.14%
                                       ==========      ====        =========      ====        ==========       ====


At June 30, 1995, certificates mature as follows:


                                                                  Years Ending June 30,
                                       -------------------------------------------------------------------------------
                                          1996          1997         1998         1999          2000           Total
                                       ----------     --------     ---------     -------       ------       ----------
Certificates by rates
   4.00% and under                     $      943     $    226                                              $    1,169
   4.01 to 6.00%                            4,912          851     $   1,604     $  2,395      $  291           10,053
   6.01 to 8.00%                            4,405          449                         32         621            5,507
                                       ----------     --------     ---------     --------      ------       ----------
                                       $   10,260     $  1,526     $   1,604     $  2,427      $  912       $   16,729
                                       ==========     ========     =========     ========      ======       ==========

Interest expense on deposits is summarized as follows:

                   Six Months Ended
                     December 31,                   Year Ending June 30,
                 ---------------------        ---------------------------------
                  1995           1994         1995          1994         1993
                 ------         ------        ----          ----         -----
                      (Unaudited)

NOW               $28             $33         $62            $67           $70
Savings            60              76         138            166           183
Certificates      545             346         763            680           720
                 ----            ----        ----           ----          ----
                 $633            $455        $963           $913          $973
                 ====            ====        ====           ====          ====

Owen Community Bank, s.b. And Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 7 -- Advances from Federal Home Loan Bank


                                                                                        June 30,
                                             December 31,         --------------------------------------------------
                                                1995                        1995                       1994
                                         ---------------------    -----------------------     ----------------------
                                                      Weighted                   Weighted                   Weighted
                                                       Average                    Average                    Average
                                          Amount        Rate        Amount         Rate         Amount        Rate
                                         -------      --------    ---------      --------     ---------     --------
                                             (Unaudited)
Maturities in years ending
   1995                                                                                          $1,000       4.01%
   1996                                 $  1,000       6.37%      $   1,000       6.79%
   1999                                    3,000       6.14           3,000       6.25              500       5.58
   2000                                    1,000       6.27           1,000       6.27
   Thereafter                                200       6.48
                                        --------                  ---------                   ---------
                                        $  5,200       6.22%      $   5,000       6.36%       $   1,500       4.53%
                                        ========                  =========                   =========


The terms of the security agreement with the FHLB require the Bank to pledge as collateral for advances qualifying first mortgage loans in an amount equal to at least 170 percent of these advances and all stock in the FHLB. Advances are subject to restrictions or penalties in the event of prepayment.

Note 8 -- Other Borrowings

During February, 1992, BSF, Inc. obtained a $200,000 line of credit at prime plus 100 basis points from a local financial institution. The line of credit is renewable annually at the option of the lender and borrower, subject to any material changes in the capitalization or operations of either BSF, Inc. or the Bank. At December 31, 1995, June 30, 1995 and 1994, borrowings under this line totalled $0, $0 and $35,000.

BSF, Inc. has two mortgage loans payable to individuals. The loans, which have an interest rate of 9%, mature December 1, 1996 and total to $28,773 and $45,173 at June 30, 1995 and 1994.

Note 9 -- Income Tax

                                           Six Months Ended
                                             December 31,                         Year Ended June 30,
                                         ----------------------        -----------------------------------------
                                          1995           1994          1995              1994              1993
                                         ------         -------        -----           --------           ------
                                              (Unaudited)
Income tax expense
   Currently payable
      Federal                            $   94         $  76         $  153           $  141            $  152
      State                                  26            20             50               37                45
   Deferred
      Federal                               (15)           (6)                             (8)              (11)
      State                                  (4)            1                              (2)
                                         ------         -----         ------           ------            ------
         Total income tax expense        $  101         $  91         $  203           $  168            $  186
                                         ======         =====         ======           ======            ======

Owen Community Bank, s.b. And Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


                                                          1993
                                                          ----

Current benefit relating to
   Cash to accrual adjustment                            $ (8)
   Other                                                   (3)

      Deferred benefit                                   $(11)



                                                                       Six Months Ended
                                                                         December 31,            Year Ended June 30,
                                                                       ----------------       -------------------------
                                                                       1995      1994          1995      1994     1993
                                                                       ----      -----        ------    ------    -----
                                                                         (Unaudited)
Reconciliation of federal statutory to actual tax expense
   Federal statutory income tax at 34%                                 $  87      $ 78        $  167    $ 154    $  168
   Effect of state income taxes                                           15        13            33       23        30
   Tax exempt interest                                                    (3)       (5)           (5)      (3)
   Other                                                                   2         5             8       (6)      (12)
                                                                       -----      ----        ------    -----    ------
      Actual tax expense                                               $ 101      $ 91        $  203    $ 168    $  186
                                                                       =====      ====        ======    =====    ======


If certain conditions are met, the Bank, in determining taxable income, is allowed special bad debt deductions of approximately 8 percent of taxable income before such deductions.

Retained earnings at December 31, 1995 (unaudited), June 30, 1995 and 1994, include approximately $700,000 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred federal income tax liability on the above amounts was approximately $280,000 at December 31, 1995 and June 30, 1995 and 1994.

A cumulative net deferred tax liability is included in other liabilities. The components of the liability are as follows:



                                                                               June 30,
                                                     December 31,        ---------------------
                                                        1995               1995         1994
                                                     ------------        --------      -------
                                                     (Unaudited)

Differences in depreciation methods                      $ (9)            $   (9)       $  (10)
Differences in accounting for loan fees                    (7)                (9)            6
Differences in accounting for loan losses                  16                 (2)          (16)
State income tax                                           (2)                (1)           (1)
Unrealized gain on securities available for sale           (1)               (13)

                                                         $ (3)            $  (34)       $  (21)
                                                         ====             ======        ======
Assets                                                   $ 16                           $    6
Liabilities                                               (19)            $  (34)          (27)
                                                         ----             ------        ------
                                                         $ (3)            $  (34)       $  (21)
                                                         ====             ======        ======

Owen Community Bank, s.b. And Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


No valuation allowance was necessary during any time in 1995 and 1994.

As of July 1, 1993, the Bank adopted SFAS No. 109, Accounting for Income Taxes. As a result, the beginning deferred tax liability was increased by $23,628, which is reported as the cumulative effect of a change in accounting method.


Note 10 -- Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated statement of financial condition.

                                                                    June 30,
                                               December 31,   ------------------
                                                  1995          1995       1994
                                               ------------   -------      -----
                                                (Unaudited)
Financial instruments whose contract amount
  represents credit risk were as follows:
  Mortgage loan commitments
     At variable rates                           $  110       $   395    $   722
     At fixed rates                                  13           704        305
  Unused line of credit                             251           151         25

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, or other assets of the borrower.

The Bank and subsidiary are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Bank.


The deposits of the Bank are presently insured by the Savings Association Insurance Fund ("SAIF"), which along with the Bank Insurance Fund ("BIF"), is one of the two insurance funds administered by the FDIC. Financial institutions which are members of the BIF are experiencing substantially lower deposit insurance premiums because BIF has achieved its required level of reserves while SAIF has not yet achieved its required reserves. A recapitalization plan for the
SAIF  under   consideration  by  Congress  reportedly  provides  for  a  special assessment of approximately .85% of deposits on all SAIF-insured institutions to enable the SAIF to achieve its required level of reserves. If the proposed assessment of .85% was effected based on deposits as of December 31, 1995, the Bank's special assessment would amount to approximately $212,000 before taxes. Accordingly, this special assessment would significantly increase noninterest expense and adversely affect the Bank's results of operations. Conversely, depending upon the Bank's capital level and supervisory rating, and assuming the insurance premium levels for BIF and SAIF members again equalized, future deposit insurance premiums are expected to decrease significantly, to as low as
 .04% from the .23% of deposits currently paid by the Bank which would reduce noninterest expense for future periods.

Owen Community Bank, s.b. And Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 11 -- Benefit Plans

The Bank is a participant in a pension fund known as the Financial Institutions Retirement Fund ("FIRF"). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. According to FIRF administrators, the market value of the fund's assets exceeded the value of vested benefits in the aggregate as of June 30, 1994, the date of the latest actuarial valuation. The plan required contributions in the amount of $10,200 and $7,700 for the six-month periods ended December 31, 1995 and 1994 (unaudited) and $17,900 and $10,000 for the years ended June 30, 1995 and 1994. No contributions to the plan were required for the year ended June 30, 1993. The plan provides pension benefits for substantially all of the Bank's employees.

Effective January 1, 1993, the Bank adopted a retirement savings Section 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions at the rate of 50 percent of the first 6 percent of base salary contributed by participants. The Bank's expense for the plan was $4,700 for each of the six-month periods ended December 31, 1995 and 1994 (unaudited) and $8,550, $6,060 and $2,895 for the years ended June 30, 1995, 1994 and 1993.

Note 12 -- Subsequent Event -- Plan of Conversion

In October, 1995, the Board of Directors adopted a Plan of Conversion (Plan) whereby the Bank will convert from a state chartered mutual institution to a state chartered stock savings bank. The Plan is subject to approval of regulatory authorities and members at a special meeting. The stock of the Bank will be issued to a holding company formed in connection with the conversion. Pursuant to the Plan, shares of capital stock of the holding company are expected to be offered initially for subscription to eligible members of the Bank and certain other persons as of specific dates subject to various subscription priorities as provided in the Plan. The capital stock will be offered at a price to be determined by the Board of Directors based upon an appraisal to be made by an independent appraisal firm. The exact number of shares to be offered will be determined by the Board of Directors in conjunction with the determination of the subscription price. At least the minimum number of shares offered in the conversion must be sold. Any stock not purchased in the subscription offering will be sold in the community offering to be commenced simultaneously with the subscription offering.

The Plan provides that when the conversion is completed, a "liquidation account" will be established in an amount equal to the retained income of the Bank as of the date of the most recent financial statements contained in the final conversion prospectus. The liquidation account is established to provide a limited priority claim to the assets of the Bank to qualifying depositors ("eligible account holders") and other depositors ("supplemental eligible account holders") who continue to maintain deposits in the Bank after conversion. In the unlikely event of a complete liquidation of the Bank, and only in such event, eligible account holders would receive from the liquidation account a liquidation distribution based on their proportionate share of the then total remaining qualifying deposits.

Owen Community Bank, s.b. And Subsidiary
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Current regulations allow the Bank to pay dividends on its stock after the conversion if its regulatory capital would not thereby be reduced below the amount then required for the aforementioned liquidation account. Also, capital distribution regulations limit the Bank's ability to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account based on its capital level and supervisory condition.

Costs of conversion will be netted from the proceeds of sale of common stock and recorded as a reduction of additional paid-in capital or common stock. If the conversion is not completed, such costs, totaling $25,475 at December 31, 1995 (unaudited), would be charged to expense.


Note 13--Unaudited Financial Statements

The accompanying consolidated statement of financial condition as of December 31, 1995, and the consolidated statements of income, changes in equity capital and cash flows for the six-months ended December 31, 1995 and 1994 are unaudited, but management is of the opinion that all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of the periods reported, have been included in the accompanying financial statements. The results of operations for the six-months ended December 31, 1995 are not necessarily indicative of those expected for the remainder of the year.

================================================================================
     No person has been authorized to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Holding Company or the Bank. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares Common Stock offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.



                                TABLE OF CONTENTS
                                                                         Page
Prospectus Summary......................................................... 5
Selected Consolidated Financial Data of
   Owen Community Bank, s.b................................................12
Recent Financial Data......................................................13
Risk Factors...............................................................16
Home Financial Bancorp.....................................................21
Owen Community Bank, s.b...................................................22
Market Area................................................................23
Use of Proceeds............................................................23
Dividend Policy............................................................24
Market for the Common Stock................................................25
Anticipated Management Purchases...........................................25
Capitalization.............................................................26
Pro Forma Data.............................................................27
Management's Discussion and Analyis of
   Financial Condition and Results of Operations...........................31
Business...................................................................47
Competition................................................................63
Management.................................................................65
Executive Compensation and Related Transactions............................66
Regulation.................................................................71
Taxation...................................................................77
The Conversion.............................................................79
Restrictions on Acquisition of the Holding Company.........................90
Description of Capital Stock...............................................94
Transfer Agent.............................................................95
Registration Requirements..................................................95
Legal and Tax Matters......................................................95
Experts....................................................................95
Additional Information.....................................................96
Index to Financial Statements..............................................F-1


                                   ----------


Until August 12, 1996, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
================================================================================

================================================================================
                              Up to 655,500 Shares







                          [HOME FINANCIAL BANCORP logo]
                              (Holding Company for
                           Owen Community Bank, s.b.)


                                   ----------

                                  Common Stock
                               (without par value)

                                   ----------



                             SUBSCRIPTION AND DIRECT
                               COMMUNITY OFFERING
                                   PROSPECTUS



                               Charles Webb & Co.

                           Friedman, Billings, Ramsey
                                   & Co., Inc.






                                  May 14, 1996

================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.      Other Expenses of Issuance and Distribution(1).
              Blue Sky Legal Services and Registration Fees            $ 10,000
              NASD Filing Fee                                          $  1,254
              Securities and Exchange Commission Registration Fee      $  2,599
              Legal Services and Disbursements - Issuer's counsel      $100,000
              Auditing and Accounting Services                         $ 50,000
              Appraisal fees and expenses                              $ 15,000
              Business plan fees and expenses                          $  4,000
              Conversion agent fees and expenses                       $  5,500
              Printing costs                                           $ 25,000
              Postage and mailing                                      $ 10,000
              Commissions and other offering fees (2)                  $ 50,000
              Expenses of Sales Agents
                  (Including Counsel Fees and Disbursements)           $ 30,000
              Transfer agent fees                                      $  2,000
              Other expenses                                           $  4,647
                                                                       --------
                  TOTAL (3)                                            $310,000
                                                                       ========

(1) Costs represented by salaries and wages of regular employees and officers of the Registrant are excluded.

(2)  Assumes that no shares will be sold through brokers.

(3) All the above items, except the SEC Registration and NASD Filing Fees, are estimated.

Item 14. Indemnification of Directors and Officers.

     Section 21 of the Indiana Business Corporation Law, as amended (the "BCL"), grants to each corporation broad powers to indemnify directors, officers, employees or agents against expenses incurred in certain proceedings if the conduct in question was found to be in good faith and was reasonably believed to be in the corporation's best interests. This statute provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the articles of incorporation, by-laws, resolution or other authorization adopted by a majority vote of the voting shares then issued and outstanding. Section 10.05 and Article 13 of the Articles of Incorporation of the Registrant state as follows:

     Section 10.05. Limitation of Liability and Reliance on Corporate Records and Other Information.

          Clause 10.051. General Limitation. No Director, member of any committee of the Board of Directors, or of another committee appointed by the Board, Officer, employee or agent of the Corporation ("Corporate Person") shall be liable for any loss or damage if, in taking or omitting to take any action causing such loss or damage, either (1) such Corporate Person acted (A) in good faith, (B) with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and (C) in a manner such Corporate Person reasonably believed was in the best interests of the Corporation, or (2) such Corporate Person's breach of or failure to act in accordance with the standards of conduct set forth in Clause 10.051(1) above (the "Standards of Conduct") did not constitute willful misconduct or recklessness.

          Clause 10.052. Reliance on Corporate Records and Other Information. Any "Corporate Person" shall be fully protected, and shall be deemed to have complied with the Standards of Conduct, in relying in good faith, with respect to any information contained therein, upon (1) the Corporate Records, or (2) information, opinions, reports or statements (including financial statements and other financial data) prepared or presented by (A) one or more other Corporate Persons whom such Corporate Person reasonably believes to be competent in the matters presented, (B) legal counsel, public accountants or other persons as to matters that such Corporate Person reasonably believes are within such person's professional or expert competence, (C) a committee of the Board of Directors or other committee appointed by the Board of Directors, of which such Corporate Person is not a member, if such Corporate Person reasonably believes such committee of the Board of Directors or such appointed committee merits confidence, or
     (D) the Board of Directors, if such Corporate Person is not a Director and reasonably believes that the Board merits confidence.

                                   ARTICLE 13

                                 Indemnification

         Section 13.01. General. The Corporation shall, to the fullest extent to which it is empowered to do so by the Act, or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he is or was a Director, Officer, employee or agent of the Corporation, or who, while serving as such Director, Officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by him in accordance with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interests of the Corporation, and in all other cases, was not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

         Section 13.02. Authorization of Indemnification. To the extent that a Director, Officer, employee or agent of the Corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 13.01 of this Article, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including counsel fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under Section 13.01 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the Director, Officer, employee or agent is permissible in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not at the time parties to such action, suit or proceeding; or (2) if a quorum cannot be obtained under subdivision (1), by a majority vote of a committee duly designated by theBoard of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to such action, suit or proceeding; or (3) by special legal counsel: (A) selected by the Board of Directors or its committee in the manner prescribed in subdivision
     (1) or (2), or (B) if a quorum of the Board of Directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by a majority vote of the full Board of Directors (in which selection Directors who are parties may participate); or (4) by the Shareholders, but shares owned by or voted under the control of Directors who are at the time parties to such action, suit or proceeding may not be voted on the determination.

         Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (3) to select counsel.

         Section 13.03. Good Faith Defined. For purposes of any determination under Section 13.01 of this Article 13, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 13.01 if his action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (1) one or more Officers or employees of the Corporation or another enterprise whom he reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public accountants, appraisers or other persons as to matters he reasonably believes are within the person's professional or expert competence; or (3) a committee of the Board of Directors of the Corporation or another enterprise of which the person is not a member if he reasonably believes the committee merits confidence. The term "another enterprise" as used in this Section 13.03 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent. The provisions of this Section 13.03 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 13.01 of this Article 13.

         Section 13.04. Payment of Expenses in Advance. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 13.02 of this Article, upon receipt of a written affirmation of the Director, Officer, employee or agent's good faith belief that he has met the standard of conduct described in Section 13.01 of this Article and upon receipt of a written undertaking by or on behalf of the Director, Officer, employee or agent to repay such amount if it shall ultimately be determined that he did not meet the standard of conduct set forth in this Article 13, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article13.

         Section 13.05. Provisions Not Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Articles of Incorporation, the Corporation's Code of By-Laws, any resolution of the Board of Directors or Shareholders, any other authorization, whenever adopted, after notice, by a majority vote of all Voting Stock then outstanding, or any contract, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 13.06. Vested Right to Indemnification. The right of any individual to indemnification under this Article shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 13.01 of this Article 13 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless of the fact that such alleged acts or omissions may have occurred prior to the adoption of this Article. To the extent such prior acts or omissions cannot be deemed to be covered by this Article 13, the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

         Section 13.07. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a Director, Officer, employee or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under this Article.

         Section 13.08. Additional Definitions. For purposes of this Article, references to "the Corporation" shall include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

         For purposes of this Article, serving an employee benefit plan at the request of the Corporation shall include any service as a Director, Officer, employee or agent of the Corporation which imposes duties on, or involves services by such Director, Officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Corporation" referred to in this Article.

         For purposes of this Article, "party" includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

         For  purposes  of this  Article,  "official  capacity,"  when used with respect to a Director, shall mean the office of director of the Corporation; and when used with respect to an individual other than a Director, shall mean the office in the Corporation held by the Officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

          Section 13.09. Payments a Business Expense. Any payments made to any indemnified party under this Article under any other right to indemnification shall be deemed to be an ordinary and necessary business expense of the Corporation, and payment thereof shall not subject any person responsible for the payment, or the Board of Directors, to any action for corporate waste or to any similar action. Under the Act, an Indiana corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the Act. The Registrant has purchased insurance designed to protect and indemnify the Registrant and its officers and directors in case they are required to pay any amounts arising from certain claims, including claims under the Securities Act of 1933, which might be made against the officers and directors by reason of any actual or alleged act, error, omission, misstatement, misleading statement, neglect, or breach of duty while acting in their respective capacities as officers or directors of the Registrant.

Item 15. Recent Sales of Unregistered Securities.

     Because the Registrant was only recently incorporated to act as a holding company upon the completion of the offering registered by means of this Registration Statement, the Registrant has not yet issued any shares of its capital stock or other securities.

Item 16. Exhibits and Financial Statement Schedules.

     (a) The exhibits furnished with this Registration Statement are listed beginning on page E-l.

     (b)  No financial statement schedules are required.

Item 17.      Undertakings.

     (1) The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table on the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spencer, State of Indiana, on May 9, 1996.

                                          HOME FINANCIAL BANCORP





                                          By  /s/ Kurt J. Meier
                                              ----------------------------------
                                              Kurt J. Meier
                                              President, Chief Executive Officer
                                              and Treasurer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.



     Signatures                          Title                     Date
     ----------                          -----                     ----

(1)  Principal Executive Officers:

     /s/ Frank R. Stewart                                     )
     ------------------------                                 )
     Frank R. Stewart                Chairman of the Board    )
                                                              )
                                                              )
                                                              )
     /s/ Kurt J. Meier                                        )
     ------------------------                                 )
     Kurt J. Meier                   President, Chief         )
                                     Executive Officer        )
                                     and Treasurer            )
                                                              )
                                                              )
                                                              )
(2)  Principal Financial                                      )
     and Accounting Officer:                                  )
                                                              )
                                                              )
     /s/ Kurt D. Rosenberger                                  )
     ------------------------                                 )
     Kurt D. Rosenberger             Vice President and       )
                                     Chief Financial Officer  )
                                                              )   May 9, 1996
                                                              )
(3)  The Board of Directors:                                  )
                                                              )
     CHARLES W. CHAMBERS             Director                 )
                                                              )
                                                              )
                                                              )
     JOHN T. GILLASPY                Director                 )
                                                              )
                                                              )
                                                              )
     KURT J. MEIER                   Director                 )

                                                              )
                                                              )
     STEPHEN PARRISH                 Director                 )
                                                              )
                                                              )
     ROBERT W. RAPER                 Director                 )    May 9, 1996
                                                              )
                                                              )
     FRANK R. STEWART                Director                 )
                                                              )
                                                              )
     TAD WILSON                      Director                 )
                                                              )
 By: /s/ Kurt J. Meier                                        )
     ------------------------                                 )
         Kurt J. Meier
        Attorney-in-fact

                                  EXHIBIT INDEX

  Exhibit No.                Description                                  Page

     1            Form of Agency Agreement to be entered into
                  among Registrant, Owen Community Bank, s.b.,
                  Charles Webb & Company, and Friedman, Billings,
                  Ramsey & Co., Inc.*
     2            Plan of Conversion*
     3 (1)        Registrant's Articles of Incorporation*
       (2)        Registrant's Code of By-Laws*
     4            Form of Stock Certificate*
     5            Opinion of Barnes & Thornburg re legality
                  of securities being registered*
     8 (1)        Opinion of Barnes & Thornburg re tax matters*
       (2)        Opinion of Keller & Company, Inc. re economic
                  value of Subscription Rights*
    10 (1)        Letter Agreements entered into between
                  Registrant and Keller & Company, Inc.
                  relating to appraisal and business plan*
       (2)        Stock Option Plan*
       (3)        Owen Community Bank, s.b. Recognition
                  and Retention Plan and Trust*
       (4)        Owen Community Bank, s.b. Employee Stock
                  Ownership Plan and Trust Agreement*
       (5)        Employment Agreement between Owen Community
                  Bank, s.b. and Kurt J. Meier*
       (6)        Employment Agreement between Owen Community
                  Bank, s.b. and Kurt D. Rosenberger*
       (7)        Employment Contract between Owen Community
                  Bank, s.b. and Frank R. Stewart*
      21          Subsidiaries of the Registrant*
      23(1)       Consent of Keller & Company, Inc.*
        (2)       Consent of Geo. S. Olive & Co., LLC
        (3)       Consent of Barnes & Thornburg  (included  in
                  Exhibit 5)* 24 Power of Attorney  included
                  on  page  S-6 of  the  Registration  Statement*
      99(1)       Appraisal Report of Keller & Company, Inc.*
        (2)       Stock Order Form*
     ----------
     * Previously filed

                                                                   Exhibit 23(2)
                                                                   -------------


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the use of our report dated July 21, 1995, except for notes 12 and 13 for which the date is December 31, 1995, on the consolidated financial statements of Owen Community Bank, s.b. and to reference made to us under the caption "Experts" in Amendment No. 2 to the Registration Statement on Form S-1 filed by Home Financial Bancorp with the United States Securities and Exchange Commission.



/s/ Geo. S. Olive & Co. LLC

Indianapolis, Indiana
May 9, 1996